Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

)
In re:	)	Chapter 11
)
LIFE PARTNERS HOLDINGS, INC., et al.,	)	Case No. 15-40289-rfn-11
)
Debtors.	)	Jointly Administered
)

REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION

OF LIFE PARTNERS HOLDINGS, INC., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THOMPSON & KNIGHT LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Telephone: (214) 969-1700

Facsimile: (214) 969-1751

Attorneys for H. Thomas Moran II and the Subsidiary Debtors

MUNSCH HARDT KOPF & HARR, P.C.

3800 Lincoln Plaza 500 N. Akard Street

Dallas, Texas 75201-6659

Telephone: (214) 855-7500

Facsimile: (214) 855-7584

Attorneys for The Official Committee of Unsecured Creditors

DATED: October 27, 2016

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INTRODUCTION

The following Revised Third Amended Joint Plan of Reorganization provides a detailed set of terms and provisions in compliance with the requirements of the Bankruptcy Code (as hereinafter defined) for the reorganization of Debtors Life Partners Holdings, Inc., Life Partners, Inc., and LPI Financial Services, Inc. The Chapter 11 Trustee, the Subsidiary Debtors (as hereinafter defined), and the Official Committee of Unsecured Creditors are the proponents of this Plan within the meaning of Bankruptcy Code section 1129.

This Plan consists of three (3) separate plans (one for each of the Debtors). Consequently, except as provided in this Plan for purposes of making and receiving distributions under this Plan, votes will be tabulated separately for each Debtor with respect to each Debtor’s plan of reorganization and distributions may be made separately to each separate Class (as hereinafter defined) as provided in this Plan.

Reference is made to the Disclosure Statement (as hereinafter defined) for a discussion of the Debtors’ history, businesses, properties, results of operations and projections of future operations, as well as a summary and description of this Plan and certain related matters. No materials other than the Disclosure Statement, this Plan (including the Plan Supplement) and any exhibits, schedules and attachments hereto or thereto or referenced herein or therein, all as may be amended, supplemented or otherwise modified in accordance with its terms, have been authorized by the Plan Proponents or the Bankruptcy Court for use in soliciting acceptances or rejections of this Plan.

ALL HOLDERS OF CLAIMS OR INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING ON THIS PLAN.

ARTICLE I

RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.01	Rules of Interpretation.

For the purposes of the Plan:

(a)     in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)     unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions;

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(c)     unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented;

(d)     unless otherwise specified, any reference to a Person or an Entity as a Holder of a Claim or Interest includes that Person’s or Entity’s successors and assigns;

(e)     unless otherwise specified, all references herein to “Articles” or “Sections” are references to Articles and Sections hereof or hereto;

(f)      unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement;

(g)     unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(h)    subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

(i)     captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

(j)     unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply;

(k)    any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be;

(l)      all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system;

(m)    all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated;

(n)     any immaterial effectuating provisions may be interpreted by the Plan Proponents, the Reorganized Debtors and the Successor Trustees in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the Bankruptcy Court or any other Person or Entity; and

(o)     except as otherwise specifically provided in this Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Successor Entities, as applicable, to the extent the context requires.

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Section 1.02	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

Section 1.03	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors, Newco, or the Successor Entities, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor, Newco or Successor Entity, as applicable.

Section 1.04	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

ARTICLE II

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

Section 2.01	Administrative Claims.

(a)    General Administrative Claims.

(i)          Except as specified in this Article II and the Financing Order, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Plan Proponents, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) within ten (10) days after the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, within ten (10) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as otherwise provided in such Final Order; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court.

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(ii)         Requests for payment of General Administrative Claims must be Filed and served on the Creditors’ Trustee, no later than the Administrative Claims Bar Date for General Administrative Claims in accordance with the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors, the Reorganized Debtors, the Chapter 11 Trustee, Newco, the Position Holder Trust, and/or the Creditors’ Trust. Any General Administrative Claims that remain unpaid as of the Effective Date, or are Allowed or first become payable after the Effective Date, shall be paid by the Position Holder Trust.

(b)     Final Professional Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Chapter 11 Trustee (where Filed prior to the Effective Date) or the Creditors’ Trustee (where Filed on or subsequent to the Effective Date) and the Debtors, no later than the Administrative Claims Bar Date for Professional Fee Claims. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Bankruptcy Rules and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order. Any Professional Fee Claims that remain unpaid as of the Effective Date, or are approved and first become payable after the Effective Date, shall be paid by the Position Holder Trust.

Section 2.02	Priority Claims and Priority Tax Claims.

(a)     All Allowed Priority Claims that are not Priority Tax Claims shall be paid on the later of (i) ten (10) days after the later of the Effective Date or the date the Priority Claim becomes an Allowed Priority Claim, or (ii) the date a Priority Claim first becomes payable pursuant to any agreement between or among the Chapter 11 Trustee, the Subsidiary Debtors and the holder of such Priority Claim, or the Reorganized Debtors or the Creditors’ Trustee and the holder of such Priority Claim. Any Priority Claims that are not Priority Tax Claims and that remain unpaid as of the Effective Date, or are Allowed and first become payable after the Effective Date, shall be paid by the Position Holder Trust.

(b)     In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in Bankruptcy Code section 1129(a)(9)(C), except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment. Any Priority Tax Claims that remain unpaid as of the Effective Date, or are Allowed or first become payable after the Effective Date, shall be paid by the Position Holder Trust.

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ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01	Classification and Treatment.

Claims and Interests, except for Administrative Claims and Priority Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the treatment of the Allowed Claims and Allowed Interests is specified in this Article III, except to the extent that a Holder of an Allowed Claim or Allowed Interest agrees to a less favorable treatment of its Allowed Claim or Allowed Interest. The Plan Proponents reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to this Article III of the Plan renders such Class Unimpaired.

Section 3.02	Separate Chapter 11 Plans.

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, each of which shall include the classifications set forth below.

Section 3.03	LPHI Class Identification.

The following chart represents the classification of Claims and Interests for LPHI pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class A1	Secured Claims Against LPHI	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A2	General Unsecured Claims Against LPHI	Impaired	Entitled to Vote
Class A3	SEC Judgment Claim Against LPHI	Impaired	Entitled to Vote
Class A4	Intercompany Claims Against LPHI	Impaired	Not Entitled to Vote (Deemed to Accept)
Class A5	Interests in LPHI	Impaired	Not Entitled to Vote (Deemed to Reject)

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Section 3.04	LPI Class Identification.

The following chart represents the classification of Claims and Interests for LPI pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Secured Claims Against LPI	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B2	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B2A	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B3	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B3A	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B4	General Unsecured Claims Against LPI	Impaired	Entitled to Vote
Class B5	Intercompany Claims Against LPI	Impaired	Not Entitled to Vote (Deemed to Accept)
Class B6	Interests in LPI	Impaired	Not Entitled to Vote (Deemed to Reject)

Section 3.05	LPIFS Class Identification.

The following chart represents the classification of Claims and Interests for LPIFS pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class C1	Secured Claims Against LPIFS	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C2	General Unsecured Claims Against LPIFS	Impaired	Entitled to Vote
Class C3	Intercompany Claims Against LPIFS	Impaired	Not Entitled to Vote (Deemed to Accept)
Class C4	Interests in LPIFS	Impaired	Not Entitled to Vote (Deemed to Reject)

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Section 3.06	Treatment of Allowed Claims and Allowed Interests in LPHI.

(a)            Class A1 - Secured Claims Against LPHI.

(i)            Classification: Class A1 consists of Secured Claims against LPHI.

(ii)           Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at LPHI’s option:

(1)         payment in full in Cash;

(2)         delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class A2;

(3)         Reinstatement of such Claim; or

(4)         other treatment rendering such Claim Unimpaired.

(iii)           Voting: Class A1 is Unimpaired under the Plan. Holders of Claims in Class A1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)            Class A2 - General Unsecured Claims Against LPHI.

(i)            Classification: Class A2 consists of General Unsecured Claims against LPHI.

(ii)           Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, up to the Allowed amount of its Allowed Claim, a Creditors’ Trust Interest as further described in Section 6.05 hereof.

(iii)          Voting: Class A2 is Impaired under the Plan. Holders of Allowed Class A2 Claims are entitled to vote to accept or reject the Plan.

(c)            Class A3 – SEC Judgment Claim Against LPHI.

(i)            Classification: Class A3 consists of the SEC Judgment Claim against LPHI.

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(ii)           Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for the SEC Judgment Claim, the SEC shall receive a Creditors’ Trust Interest, up to the Allowed amount of its SEC Judgment Claim. Under the Creditors’ Trust Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest shall be reallocated to Investors or to the Position Holder Trust. The SEC has consented to this treatment in support of the Plan, subject to Confirmation and occurrence of the Effective Date of the Plan. In exchange for the SEC’s consent, within a reasonable time after the Effective Date, LPHI will move to voluntarily dismiss its appeal of the SEC Judgment, which is currently pending in the United States Court of Appeals for the Fifth Circuit.

(iii)          Voting: Class A3 is Impaired under the Plan. Therefore, the SEC is entitled to vote to accept or reject the Plan.

(d)            Class A4 – Intercompany Claims against LPHI.

(i)            Classification: Class A4 consists of Intercompany Claims against LPHI.

(ii)           Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPHI shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

(iii)          Voting: Class A4 is Impaired under the Plan, and Claims in Class A4 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class A4 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(e)            Class A5 - Interests in LPHI.

(i)            Classification: Class A5 consists of Interests in LPHI.

(ii)           Treatment: Interests in LPHI shall be cancelled and released without any Distribution on account of such Interests.

(iii)          Voting: Class A5 is Impaired under the Plan. Holders of Interests in Class A5 are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.07	Treatment of Claims and Interests in LPI.

(a)            Class B1 - Secured Claims Against LPI.

(i)            Classification: Class B1 consists of Secured Claims against LPI.

(ii)           Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at LPI’s option:

(1)         payment in full in Cash;

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(2)         delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class B4;

(3)         Reinstatement of such Claim; or

(4)         other treatment rendering such Claim Unimpaired.

(iii)         Voting: Class B1 is Unimpaired under the Plan. Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)            Class B2 – Claims Against LPI of Fractional Interest Holders Who Are Both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.

(i)           Classification: Class B2 consists of Claims against LPI of Fractional Interest Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members, as allocated to them respectively under the Allowed Class Claim and LPI’s Bankruptcy Schedule F.1

(ii)          Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B2 Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Positions held by the Fractional Interest Holders who are Class B2 Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each Fractional Interest Holder in Class B2 shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)         Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Claim in Class B2, a Class B2 Holder may select one of the following three (3) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan as provided below:

(1)         Option 1 – Continuing Holder Election. Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such, subject to the terms and conditions of this Plan and the Position Holder Trust Agreement:

1 Allocation and treatment of the Class Claim with respect to IRA Holders who are Ownership Settlement Subclass Members are addressed in Class B3 and Class B3A as detailed in Sections 3.07(d) and 3.07(e), and allocation and treatment of the Class Claim with respect to Fractional Interest Holders who are Ownership Settlement Subclass Members but are excluded from the Rescission Settlement Subclass are addressed in Class B2A as detailed in Section 3.07(c).

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A.           Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of this Plan, unless the condition in clause B below is not satisfied;

B.           As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.           Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

D.           Receive, as Distributions, unless the condition in clause B above is not satisfied, either (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04.

(2)         Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan. By making a Position Holder Trust Election, a Fractional Interest Holder (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

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(3)         Option 3 – Creditors’ Trust Election. Rescind the transaction pursuant to which the Fractional Interest Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan. By making a Creditors’ Trust Election, the Fractional Interest Holder (A) will be a Former Fractional Interest Holder with respect to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the Fractional Position due for periods from and after the Effective Date, and (C) will be subject to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 14.05 of this Plan. A Fractional Position that is the subject of a Creditors’ Trust Election shall be contributed to the Position Holder Trust by Reorganized LPI as a Contributed Position.

(iv)         Treatment Based on Deemed Election by Class B2 Holder: A Class B2 Holder who does not select one of the foregoing three (3) options for treatment of its Allowed Claim for any one or more of its Fractional Positions shall be deemed to have selected Option 1 above and made a Continuing Holder Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B2.

(v)          Voting: Class B2 is Impaired under the Plan and Holders of Class B2 Claims are entitled to vote to accept or reject the Plan.

(c)            Class B2A – Claims Against LPI of Fractional Interest Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members .

(i)           Classification: Class B2A consists of Claims against LPI of Fractional Interest Holders who are Ownership Settlement Subclass Members but are not Rescission Settlement Subclass Members2.

(ii)          Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B2A Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Positions held by Class B2A Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each Fractional Interest Holder in Class B2A shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan. For Class Members with Disputed Claims due to a pending adversary proceeding or otherwise, the provisions of section 14.06 of the Plan concerning Distributions are applicable.

(iii)         Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Claim in Class B2A, a Class B2A Holder may select one of the following two (2) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan as provided below:

2 As described in Section 4.03(b) of this Plan, Class B2A includes Current Position Holders who are Ownership Settlement Subclass Members that are listed on Appendix A to the Class Action Settlement Agreement or are Qualified Plan Holders (i.e., the Excluded Persons) and thus not Rescission Settlement Subclass Members.

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(1)         Option 1 – Continuing Holder Election. Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such, subject to the terms and conditions of this Plan and the Position Holder Trust Agreement:

A.           Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of this Plan, unless the condition in clause B below is not satisfied;

B.           As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.           Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

D.           Receive, as Distributions, unless the condition in clause B above is not satisfied, either (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04.

(2)         Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan. By making a Position Holder Trust Election, a Class B2A Holder (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

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(3)         Option 3 – Creditors’ Trust Election. As described in Section 4.03(b) of the Plan, Holders of Class B2A Claims do not have available option 3 as an Election for treatment of any Allowed Class B2A Claim.

(iv)         Treatment Based on Deemed Election by Class B2A Holder: A Class B2A Holder who does not select one of the foregoing two (2) options for treatment of its Allowed Claim for any one or more of its Fractional Positions shall be deemed to have selected Option 1 above and made a Continuing Holder Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B2A.

(v)          Voting: Class B2A is Impaired under the Plan and Holders of Class B2A Claims are entitled to vote to accept or reject the Plan.

(d)            Class B3 - Claims Against LPI of IRA Holders Who Are Both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.

(i)           Classification: Class B3 consists of Claims of IRA Holders against LPI who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.3

(ii)          Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B3 Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Interest Holders who are Class B3 Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each IRA Holder in Class B3 shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)         Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3, a Class B3 Holder may select one of the four (4) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan, as provided below. All Class B3 Holders will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to their Fractional Positions due for periods from and after the Effective Date; provided, however, a Class B3 Holder will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 2 is selected), or to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 3 is selected), as provided below.

3 Allocation and treatment of the Class Claim with respect to Fractional Interest Holders who are Ownership Settlement Subclass Members are addressed in Class B2 or Class B2A as detailed in Sections 3.07(b) and 3.07(c), and allocation and treatment of IRA Holders who are Ownership Settlement Subclass Members that are excluded from the Rescission Settlement Subclass are addressed in Class B3A as detailed in Section 3.07(e).

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(1)         Option 1 – Continuing IRA Holder Election. Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of this Plan, and as such:

A.           Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause B below is not satisfied, transfer the remainder of the Fractional Position to the Position Holder Trust;

B.           As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.           To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause B above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04; and

D.           Receive, as Distributions, (I) unless the condition in clause B above is not satisfied, a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of this Plan (subject to the terms and conditions of this Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan.

(2)         Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan. By making a Position Holder Trust Election, an IRA Holder (A) will be an Assigning IRA Holder as to the Fractional Position, (B) as the holder of an IRA Partnership Interest, will participate in the distributions from the Position Holder Trust, and (C) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

(3)         Option 3 – Creditors’ Trust Election. Rescind the transaction pursuant to which the IRA Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan. By making a Creditors’ Trust Election, the IRA Holder (A) will be a Former IRA Holder with respect to the Fractional Position, and (B) will be subject to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre- Petition Default Amount as detailed in Section 14.05 of this Plan. A Fractional Position that is the subject of a Creditors’ Trust Election shall be contributed to the Position Holder Trust by Reorganized LPI as a Contributed Position.

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(4)         Option 4 – Conversion. Distribute the IRA Note to the individual taxpayer who owns the IRA Holder and exchange it for a Fractional Interest registered in the name of the individual taxpayer, with respect to which the individual will be deemed to have made a Continuing Holder Election as a member of Class B2 as set forth above, subject to all of the terms and conditions of this Plan and the Position Holder Trust Agreement relating to such an Election.

(iv)         Treatment Based on Deemed Election by Class B3 Holder: A Class B3 Holder who does not select one of the foregoing four (4) options for treatment of its Allowed Claim related to any one or more of its Fractional Positions shall be deemed to have selected Option 2 above and made a Position Holder Trust Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B3.

(v)          Voting: Class B3 is Impaired under the Plan and Holders of Class B3 Claims are entitled to vote to accept or reject the Plan.

(e)            Class B3A - Claims Against LPI of IRA Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members.

(i)           Classification: Class B3A consists of Claims against LPI of IRA Holders who are Ownership Settlement Subclass Members but are not Rescission Settlement Subclass Members.

(ii)           Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B3A Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Interest Holders who are Class B3A Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each IRA Holder in Class B3A shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

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(iii)         Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3A, a Class B3A Holder may select one of the following three (3) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan, as provided below. All Class B3A Holders will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to their Fractional Positions due for periods from and after the Effective Date; provided, however, a Class B3A Holder will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 2 is selected).

(1)         Option 1 – Continuing IRA Holder Election. Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of this Plan, and as such:

A.           Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause B below is not satisfied, transfer the remainder of the Fractional Position to the Position Holder Trust;

B.           As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.           To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause B above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04; and

D.           Receive, as Distributions, (I) unless the condition in clause B above is not satisfied, a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of this Plan (subject to the terms and conditions of this Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan.

(2)         Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan. By making a Position Holder Trust Election, an IRA Holder (A) will be an Assigning IRA Holder as to the Fractional Position, (B) as the holder of an IRA Partnership Interest, will participate in the distributions from the Position Holder Trust, and (C) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

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(3)         Option 3 – Creditors’ Trust Election. As described in Section 4.03(b) of the Plan, Holders of Class B3A Claims do not have available option 3 as an Election for treatment of any Allowed Class B3A Claim.

(4)         Option 4 – Conversion. Distribute the IRA Note to the individual taxpayer who owns the IRA Holder and exchange it for a Fractional Interest registered in the name of the individual taxpayer, with respect to which the individual will be deemed to have made a Continuing Holder Election as a member of Class B2A as set forth above, subject to all of the terms and conditions of this Plan and the Position Holder Trust Agreement relating to such an Election.

(iv)         Treatment Based on Deemed Election by Class B3A Holder: A Class B3A Holder who does not select one of the foregoing three (3) options for treatment of its Allowed Claim in Class B3A related to any one or more of its Fractional Positions shall be deemed to have selected Option 2 above and made a Position Holder Trust Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B3A.

(v)          Voting: Class B3A is Impaired under the Plan and Holders of Class B3A Claims are entitled to vote to accept or reject the Plan.

(f)             Class B4 - General Unsecured Claims Against LPI.

(i)           Classification: Class B4 consists of General Unsecured Claims against LPI (including Claims by Former Position Holders and the Additional Allowed Claims of certain Current Position Holders under the Class Action Settlement Agreement and the MDL Settlement Agreement, as further described in Section 6.05).

(ii)          Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B4, each such Holder shall receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, except to the extent that a Holder of an Allowed Claim in Class B4 agrees to a less favorable treatment of its Allowed Claim.

(iii)         Voting: Class B4 is Impaired under the Plan and Holders of Class B4 Claims are entitled to vote to accept or reject the Plan.

(g)            Class B5 - Intercompany Claims Against LPI.

(i)           Classification: Class B5 consists of Intercompany Claims against LPI.

(ii)          Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPI shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

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(iii)         Voting: Class B5 is Impaired under the Plan, and Claims in Class B5 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class B5 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(h)            Class B6 - Interests in LPI.

(i)           Classification: Class B6 consists of Interests in LPI.

(ii)          Treatment: Interests in LPI shall be cancelled and released without any Distribution on account of such Interests.

(iii)         Voting: Class B6 is Impaired under the Plan. Holders of Interests in Class B6 are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.08	Treatment of Claims and Interests in LPIFS.

(a)            Class C1 - Secured Claims Against LPIFS.

(i)           Classification: Class C1 consists of Secured Claims against LPIFS.

(ii)          Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C1, each such Holder shall receive, at LPIFS’s option:

(1)         payment in full in Cash;

(2)         delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class C2;

(3)         Reinstatement of such Claim; or

(4)         other treatment rendering such Claim Unimpaired.

(iii)         Voting: Class C1 is Unimpaired under the Plan. Holders of Claims in Class C1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)            Class C2 – General Unsecured Claims Against LPIFS.

(i)           Classification: Class C2 consists of General Unsecured Claims against LPIFS.

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(ii)          Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C2, each such Holder shall receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, except to the extent that a Holder of an Allowed Claim in Class C2 agrees to a less favorable treatment of its Allowed Claim.

(iii)         Voting: Class C2 is Impaired under the Plan and Holders of Class C2 Claims are entitled to vote to accept or reject the Plan.

(c)             Class C3 - Intercompany Claims Against LPIFS.

(i)           Classification: Class C3 consists of Intercompany Claims against LPIFS.

(ii)          Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPIFS shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

(iii)         Voting: Class C3 is Impaired under the Plan, and Claims in Class C3 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class C3 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(d)            Class C4 - Interests in LPIFS.

(i)           Classification: Class C4 consists of Interests in LPIFS.

(ii)          Treatment: Interests in LPIFS shall be cancelled and released without any distribution on account of such Interests.

(iii)         Voting: Class C4 is Impaired under the Plan. Holders of Interests in Class C4 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.09	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Chapter 11 Trustee’s or the Subsidiary Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

Section 3.10	Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies Bankruptcy Code section 1129(a)(8) with respect to that Class.

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Section 3.11         Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b).

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to this Article III hereof. The Plan Proponents shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Interests.

Section 3.12         Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.13         Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. Pursuant to Bankruptcy Code section 510, the Creditors’ Trustee reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

Section 3.14         Designation of Impaired Classes.

(a)           Impaired Classes of Claims.

Classes A2, A3, A4, B2, B2A, B3, B3A, B4, B5, C2, and C3 are Impaired.

(b)           Impaired Classes of Interests.

Classes A5, B6, and C4 are Impaired.

Section 3.15         Classes Entitled to Vote

Classes A2, A3, B2, B2A, B3, B3A, B4, and C2 are entitled to cast Ballots with respect to this Plan.

Section 3.16         Classes Not Entitled to Vote.

Classes A1, B1, and C1 are Unimpaired under this Plan, and, therefore, Holders of Claims in such classes are not entitled to cast Ballots with respect to this Plan as they are deemed to accept this Plan in accordance with Bankruptcy Code section 1126(f).

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Classes A5, B6, and C4 are not entitled to receive or retain property under this Plan and are deemed to reject this Plan in accordance with Bankruptcy Code section 1126(g).

Classes A4, B5, and C3 are Impaired under the Plan. Claims in such classes are exclusively held by the Debtors and will be resolved pursuant to the Intercompany Settlement among the Debtors. Holders of Claims in such classes are deemed to accept this Plan pursuant to the Intercompany Settlement and are therefore not entitled to cast Ballots with respect to this Plan.

Section 3.17         Date of Distributions on Account of Allowed Claims.

All Distributions and deliveries to be made pursuant to this Article III shall be made as soon as reasonably practicable after the Distribution Record Date. All distributions made by the Successor Entities after the Effective Date shall be made as provided in their respective Successor Trust Agreements. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 3.18         Sources of New Interests, New IRA Notes and Cash for Plan Distributions.

(a)          The New Interests and New IRA Notes used to make Distributions on the Effective Date or thereafter will be issued as provided in Articles IV, V, VI, and VII.

(b)          Except as otherwise specifically provided herein or in the Confirmation Order, all Cash consideration necessary for the Debtors and the Successor Entities to make payments or Distributions pursuant to this Plan shall be obtained from the Vida Financing, the Maturity Funds Facility, or Cash on hand of the Debtors, including Cash derived from business operations, and Cash derived from any asset sales or financing activities. Further, the Successor Entities will be entitled to transfer funds between themselves to satisfy their obligations or as otherwise provided under the Plan or pursuant to the Position Holder Trust Agreement and the Creditors’ Trust Agreement. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Position Holder Trust Agreement and Creditors’ Trust Agreement and will not violate or otherwise be affected by the terms of this Plan.

Section 3.19         Cram Down – Nonconsensual Confirmation.

If each Impaired Class of Claims or Interests entitled to vote shall not accept this Plan by the requisite statutory majority provided in Bankruptcy Code sections 1126(c) or 1126(d), the Plan Proponents request Confirmation of this Plan under Bankruptcy Code section 1129(b). In that event, the Plan Proponents reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification or any other reason in their discretion.

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ARTICLE IV

MEANS FOR IMPLEMENTATION OF THIS PLAN
AND REORGANIZATION TRANSACTIONS

Section 4.01         Maturity Funds Facility and Financing Order.

The approval of the Maturity Funds Facility was instrumental in facilitating the development and Filing of this Plan. To effect this, the Chapter 11 Trustee and the Subsidiary Debtors Filed the Financing Motion and obtained permission to use the Maturity Funds as a source of financing for these Chapter 11 Cases, subject to the terms and provisions set forth in the Financing Order, which include, among other things: (a) repayment with interest (10% annual rate); (b) first priority liens and security interests on certain of the Policy Related Assets and the Debtors’ Causes of Action; (c) super- priority administrative claims; and (d) repayment contemplated at or near the Effective Date. Under the Vida Term Sheet, subject to approval by the Bankruptcy Court after notice and a hearing, Vida will make a debtor-in-possession loan of up to $10,000,000 to the Debtors prior to the Effective Date, on the terms provided in the Vida Term Sheet.

Section 4.02         Exit Financing and Reserve Funding.

(a)          The Maturity Funds Facility shall continue in effect on and after the Effective Date until cash flow from the Position Holder Trust is sufficient to repay all outstanding Maturity Funds Loans and any external financing and fund all premium payments and other reserve requirements of the Position Holder Trust and its Affiliates; provided, however, that the Position Holder Trust and affiliates are not authorized to use any Maturity Funds identified by the Purchaser ID Numbers herein below4 (collectively, the “Excluded Funds”) without such Investor or Investor authorized representative’s prior written consent.

(b)          On the Effective Date, the Position Holder Trust shall assume all obligations to pay all of the outstanding Maturity Funds Loans, and from and after the Effective Date, the terms of the Maturity Funds Facility will be governed by the procedures set forth in Section 4.04 of this Plan.

(c)          After the Effective Date, pursuant to the Position Holder Trust Agreement (and subject to Section 4.02(d) below), advances under the Maturity Funds Facility will be used to fund a reserve account for premium payments on Policies during a rolling 120-day period (except the first period shall be 180 days), to the extent the Policies do not have sufficient Premium Reserves or CSV to fund their ongoing premiums.

4 The Excluded Funds are the Maturity Funds identified by the following Purchaser ID Numbers: 148792, 152926, 154873, 156678, 157271, 158072, 158073, 158087, 159455, 159456, 159461, 159514, 161116, and 162491.

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(d)          To the extent necessary to repay Maturity Funds Loans, or fund ongoing premium payments, operating expenses and related reserve requirements, the Position Holder Trust will have the right to obtain financing from third parties. The Plan Proponents have negotiated the Vida Term Sheet providing for the proposed Vida Plan Collaboration Agreement, pursuant to which Vida Capital, Inc. (or one of its Affiliates approved by the Plan Proponents) will provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date and fund all reserve requirements of the Position Holder Trust on the Effective Date. Any financing proposed at the time the Plan Supplement is Filed, including the Vida Plan Collaboration Agreement and the transaction documents provided for therein, will be included in the Plan Supplement.

(e)          In addition, by way of clarification, the Position Holder Trust shall be entitled to access the CSV included in the Beneficial Ownership it holds from time to time to use for any purpose permitted by the Position Holder Trust Agreement. If any such use results in a decrease in the death benefit payable under the related Policy, the decrease shall be taken out of the Position Holder Trust’s share of the maturity proceeds of the Policy, or if the Position Holder Trust’s share is insufficient, the Position Holder Trust shall make up the difference.

(f)          On the Effective Date, the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests shall be extinguished upon its Distribution to the Assigning Fractional Holders and the Continuing Fractional Holders as set forth in Sections 4.03 and 5.07, and (ii) the Maturity Funds Liens imposed under the Financing Order as security for payment of the Maturity Funds Loans will be released and replaced by the Liens granted as security for payment of the Maturity Funds Loans under the Maturity Funds Collateral Agreement.

Section 4.03         Compromise to Combined Fractional and Trust Model.

(a)           As part of the Compromise, at the Effective Time of the Reorganization Transactions, the Debtors shall:

(i)          waive any claim to Beneficial Ownership in the Policies to the extent of the Fractional Interests represented by the Fractional Interest Certificates to be Distributed to Continuing Fractional Holders on or as of the Effective Date as provided in this Plan;

(ii)         provide, in full and final satisfaction of each Allowed Claim of each Fractional Interest Holder and IRA Holder, the Elections for treatment of those Claims provided for in Section 3.07(b), (c), (d) and (e) herein;

(iii)        contribute to the Position Holder Trust all Fractional Interests (all of which will be Contributed Positions) related to the Continuing IRA Holders’ respective IRA Notes, in exchange for their Allowed Claims and the IRA Notes, which will be contributed to the Position Holder Trust directly or through the IRA Partnership;

(iv)        (A) contribute to the Position Holder Trust (x) all Fractional Interests related to the Assigning Position Holders’ respective Fractional Positions, (y) the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their interests in the Position Holder Trust, and (z) 5% of the Fractional Interests related to the Continuing Fractional Holders’ respective Fractional Positions, in exchange for (B)(1) Position Holder Trust Interests to be Distributed to the Continuing Fractional Holders, the IRA Partnership, and the Assigning Fractional Holders in accordance with this Plan in respect of their Allowed Claims and (2) the extinguishment of the portion of the Maturity Funds Facility attributable to Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust upon its distribution to the Assigning Fractional Holders and Continuing Fractional Holders;

Joint Plan Of Reorganization	Page 23

(v)         contribute to the Position Holder Trust all Fractional Interests related to the Rescinding Position Holders’ respective Fractional Positions;

(vi)        be vested with title to the Pre-Petition Abandoned Positions (subject to the provisions of Section 4.09(d) of this Plan), which Reorganized LPI will retain until after the Catch-Up Reconciliation is completed and then use to satisfy certain payment obligations under this Plan and the Class Action Settlement Agreement, as described in Section 4.13(e) of this Plan. Any remaining Pre-Petition Abandoned Positions will then be contributed to the Position Holder Trust; and

(vii)       contribute to the Creditors’ Trust all of their Causes of Action in exchange for Creditors’ Trust Interests to be Distributed to the Rescinding Position Holders, Former Position Holders and Holders of General Unsecured Claims, in respect of their Allowed Claims, other than those Causes of Action included in the Policy Related Assets, which will be contributed and transferred to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries.

(b)          As part of the Class Action Settlement included in the Compromise,

(i)          the Class Action Class Members shall conclusively, absolutely, unconditionally, irrevocably, and forever, release, waive, and discharge: (A) the claims asserted or that could have been asserted in Count II of the Plaintiffs’ Consolidated Amended Class Action Complaint filed in the Class Action Lawsuits as Docket No. 35 in Garner v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN11 (Bankr. N.D. Tex.); and (B) all Claims against the Debtors’ Estates, including but not limited to (I) any Claim for rejection damages resulting from the rejection of an Investment Contract and (II) any Claim pursuant to a Proof of Claim filed in any Chapter 11 Case, except for their respective allocation of the Allowed Class Claim;

(ii)         the Rescission Settlement Subclass Members, other than the MDL Plaintiffs, will transfer and assign to the Creditors’ Trust the Assigned Causes of Action, which include Causes of Action against certain Persons identified in the Class Action Settlement Agreement. The MDL Plaintiffs will transfer their Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

(iii)        the Rescission Settlement Subclass Members, other than the MDL Plaintiffs, subject to their respective, individual rights to elect not to assign them by checking a box on their Ballot, will transfer and assign to the Creditors’ Trust their Additional Assigned Causes of Action against certain other Persons identified in the Class Action Settlement Agreement. The MDL Plaintiffs will transfer their Additional Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

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(iv)        Rescission Settlement Subclass Members, other than the MDL Plaintiffs, whose Additional Assigned Claims are assigned to the Creditors’ Trust will receive an Additional Allowed Claim in Class B4 (in the amount set forth in Section 6.05(c) of this Plan) to be satisfied by either (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder; and

(v)         in accordance with the Class Action Settlement Agreement and Section 4.13(e) of this Plan, Reorganized LPI shall satisfy the Class Action Litigants’ Counsel Fees using Pre-Petition Abandoned Positions. The Position Holder Trust shall be responsible for paying the premiums on the Class Action Litigants’ Counsel Fee Positions.

(c)           If the Effective Date does not occur, the compromise set forth in the Class Action Settlement Agreement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties thereto.

(d)          From and after the Effective Time, Continuing Fractional Holders shall be treated in all respects as tenants in common with the Position Holder Trust as to the Beneficial Ownership represented by their Fractional Interests, subject to the conditions set forth in Section 12.09 relating to the consequences of Payment Default, and the Position Holder Trust shall be the sole legal, beneficial and equitable owner of all of the Policies, save and except for, and subject to, the Fractional Interests held by the Continuing Fractional Holders.

(e)           After the Effective Date, the Continued Position of a Fractional Interest Holder who made a Continuing Holder Election will represent 95% of the Fractional Interest with respect to which the Election was made, with the other 5% comprising the Continuing Position Holder Contribution made to the Position Holder Trust on the Effective Date, and the Continuing Fractional Holder will be obligated to pay 95% of the premium payments and Policy expenses allocable to the Fractional Interest with respect to which the Election was made. Upon maturity of a Policy, subject to the terms of the Maturity Funds Facility as described in Section 4.04 of this Plan, all of the Holders of Fractional Interests relating to the Policy will be entitled to receive the Policy proceeds allocable to each such Continued Position held (i.e., 95% of the proceeds payable with respect to each original Fractional Interest relating to the Policy with respect to which a Continuing Holder Election was made). The Policy proceeds paid to a Continuing Fractional Holder will be reduced by (x) the Servicing Fee payable with respect to each such Continued Position, and (y) any premium amount paid by the Position Holder Trust prior to the date of death with respect to the Continued Position that is not refunded as a result of the maturity.

(f)          After the Effective Date, the Continued Position of an IRA Holder who made a Continuing Holder Election will be represented by a New IRA Note in the form included in the Plan Supplement. The terms and conditions of the New IRA Notes will include:

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(i)          A stated principal amount determined using as a starting point the dollar amount of death benefits associated with the Beneficial Ownership represented by the Fractional Interest related to the IRA Note with respect to which the Continuing Holder Election was made, and then reduced to take into account various factors described in the Disclosure Statement, including without limitation, (A) the Continuing Position Holder Contribution, (B) projected future premiums and Servicing Fees payable with respect to the Fractional Interest, (C) projected interest payable on the New IRA Note, (D) certain adverse tax consequences to Position Holder Trust Beneficiaries arising from the issuance of the New IRA Notes, and (E) the risks to the Position Holder Trust arising from the use of the New IRA Notes to finance ownership of the New IRA Note Collateral.

(ii)         A fixed interest rate, to be set no later than the date of the Confirmation Order. The interest rate will be tied to the long-term Applicable Federal Rate in effect as of that date. Based on recent long-term AFR rates, the interest rate on the New IRA Notes is expected to be 3.00%. Interest will be payable annually.

(iii)        A fixed maturity date for payment of principal and accrued and unpaid interest, set as of the 15th anniversary of the Effective Date.

(iv)        Security in the form of the right to receive payment from a segregated trust account to be established by the Position Holder Trust out of 95% of the death benefits included in the Beneficial Ownership represented by all Fractional Interests related to IRA Notes with respect to which Continuing Holder Elections are made. The segregated trust account will be established pursuant to the New IRA Note Collateral Documents, which will be in the form included in the Plan Supplement.

(g)          All Holders of Position Holder Trust Interests (i.e., Assigning Fractional Holders who receive a Position Holder Trust Interest in exchange for 100% of their Fractional Position, Continuing Fractional Holders who receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution (i.e., 5% of their Fractional Position), and the IRA Partnership with regard to the aggregate Position Holder Trust Interest issued in exchange for all Fractional Positions contributed to the IRA Partnership by Assigning IRA Holders (100% Contributed Position) and Continuing IRA Holders (5% Contributed Position) in exchange for IRA Partnership Interests) will share Pro Rata in all distributions made by the Position Holder Trust pursuant to the Position Holder Trust Agreement. Holders of Position Holder Trust Interests (including the IRA Partnership) will not be required to pay premiums allocable to the Contributed Positions after the Effective Date.

(h)          After the Effective Date, upon the occurrence of a Payment Default with respect to a Fractional Interest, the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election as to the Fractional Interest, effective as of the Payment Default Date. Accordingly, upon the occurrence of a Payment Default, the Fractional Interest comprising the Continued Position automatically shall be contributed to the Position Holder Trust in exchange for a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan, and the Position Holder Trust Interest shall be issued to the Holder, who shall thereafter be an Assigning Position Holder with respect to the Fractional Interest.

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(i)          As part of the Compromise, the Claim of each MDL Plaintiff (irrespective of whether such Investor is a current or former Investor and in addition to any other Claim Allowed as part of the Class Action Settlement) against one or more of the Debtors that arise from and were or could have been asserted in the MDL Litigation shall be fully and finally compromised as set forth in the MDL Settlement Agreement, with the claims in the pending litigation and any other claim belonging to an MDL Plaintiff related to its investment with LPI being assigned to the Creditors’ Trust and each MDL Plaintiff receiving an Additional Allowed Claim in Class B4 (in an amount to be set forth in the Plan Supplement) to be exchanged for either (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder or is a Former Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder. If the Effective Date does not occur, the compromise of the MDL Litigation shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

(j)          As part of the Compromise, the treatment provided for hereunder with respect to Intercompany Claims reflects a compromise and settlement (i.e., the Intercompany Settlement) of the validity, enforceability, and priority of certain pre-petition intercompany claims by and among LPHI, LPI, and LPIFS. The Compromise also includes a compromise and settlement of all Claims that creditors have with respect to the marshalling of assets and liabilities of LPHI, LPI, and LPIFS in determining relative entitlements to distributions under a plan. Pursuant to the Intercompany Settlement, all Classes of Intercompany Claims will be conclusively deemed to accept the Plan.

(k)          The Plan shall constitute a motion to approve the Intercompany Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the Intercompany Settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Court that the Intercompany Settlement is in the best interests of the Debtors and their Estates. If the Effective Date does not occur, the Intercompany Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

(l)          Pursuant to the Order Authorizing Trustee and Subsidiary Debtors to Accept Certain Instructions from Current Investors as to Funds and Investments [Dkt. No. 1057], the Trustee and Subsidiary Debtors were authorized, upon the express written direction of an Investor, to accept and process a voluntary abandonment of any Fractional Position registered in the Investor’s name, and certain other instructions. All voluntary abandonment requests received in proper form prior to confirmation of this Plan shall be deemed accepted. Any Fractional Positions so abandoned will be included in the Position Holder Trust Assets.

Section 4.04         Maturity Funds Reporting, Disbursement and Loan Payments

(a)          This Section 4.04 sets forth the procedures that will apply from and after the Effective Date for holding Maturity Funds in escrow, funding advances pursuant to the Maturity Funds Facility, disbursing Maturity Funds to the Continuing Fractional Holders and the Position Holder Trust, as their interests appear, and repaying all outstanding Maturity Funds Loans.5

5 The Plan Proponents have negotiated the Vida Term Sheet for a proposed Vida Plan Collaboration Agreement, pursuant to which Vida will, among other things, provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date and fund all reserve requirements of the Position Holder Trust on the Effective Date. If the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully implemented, procedures for holding Maturity Funds in escrow will be modified by Section 4.04(h) of this Plan.

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(b)          Prior to the Effective Date, the Debtors shall provide to each Current Position Holder who Holds a Fractional Position relating to a Matured Policy a report captioned “Statement of Maturity Account” for the Investor, detailing (i) all Maturity Funds relating to Fractional Positions held by the Investor that have been deposited into the Maturity Escrow Account and the date of each deposit, (ii) the portion of those Maturity Funds that have been advanced to the Debtors as Maturity Funds Loans and the date of each advance, (iii) any Catch- Up Payment or Pre-Petition Default Amount owed by the Current Position Holder with respect to any Fractional Positions (regardless of whether the related Policy is a Matured Policy), (iv) any withholding tax payable with respect to a Maturity Funds Loan recorded to the account of any Investor who is not a U.S. resident taxpayer, and (v) the portion of the Maturity Funds, net of any withholding taxes or other deductions, that will be disbursed to the Investor on or about the Effective Date.

(c)          The Statement of Maturity Account will also detail the date as of which interest will accrue on each Maturity Funds Loan. Any Maturity Funds advanced to the Debtors (before the Effective Date) or to the Position Holder Trust (on or after the Effective Date) in accordance with the Maturity Funds Facility will begin to accrue simple interest at a 10% rate on the date the funds are (or were) used or if later, the date that is 120 days after the funds were first deposited into the Maturity Escrow Account.

(d)          On the Effective Date, the Position Holder Trustee shall instruct the Escrow Agent to disburse (i) to the Position Holder Trust, the aggregate sum of all Catch-Up Payments and Pre- Petition Default Amounts owed by each Current Position Holder, as reflected on the Investor’s Statement of Maturity Account (up to the amount of Maturity Funds in the Maturity Escrow Account reflected thereon), (ii) to Reorganized LPI, for remittance to the Internal Revenue Service, the aggregate sum of all withholding taxes payable with respect to any Investors who are not U.S. resident taxpayers, and (iii) to each Current Position Holder the Maturity Funds, net of any withholding taxes and other deductions, to be disbursed on the Effective Date as reflected in the Statement of Maturity Account provided prior to the Effective Date, provided the Investor has made (or is deemed to have made) a Continuing Holder Election with respect to the Fractional Position in question. Any Maturity Funds Loans not paid in full on the Effective Date shall be secured by the Maturity Funds Liens on certain Policy Related Assets of the Position Holder Trust as provided in the Maturity Funds Collateral Agreement.

(e)          Following the Effective Date, Maturity Funds shall continue to be deposited into the Maturity Escrow Account. Not later than 15 Business Days after the date each deposit is made, the Maturity Funds deposited shall be disbursed as follows:

(i)          First, subject to Section 4.04(h) below, to fund any advance requests made by the Position Holder Trustee in accordance with the terms of this Plan, the Position Holder Trust Agreement, the Confirmation Order, or any other order of the Bankruptcy Court, including advances to fund the Premium Reserve provided for in Section 4.02(c), in which case Maturity Funds Loans entries will be recorded on the books of the Position Holder Trust in favor of the accounts of the Lending Investors whose Maturity Funds are used to fund the advance. Advances will be funded on a Pro Rata basis with respect to (A) all Continuing Fractional Holders who have Maturity Funds held in escrow, and (B) the Position Holder Trust with respect to the Maturity Funds included in the New IRA Note Collateral.

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(ii)         Second, with regard to Maturity Funds relating to Beneficial Ownership held in the name of the Position Holder Trust, (A) first, to pay (I) accrued but unpaid interest on all of the outstanding Maturity Funds Loans, and (II) principal payable on the Maturity Funds Loans in the order in which the loans were made (i.e., the principal outstanding the longest will be repaid first), (B) second, to pay accrued but unpaid interest due on all of the outstanding New IRA Notes, and (C) to the extent funds remain, to make disbursements of Maturity Funds to the Position Holder Trust for its share of the Maturity Funds that have been held in escrow for more than 120 days.

(iii)        Third, with regard to Maturity Funds relating to Fractional Positions held by Continuing Position Holders, (A) to make disbursements of Maturity Funds to the Continuing Position Holders whose positions relate to the Maturity Funds that have been held in escrow for more than 120 days, net of any withholding tax and other deductions for any Catch-Up Payment or Pre-Petition Default Amount owed by the Current Position Holder that are unpaid as of the disbursement date, and (B) to make payments on Maturity Funds Loans that have been outstanding for more than 120 days. All disbursements and payments made pursuant to this Section 4.04(e)(iii) shall be made based on which Maturity Funds were deposited into the Maturity Escrow Account first (i.e., on a first-in, first-out basis), until all Continuing Position Holders have received disbursements or payments of all Maturity Funds held in escrow and payments of all interest and principal on all Maturity Funds Loans. If Maturity Funds are used to make payments on Maturity Funds Loans as contemplated by this Section 4.04(e)(iii), such use will be treated as an advance under the Maturity Funds Facility, and entries will be recorded on the books of the Position Holder Trust in favor of the Lending Investor to evidence the advance.

(f)          Not later than 45 days after the end of each calendar quarter ending after the Effective Date, and not later than 90 days after the end of each calendar year ending after the Effective Date, the Position Holder Trust shall provide (or cause the Servicing Company to provide) a Statement of Maturity Account as of the end of the quarter or year to each Continuing Position Holder who is a Lending Investor or Holder of a Fractional Interest relating to Maturity Funds held in the Maturity Escrow Account, reflecting all activity during the quarter or year relating to the Holder’s account.

(g)          At such time as all outstanding Maturity Funds Loans have been repaid and the cash flow from the Position Holder Trust is sufficient to fund all premium payments and other reserve requirements of the Position Holder Trust and the Creditors’ Trust, the Maturity Funds Facility will be suspended and thereafter, Maturity Funds will be disbursed as soon as reasonably possible after the date of receipt, subject to the Position Holder Trust’s right to reactivate the Maturity Funds Facility if necessary during the first two years following the Effective Date to fund the 120-day Premium Reserve for Distressed Policies. Any use of the Maturity Funds Facility after the second anniversary of the Effective Date will be subject to approval by the Bankruptcy Court.

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(h)          Notwithstanding the foregoing provisions of this Section 4.04, if the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i)           All Maturity Funds Loans outstanding on the Effective Date will be repaid in full, with interest;

(ii)          All Maturity Funds held in escrow will be distributed as soon as reasonably possible following the Effective Date;

(iii)         No further advances will be made under the Maturity Funds Facility until the Vida Financing has been repaid in full, unless Vida agrees otherwise;

(iv)         Maturity Funds will be deposited into the Maturity Escrow Account and paid out pursuant to this Plan, and the Position Holder Trust Agreement, except in the case where an advance request is made under the Maturity Funds Facility; and

(v)          If an advance request is made by the Position Holder Trustee (as contemplated by Section 4.04(h)(iv) above), thereafter, Maturity Funds deposited into the Maturity Escrow Account will be held and disbursed as provided in Section 4.04(e).

Section 4.05         Causes of Action.

All Causes of Action included in the Estates are transferred to the Creditors’ Trust (to which all of the Investor Causes of Action will also be assigned as detailed in Section 4.03(b) and (i) of this Plan) for the benefit of the Creditors’ Trust Beneficiaries, other than those Causes of Action included in the Policy Related Assets, which will be contributed and assigned to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. From and after the Effective Date, the Creditors’ Trustee shall have an irrevocable power of attorney under this Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust, and the Position Holder Trustee shall have an irrevocable power of attorney to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Position Holder Trust.

Section 4.06         Deemed Consolidation of Debtors for Distribution Purposes Only.

(a)          The Plan Proponents request, subject to the occurrence of the Effective Date, that the Estates of these Chapter 11 Cases be deemed consolidated under this Plan solely for purposes of Distributions to be made under this Plan.

(b)          If the Debtors are deemed consolidated for purposes of Distribution, each and every Claim Filed or to be Filed against any of the Debtors shall be deemed Filed against the deemed consolidated Debtors and shall be deemed one Claim against all Debtors and (a) all Claims of each Debtor against any other Debtor will be eliminated and released; (b) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of all of the consolidated Debtors; (c) any Claims Filed or to be Filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (d) all duplicative Claims (identical in amount and subject matter) Filed against one or more of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors; and (e) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under Bankruptcy Code section 553, to be one Entity, so that, subject to other provisions of Bankruptcy Code section 553, the debts due to a particular Debtor may be offset against the Claims against such Debtor or Debtors.

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(c)          Such deemed consolidation shall not (other than for purposes related to funding Distributions under this Plan as set forth above in this Section) affect: (i) the legal and organizational structure of the Successors; (ii) pre- and post-Petition Date guaranties, liens, and security interests that are required to be maintained (A) in connection with Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been or will be assumed; (B) pursuant to this Plan; or (C) in connection with any financing assumed or entered into by the Successor Entities on the Effective Date; and (D) distributions out of any life insurance policies (other than the Policies) or proceeds of such policies.

(d)          If the Court does not approve the Debtors’ request that the Estates be deemed consolidated for purposes of Distribution, Distributions to Creditors could be affected. For example, Creditors holding Allowed Claims against multiple Debtors will be treated as holding a separate Allowed Claim against each Debtor’s Estate and could receive multiple Distributions, subject to any objections that may be raised during the Claims Allowance process.

Section 4.07         Winding Up of Reorganized Debtors.

(a)          On the Effective Date, the Governance Documents of all of the Debtors shall be amended and restated in substantially the form set forth in the Plan Supplement, and the Debtors shall Distribute and contribute their assets as provided in Section 4.09 of this Plan. After the Effective Date, at the appropriate time determined in the discretion of the Position Holder Trustee, the Reorganized Debtors shall adopt plans of complete liquidation under applicable state law, and thereafter, each of the Reorganized Debtors shall begin the orderly winding up and termination of its corporate existence in accordance with the terms of this Plan and applicable state law.

(b)          On the Effective Date, (i) all Interests in the Debtors (including any Interests held as treasury stock by any of the Debtors) shall be terminated and extinguished and the certificates that previously evidenced ownership of those Interests shall be deemed cancelled (all without further action by any Person, Entity, or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in any of the Debtors, and (ii) new Interests in the Reorganized Debtors shall be issued to the Position Holder Trust.

(c)          Upon cancellation of the Interests in LPHI outstanding prior to the Effective Date, neither LPHI, the Reorganized Debtors, the Successor Entities nor the Successor Trustees shall file periodic or other reports with the SEC; provided, however, that Reorganized LPHI shall continue to be subject to the requirements of the Securities Exchange Act until such time as it terminates the registration of its common stock under the Securities Exchange Act and related rules and regulations.

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Section 4.08          Formation of Successor Entities and Distribution of New Interests and New IRA Notes.

As provided in this Article IV and in Articles V, VI VII, and XII, on the Effective Date, (i) the Successor Entities will be formed; (ii) the Position Holder Trust may, subject to the Catch-Up Reconciliation provided for in Section 4.13 of this Plan, issue Fractional Interest Certificates for Distribution to the Continuing Fractional Holders; (iii) the Position Holder Trust will, subject to the Catch-Up Reconciliation provided for in Section 4.13 of this Plan, issue New IRA Notes to the Continuing IRA Holders; (iv) the Position Holder Trust will make Distributions of Position Holder Trust Interests to the Assigning Fractional Holders, the IRA Partnership and the Continuing Fractional Holders; (v) the IRA Partnership will make Distributions of IRA Partnership Interests to the Assigning IRA Holders and the Continuing IRA Holders; (vi) the Creditors’ Trust will make Distributions of Creditors’ Trust Interests to the Rescinding Position Holders and Holders of Allowed General Unsecured Claims (including Former Position Holders); and (vii) subject to Section 12.06(d) of this Plan, Newco will be formed and issue the Newco Interests as provided in this Plan and the Confirmation Order, or as otherwise ordered by the Bankruptcy Court. If issued, the Newco Interests will be issued to, and unless sold will continue to be held by, the Position Holder Trust. All proceeds from any sale of the Newco Interests will belong to the Position Holder Trust as seller of the Newco Interests.

Section 4.09         Distribution and Contribution of Debtors’ Assets.

On the Effective Date, the assets of the Debtors shall vest in the Reorganized Debtors and shall be Distributed (except as provided in Section 4.09(d) below) by way of contributions to the Successors as follows:

(a)          LPHI shall contribute (i) to the Creditors’ Trust, all of its assets, including Causes of Action other than those included in the Policy Related Assets, and (ii) to the Position Holder Trust, all of its Causes of Action included in the Policy Related Assets.

(b)           LPIFS shall contribute (i) to the Creditors’ Trust, all of its Causes of Action, other than those included in the Policy Related Assets, and (ii) to the Position Holder Trust, all of its assets, including its Causes of Action included in the Policy Related Assets.

(c)           LPI shall contribute its assets as follows:

(i)          To the Position Holder Trust, all of its Policy Related Assets, including the New IRA Note Collateral, but excluding the Pre-Petition Abandoned Positions.

(ii)         To Newco, (A) all of its furniture, fixtures and equipment relating to servicing of the Policies, and (B) the Portfolio Information License.

(iii)        To the Creditors’ Trust, all of LPI’s Causes of Action, including any and all Avoidance Actions, arising from, or related to, LPI’s pre-Petition business activities, other than those included in the Policy Related Assets.

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(iv)        From and after the Effective Date, legal title to all of the Policies included in the Policy Related Assets contributed to the Position Holder Trust shall be held by the Position Holder Trust or its designee (which will initially be Reorganized LPI until the change of ownership to the Securities Intermediary can be recorded with the insurance companies that issued all of the Policies), for the benefit of all Position Holder Trust Beneficiaries (including the IRA Partnership) and all Lending Investors, New IRA Note Holders, and Continuing Fractional Holders, subject to the terms of this Plan, the Confirmation Order, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the rights and obligations of Lending Investors, Continuing IRA Holders and the Position Holder Trust under the Maturity Funds Loans, the Maturity Funds Collateral Agreement, the New IRA Notes and the New IRA Note Collateral Documents.

(d)          The Pre-Petition Abandoned Positions will be retained by Reorganized LPI until completion of the Catch-Up Reconciliation, at which time Reorganized LPI will (i) use Pre- Petition Abandoned Positions to pay the Class Action Litigants’ Counsel Fees and certain other amounts payable as provided in Section 4.13(e) of this Plan, and (ii) Distribute and contribute the remaining Pre-Petition Abandoned Positions to the Position Holder Trust. In addition, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made following completion of the Catch-Up Reconciliation as provided in Section 4.13, and all Fractional Positions voluntarily abandoned as described in Section 4.03(l) hereof, automatically will be conclusively deemed to have been contributed to the Position Holder Trust, effective as of the Effective Date.

(e)          Notwithstanding Section 4.09(c)(ii) above, if the Vida Plan Collaboration Agreement is consummated as contemplated by Section 12.06(d), the assets described in Section 4.09(c)(ii)(A) will not be contributed to Newco, and Vida will enter into the Portfolio Information License instead of Newco.

(f)          Any Other Assets of any of the Debtors not included in one of the Distributions provided for in Sections 4.09(a) through (d) above shall be contributed to the Position Holder Trust.

Section 4.10         Directors and Officers.

On the Effective Date, (a) the Position Holder Trustee shall become the sole director and president of each Reorganized Debtor with all rights, powers and duties to complete the winding up of the Reorganized Debtors; (b) the Position Holder Trustee shall be vested with power of attorney under this Plan and the Position Holder Trust Agreement to act on behalf of the Reorganized Debtors in (i) transferring legal title of the Policies to the Position Holder Trust or its designee, (ii) designating the Position Holder Trust or its designee as the beneficiary of record for all of the Policies, (iii) completing the transfer and assignment of the other Policy Related Assets as provided in this Plan, (iv)        entering into all of the Plan Documents to which the Position Holder Trust is a party, and (v) taking all such other actions on behalf of the Reorganized Debtors as required by this Plan and any of the Plan Documents; and (c) the Creditors’ Trustee and the Position Holder Trustee shall be vested with power of attorney under this Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust and the Position Holder Trust, respectively. The Chapter 11 Trustee, as sole director of LPI and LPIFS, and all current officers of LPI and LPIFS shall resign as of the Effective Date. Resignation of the Chapter 11 Trustee as sole director shall not affect or impair the sole director’s right to seek a final ruling on any request for compensation and reimbursement of expenses made in connection with LPI or LPIFS.

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Section 4.11         Cancellation of Existing Secured Claims.

(a)          Save and except for the Maturity Funds Liens, and except as expressly provided otherwise in this Plan, any Lien encumbering any of the Debtors’ property shall be deemed released and the Holder of such Allowed Secured Claim shall deliver to the applicable Debtor (or Reorganized Debtor) any collateral or other property of any Debtor (or Reorganized Debtor) held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

(b)          The Confirmation Order shall provide, in accordance with the Class Action Settlement Agreement, that none of the Original IRA Note Issuers held any property interest in any Fractional Interest or in any Policy, and therefore was not able to, and in fact did not, grant any Lien to any IRA Holder.

Section 4.12         Vesting of the Vested Assets.

(a)          On the Effective Date, (i) ownership of Fractional Interests held in the name of Continuing Fractional Holders shall be vested in the Continuing Fractional Holders, subject to the terms of this Plan and the Position Holder Trust Agreement; (ii) the Vested Assets shall vest in the applicable Reorganized Debtors free and clear of all Liens, save and except for the Maturity Funds Liens and the Fractional Interests outstanding after the Effective Date, and the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens to be established pursuant to the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; and (iii) the Maturity Funds Loans and the assumed contracts shall be assumed by the applicable Successor Entities as provided in Article XIII and vest in the applicable Successor(s). In addition, following completion of the Catch-Up Reconciliation, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made as provided in Section 4.13 shall automatically vest in the Position Holder Trust, effective as of the Effective Date.

(b)          Except as otherwise set forth in this Plan, the Confirmation Order or any of the Plan Documents, from and after the Effective Date, (i) the respective Successor Entities shall perform and pay when due liabilities under, or related to the ownership or operation of, the Vested Assets and the assumed contracts to be contributed to or assumed by each of them as provided herein and therein, and (ii) none of the Successor Entities shall be responsible for any liabilities relating to Vested Assets contributed to, or contracts assumed by, any other Successor Entity, or for any liabilities of any of the Debtors or Reorganized Debtors other than liabilities expressly assumed by it or for which it is otherwise expressly liable under this Plan, or relating to Vested Assets contributed to it. The Reorganized Debtors and the Successor Entities shall operate free of any restrictions of the Bankruptcy Code.

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(c)          After the Effective Date, each Successor Trustee, as applicable, may present such orders or assignments of the Bankruptcy Court, suitable for Filing in the records of every county or governmental agency where the Vested Assets are or were located, or third party by whom record title to any of the Vested Assets or custody of any of the Escrowed Funds or Maturity Funds is maintained, which provide that such property is conveyed to or vested in the Reorganized Debtors or the Successor Entities, or is to be transferred to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement or the Securities Intermediary to be held by the Securities Intermediary in accordance with the terms of the applicable Plan Documents. The orders or assignments may designate all Liens, Claims, and encumbrances or other interests, which appear of record and/or from which property is being transferred and assigned. This Plan shall be conclusively deemed to be adequate notice of title to the Vested Assets and that any Lien, Claim, encumbrance, or other interest is being extinguished and no notice other than by this Plan shall be given before the presentation of such orders or assignments. Any person having a Lien, Claim, encumbrance or other interest against any Vested Asset shall be conclusively deemed to have consented to the transfer, assignment and vesting of such Vested Assets free and clear to the Reorganized Debtors by failing to object to Confirmation, except as otherwise provided for in this Plan with regard to the Maturity Funds Liens, the Fractional Interests to be outstanding after the Effective Date, the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens to be established pursuant to the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; provided, however, except as otherwise set forth in this Plan, nothing herein shall be deemed to be a release of any Lien, Claim, encumbrance or other interest in or against property that is not a Vested Asset.

Section 4.13         Post-Effective Date Reconciliation.

(a)          Notice of amounts owed with respect to Fractional Positions. Investors will be informed (i) whether they owe any Catch-Up Payment or Pre-Petition Default Amount as of the Voting and Election Record Date, and if so, (ii) the allocation of the amount due among Premium Advances made by one of the Debtors, platform servicing fees and other amounts.

(b)          Catch-Up Payments.

(i)          If a Current Position Holder makes a Continuing Holder Election for a Fractional Position as to which any Catch-Up Payment is owing, (i) the Continuing Holder Election will not be effective as of the Effective Date, and the Current Position Holder will not become a Continuing Position Holder or receive a Distribution relating to the Election as of the Effective Date, and (ii) the Current Position Holder will have until the Catch-Up Cutoff Date (ninety (90) days after the Effective Date) to pay the Catch-Up Payment in full to the Position Holder Trust and thereby (x) render the Election effective and (y) be eligible to receive a Distribution with respect to a Continued Position, effective as of the Effective Date.

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(ii)         Irrespective of whether the Current Position Holder made an Election, if a Current Position Holder who owes a Catch-Up Payment does not pay the Catch-Up Payment in full by the Catch-Up Cutoff Date, as evidenced by the information included in the Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, the Current Position Holder (i) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (ii) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest (or an IRA Partnership Interest with respect to IRA Holders) calculated as provided in Section 5.05 (or Section 7.04, as the case may be) herein, and subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the unpaid Catch-Up Payment amount as provided in Section 5.05(f).

(iii)        If a Current Position Holder who owes a Catch-Up Payment(s) does not make any Election at all as to any Fractional Position (i.e., a non-Electing Holder), then, unless the Catch-Up Payment(s) due with respect to all of the Current Position Holder’s Fractional Positions are paid in full by the Catch-Up Cutoff Date, the Current Position Holder automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (A) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (B) subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Catch-Up Payment amount as provided in Section 5.05(f).

(iv)        Any partial payment made by a non-Electing Holder in respect of Fractional Positions deemed contributed to the Position Holder Trust will be taken into account in determining the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to any distributions allocated to the Position Holder Trust Interest issued in respect of the Contributed Position(s).

(c)          Outstanding Pre-Petition Defaults.

(i)          If an Investor who owes a Pre-Petition Default Amount with respect to a Fractional Position does not pay the Pre-Petition Default Amount in full by no later than thirty (30) days after the Confirmation Date (the “Pre-Petition Default Payment Deadline”), as evidenced by the information included in the final Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, any partial payment will be applied first to satisfy any Premium Advances owed by the Investor, and then:

(1)         if the amount paid by the Pre-Petition Default Payment Deadline is sufficient to pay all Premium Advances included in the Pre-Petition Default Amount but not sufficient to pay any other amounts included (e.g., platform servicing fees), the Investor (A) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (B) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest calculated as provided in Section 5.05 herein, and subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the unpaid Pre-Petition Default Amount as provided in Section 5.05(f); or

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(2)         if the amount paid by the Pre-Petition Default Payment Deadline is not sufficient to pay all Premium Advances included in the Pre-Petition Default Amount, (A)         the Investor automatically will be conclusively deemed to have abandoned the Fractional Position, effective as of the Subsidiary Petition Date, (B) the Fractional Position shall become a Pre-Petition Abandoned Position with title vested in the Debtors in accordance with the terms of this Plan, and (C) the Investor will be automatically deemed to be a Former Position Holder and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position unless the defaulting Investor timely filed a Proof of Claim. If such an Investor did timely file a Proof of Claim, then without waiving any other arguments available to the Debtors or their Successors with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position will be reduced by the unpaid Pre-Petition Default Amount corresponding to unpaid platform servicing fees only.

(ii)         If an Investor who owes a Pre-Petition Default Amount pays the Pre- Petition Default Amount in full by the Pre-Petition Default Payment Deadline, the Investor will be deemed to be a Current Position Holder (and Ownership Settlement Subclass Member) with respect to the subject Fractional Position, effective as of the date the Pre- Petition Default Amount is paid in full, and to be entitled to make an Election and, accordingly, entitled to a Distribution with respect to the subject Fractional Position in accordance with the Election (or, as the case may be, deemed Election).

(iii)        If an Investor makes a partial payment of the Pre-Petition Default Amount owed with respect to a Fractional Position, then (A) if the Investor becomes an Assigning Fractional Holder with respect to the Fractional Position, the Position Holder Trust will have a right of offset for the unpaid amount as provided in Section 5.05(f), or (B) if the Fractional Position becomes a Pre-Petition Abandoned Position, the partial payment will not be accepted and instead will be returned to the Investor.

(iv)        If an Investor does not make any Election at all as to any Fractional Position (i.e., a non-Electing Investor), then:

(1)         if an amount equal to all of the Premium Advances included in the Pre- Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions was not paid by the Pre-Petition Default Payment Deadline, (A) the Investor automatically will be conclusively deemed to have abandoned all of its Fractional Positions with respect to which any Pre-Petition Default Amount was owing, effective as of the Subsidiary Petition Date, (B) those Fractional Positions will all become Pre- Petition Abandoned Positions with title vested in the Debtors in accordance with the terms of this Plan, and (C) the Investor will be automatically deemed to be a Former Position Holder with respect to all of those Fractional Positions and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position(s) unless the defaulting Investor timely filed a Proof of Claim for each (or all) of its Fractional Positions. If such an Investor did timely file a Proof(s) of Claim, then without waiving any other arguments available to the Debtors or their Successors with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position(s) will be reduced by the unpaid Pre-Petition Default Amount(s); or

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(2)         if an amount equal to all of the Premium Advances included in the Pre- Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions with respect to which any Pre-Petition Default Amount was owing was paid by the Pre-Petition Default Payment Deadline, but the aggregate Pre-Petition Default Amount(s) was not paid in full, the Investor automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (A) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (B) subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Pre-Petition Default Amount as provided in Section 5.05(f).

(d)          Disputes. Any dispute relating to whether any Catch-Up Payment or Pre-Petition Default Amount is due with respect to a Fractional Position(s), or whether any Catch-Up Payment or Pre-Petition Default Amount is in the correct amount, will be resolved in accordance with the dispute resolution procedures set forth in the Position Holder Trust Agreement.

(e)          Satisfaction of Obligations Using Pre-Petition Abandoned Positions. Following completion of the Catch-Up Reconciliation, and in accordance with the procedures set forth in the Class Action Settlement Agreement, Reorganized LPI will (i) determine the Pro Rata portion of the Fractional Interests related to all of the Pre-Petition Abandoned Positions that represents the right to receive death benefits under Policies in an aggregate amount equal to the Class Action Litigants’ Counsel Fees, and (ii) transfer and assign those Fractional Interests (i.e., the Class Action Litigants’ Counsel Fee Positions) to the Class Action Litigants’ Counsel through assignment to Langston Law Firm LPI Settlement, LLP. In addition, the Debtors shall have the right to use a portion of the Fractional Interests related to the Pre-Petition Abandoned Positions to satisfy other obligations of the Debtors or the Reorganized Debtors as provided in the Plan Supplement or the Confirmation Order.

Section 4.14         Authorization for Reorganization Transactions.

(a)          On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, including as Reorganized Debtors, and the Successor Entities are authorized and directed to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan or the Reorganization Transactions, including: (i) the execution and delivery of the Reorganization Documents and all other appropriate agreements or other documents of financing, merger, consolidation, reorganization or termination containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (iii) the filing of appropriate certificates of formation, merger, consolidation or termination with the appropriate governmental authorities pursuant to applicable law; and (iv) all other actions that the Debtors, including as Reorganized Debtors, or the Successor Entities determine are necessary or appropriate, including the making of filings or recordings in connection with the Reorganization Transactions, including without limitation all such actions as may be set forth in the Plan Supplement.

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(b)          The Chapter 11 Trustee, sole director of the Subsidiary Debtors, president, or any other appropriate officer of the Debtors or, after the Effective Date, the Position Holder Trustee on behalf of any Reorganized Debtor, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The secretary of the Debtors, or, after the Effective Date, of the Reorganized Debtors (or the Position Holder Trustee on behalf of any Reorganized Debtor), shall be authorized to certify or attest to any of the foregoing actions.

Section 4.15         Preservation of Rights and Causes of Action.

(a)          Except to the extent such rights, Claims, Causes of Action, defenses, and counterclaims are otherwise disposed of in this Plan, or are expressly and specifically released in connection with this Plan, the Class Action Settlement, the MDL Settlement, and/or Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases, or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with Bankruptcy Code section 1123(b): (i) any and all rights, Claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall be automatically preserved, reserved and transferred to the Creditors’ Trust (or the Position Holder Trust to the extent that such Causes of Action are included in the Policy Related Assets), whether or not litigation relating thereto is pending on the Effective Date, whether or not such rights, Claims, Causes of Action, defenses, and counterclaims may be asserted or assertable against the Holder of an Allowed Claim, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been Scheduled, listed or referred to in this Plan, the Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, or any other document Filed with the Bankruptcy Court; and (ii) neither the Creditors’ Trustee nor the Position Holder Trustee waives, relinquishes, or abandons (nor shall either be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estates, or any of them: (A) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in this Plan, the Bankruptcy Schedules, the Bankruptcy SOFAs, or any other document Filed with the Bankruptcy Court; (B) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtors; and (C) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense or counterclaim Filed a Proof of Claim in the Chapter 11 Cases, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against this Plan, or received or retained any consideration under this Plan.

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(b)          Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in this Plan, the Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, the Bankruptcy SOFAs or any other document filed with the Bankruptcy Court, and/or the scheduling of a Claim in the Bankruptcy Schedules as undisputed, liquidated and noncontingent, shall in no manner waive, eliminate, modify, release, or alter any Estate’s or either Successor Trust’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, or counterclaims that a Debtor has, or may have, as of the Effective Date. The Creditors’ Trustee may, subject to this Plan and the Creditors’ Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims assigned and contributed to it, as provided in this Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, and the Creditors’ Trust Agreement, in accordance with what is in the best interests, and for the benefit of, the Creditors’ Trust Beneficiaries. The Position Holder Trustee may, subject to this Plan and the Position Holder Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, and counterclaims included in the Policy Related Assets, as provided in this Plan and the Position Holder Trust Agreement, in accordance with what is in the best interests, and for the benefit, of the Position Holder Trust Beneficiaries.

Section 4.16         Employee Benefit Plans.

Effective as of the Effective Date, all Employee Benefit Plans shall be terminated in accordance with their terms and the applicable provisions of the state and federal law.

Section 4.17         Modification.

The Plan Proponents shall retain the exclusive right to amend or modify this Plan and any of the Plan Documents, and to solicit acceptances of any amendments to or modifications of this Plan or any of the Plan Documents, through and until the Catch-Up Cutoff Date.

Section 4.18         Securities Law Compliance and Private Sales.

(a)          Subject to approval by the Bankruptcy Court, the Confirmation Order shall provide that the issuance of the Trust Interests, the IRA Partnership Interests and the New IRA Notes, to the extent they involve the issuance of “securities” for purposes of the Securities Act, are entitled to the exemption from registration provided under Bankruptcy Code section 1145, for securities issued pursuant to this Plan by a Successor to the Debtors in exchange for Claims against the Debtors. In addition, again subject to approval by the Bankruptcy Court, the Confirmation Order shall provide that the terms of this Plan affirming the ownership of the Fractional Interests included in the Continued Positions, and the issuance of the Fractional Interest Certificates representing them, to the extent the Fractional Interests are “securities” for purposes of the Securities Act, shall be deemed an issuance of securities pursuant to this Plan for purposes of the exemption from registration under the Securities Act provided under Bankruptcy Code section 1145, for securities issued by a Successor to the Debtors in exchange for Claims against the Debtors.

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(b)          After the Effective Date, sales of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests shall be permitted provided sales are made in compliance with all applicable federal and state securities laws and FINRA regulations and the provisions of the Plan Documents, and the proposed seller provides the Servicing Company with a request to record the change of ownership and an opinion of counsel satisfactory to the Position Holder Trust and the Servicing Company that such sale may be made pursuant to an exemption under all applicable securities laws; provided further that none of the Position Holder Trust, the IRA Partnership and the Servicing Company shall be under any obligation, and no Continuing Position Holder or holder of any Position Holder Trust Interest or IRA Partnership Interest shall have any right to obligate the Position Holder Trust, the IRA Partnership or the Servicing Company, to file any registration statement pursuant to the Securities Act of 1933, as amended, to facilitate any sale. In connection with the Successor Entities’ compliance with the Investment Company Act of 1940, as amended, the Position Holder Trust Agreement restricts the trust from listing any of the Continued Positions or Position Holder Trust Interests on any securities exchange or taking any actions to develop a trading market for the Continued Positions or Trust Interests, and the IRA Partnership Agreement contains similar restrictions with regard to IRA Partnership Interests. Both of the agreements will prohibit the Successor Entities from acting as a broker or dealer with respect to any New Interest or otherwise facilitating, accepting any commission or other compensation or collecting and disseminating any information in connection with, any trading activities relating to the New Interests (other than overseeing maintenance of the transfer register and related processes).

(c)          To the extent required by the Securities Exchange Act of 1934, as amended, the Position Holder Trust will register Fractional Interests, New IRA Notes and Position Holder Trust Interests, and either the Position Holder Trust or the IRA Partnership will register IRA Partnership Interests, and file the required reports under that Act. If required by the Investment Company Act of 1940, as amended, the Position Holder Trust or the IRA Partnership will register as an investment company under that Act.6

(d)          With regard to any sales of Continued Positions, Position Holder Trust Interests or IRA Partnership Interests, none of the Successor Entities will act as a broker dealer in any way, and none of them will charge any commission, in connection with any transaction. The Servicing Company will either register as the transfer agent for Continued Positions, Position Holder Trust Interests and IRA Partnership Interests, or will engage a third-party transfer agent(s) to do so. The Servicing Company or the transfer agent will confirm the sale within ten (10) business days provided the above prerequisites are met, and the transfer request is accompanied by payment of reasonable transfer fees. Under the Servicing Agreement, upon request, the Servicing Company will provide a letter to a Continuing Fractional Holder that confirms such Continuing Fractional Holder’s Fractional Interest in a Policy, and identifies the date and amount of the last premium payment, or, if billed or scheduled to be billed prior to the effective date of the sale, the next premium payment.

6 The Chapter 11 Trustee intends to seek relief from the SEC to confirm that neither the Position Holder Trust nor the IRA Partnership is required to register under the Investment Company Act, or if such registration is required, that it can be accomplished utilizing the structure set forth in this Plan. If necessary to comply with any relief to be provided by the SEC, the organizational form of the Position Holder Trust or the IRA Partnership may have to be changed, and if so, the Chapter 11 Trustee, in consultation with the Committee, will do so in a way to preserve the economic benefits of ownership of Position Holder Trust Interests and IRA Partnership Interests to the maximum extent possible.

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Section 4.19         Exemption from Certain Transfer Taxes.

Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including any transfers effected pursuant to the this Plan or by any of the Reorganization Documents, provided for under this Plan, from the Debtors or the Reorganized Debtors to Newco, the Position Holder Trust, the Creditors’ Trust, or any other Person or Entity pursuant to this Plan, as applicable, may not be taxed under any law imposing a stamp tax or similar tax, and the sale and/or Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 4.20         Creditors’ Trustee Closing of the Chapter 11 Cases.

When (a) the Bankruptcy Court has adjudicated all applications by Professionals for final allowance of compensation for services and reimbursement of expenses and the issuance of a Final Order for each application and the payment of all amounts payable thereunder; (b) all Disputed Claims Filed against a Debtor have become Allowed Claims or have been disallowed by Final Order or otherwise pursuant to this Plan; and (c) all appropriate Distributions of Fractional Interest Certificates, New Interests and New IRA Notes have been made or arranged to be made pursuant to this Plan, the Creditors’ Trustee shall seek authority from the Bankruptcy Court to close such Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Section 4.21         Treatment of Policies That Mature on or Prior to the Date That is Ten (10) Days Following the Confirmation Date.

Notwithstanding anything to the contrary contained in this Plan, and irrespective of the Election made (or absence of an Election made) by the Holder of any Allowed Class B2, B2A, B3 or B3A Claim relating to any Policy for which LPI has Actual Notice (as defined below) prior to or on the first date that is ten (10) days following the Confirmation Date that the Policy has matured, (1) such Holder shall be automatically and conclusively deemed to have made an Option 1 Election with respect to such Allowed Claim, unless such Holder executed and delivered a voluntary abandonment form to LPI, (2) the Holder shall receive a Statement of Maturity Account as provided for in Section 4.4   of this Plan setting forth the information relating to the allocation of the maturity proceeds of the Policy allocable to the Fractional Position underlying the Allowed Claim (or for Policies that matured but as to which the proceeds have not been deposited in the Maturity Escrow Account, an estimate of the Holder’s allocable share of such proceeds (an “Estimated Statement”)), together with other information provided for in Section 4.04 of this Plan, (3) any Pre-Petition Default Amounts or Catch- Up Payments reflected on the Statement of Maturity Account (or Estimated Statement) shall be deducted from the maturity proceeds of the Policy and paid to the Position Holder Trust, and any withholding taxes payable shall be deducted and paid to Reorganized LPI for remittance to the Internal Revenue Service, all as provided in Section 4.04(d) of this Plan, and (4) either (a) the net amount payable to the Holder as reflected on the Statement of Maturity Account shall be paid to the Holder of such Allowed Claim as soon as reasonably practicable following the Effective Date (and in any event no later than ten (10) Business Daysafter the Effective Date), or (b) with respect to any Estimated Statement, an updated Statement of Maturity Account shall be provided as soon as reasonably practicable after the maturity proceeds have been deposited and allocated to the various Holders, but no later than ten (10) Business Days following such deposit. Payment of maturity proceeds relating to Policies that were the subject of Estimated Statements shall be made as soon as reasonably practicable after the mailing of the updated Statement of Maturity Funds referenced above. For the avoidance of doubt, nothing in this Section 4.21 is intended to affect the requirements established in this Plan for being the Holder of an Allowed Claim. “Actual Notice” as used in this Section 4.21 means that LPI has in its possession proof of death of an insured, such as a death certificate or other report of the death.

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ARTICLE V

POSITION HOLDER TRUST AND POSITION HOLDER TRUSTEE

Section 5.01         The Creation of the Position Holder Trust.

The Position Holder Trust shall be created on the Effective Date pursuant to the Position Holder Trust Agreement for the purpose of liquidating the Position Holder Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d), as may be further set forth in the Position Holder Trust Agreement.

Section 5.02         Funding of Res of Position Holder Trust.

(a)          On the Effective Date, all of the Position Holder Trust Assets shall be transferred, assigned and contributed, or issued, to and vested in the Position Holder Trust, and the Position Holder Trust shall be in possession of, and have title to, all the Position Holder Trust Assets, except that (i) the Pre-Petition Abandoned Positions remaining after satisfaction of the obligations described in Section 4.13(e) will be contributed to and vested in the Position Holder Trust following completion of the Catch-Up Reconciliation as provided in Section 4.13(e), and (ii) additional Contributed Positions shall be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in Section 5.02(b) below. In addition, Recovered Assets may be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in Section 5.02(d) below.

(b)          Following the Effective Date, Contributed Positions shall be transferred, assigned and contributed to and vested in the Position Holder Trust, and the Position Holder Trust shall be in possession of, and have title to, all such Contributed Positions, which thereafter shall be included in the Position Holder Trust Assets, as follows:

(i)          If any Catch-Up Payment or Pre-Petition Default Amount is not paid by the applicable due date, as provided in Section 4.13(b) or 4.13(c), respectively, of this Plan.

(ii)         Upon the occurrence of any Payment Default as described in Section 12.09(c) of this Plan.

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(c)          The conveyances and vesting of all Position Holder Trust Assets shall be accomplished pursuant to this Plan, the Position Holder Trust Agreement, the Plan Documents providing for the Reorganization Transactions and the Confirmation Order. The Reorganized Debtors, Continuing Position Holders and Assigning Position Holders shall convey, transfer, assign and deliver the Position Holder Trust Assets free and clear of all Liens, save and except for the Maturity Funds Liens and the Fractional Interests outstanding from time to time after the Effective Date, the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens under the documentation for the Vida Financing, which will continue as provided in this Plan, subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents. The Position Holder Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyances of vested title to the Position Holder Trust. Such orders may be presented without further notice other than as has been given in this Plan.

(d)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 5.05(g) of this Plan.

(e)          Following payment of the expenses of the Creditors’ Trust, and in the event that all Allowed Claims exchanged for Trust Interests in the Creditors’ Trust are paid in full (except as provided otherwise in the Creditors’ Trust Agreement), the Position Holder Trust shall be the residual beneficiary of the Creditors’ Trust.

Section 5.03         The Position Holder Trust Agreement.

The Position Holder Trust Agreement shall conform to the terms of this Plan, and to the extent that the Position Holder Trust Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order, as the case may be, shall govern.

Section 5.04         The Position Holder Trustee.

(a)          The proposed Position Holder Trustee is named in Exhibit D to the Position Holder Trust Agreement, attached hereto as Exhibit A, subject to Bankruptcy Court approval.

(b)          The Position Holder Trustee shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan and the Position Holder Trust Agreement, and as otherwise provided in the Confirmation Order. However, the Position Holder Trustee shall not be obligated to review, investigate, evaluate, analyze, or object to Fee Applications or Professional Fee Claims relating to services rendered and expenses incurred before the Effective Date. The Position Holder Trustee shall be the exclusive trustee of the Position Holder Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the Position Holder Trustee and the appointment of any successor Position Holder Trustee shall be set forth in the Position Holder Trust Agreement. The Position Holder Trustee shall be required to perform his or her duties as set forth in this Plan, the Position Holder Trust Agreement and the Confirmation Order.

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(c)          The Position Holder Trustee shall have full authority to compromise claims or settle interests with respect to the Policies without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan, the Confirmation Order, and the Position Holder Trust Agreement.

(d)          Without limiting the generality of the foregoing, or of the powers, authority and responsibilities set forth in the Position Holder Trust Agreement, the Position Holder Trustee shall have the authority and responsibility set forth in this Plan and in the Position Holder Trust Agreement, including, without limitation: (i) the payment of all premiums associated with the Beneficial Ownership related to the Fractional Positions contributed to the Position Holder Trust on or after the Effective Date, including Contributed Positions, and maintenance of the Premium Reserve required by the Position Holder Trust Agreement; (ii) resolving any dispute relating to whether the Catch-Up Payment due from any Current Position Holder or Pre-Petition Default Amount due from any Investor is owing or is in the correct amount; (iii) enforcing the Position Holder Trust’s rights under this Plan and the Position Holder Trust Agreement, including the Position Holder Trust’s rights in Fractional Positions abandoned or contributed, as the case may be, after the Effective Date as the result of a Payment Default; (iv) administering and enforcing the Position Holder Trust’s rights and obligations under the Servicing Agreement, the Portfolio Information License, the Escrow Agreement, the New IRA Note Collateral Documents, and the Maturity Funds Collateral Agreement; (v) appointing, replacing and directing third party service providers to serve as record owner or beneficiary of record for any or all of the Policies; (vi) paying all Allowed General Administrative Claims, Allowed Priority Claims (including Allowed Priority Tax Claims) and any other expenses payable by the Debtors or their Estates that remain unpaid as of the Effective Date or are first Allowed or become payable after the Effective Date; and (vii) evaluating Policies after the Effective Date to determine whether the Position Holder Trustee should exercise the rights provided under Section 12.09 of this Plan and the terms of the Position Holder Trust Agreement.

Section 5.05         Position Holder Trust Beneficiaries, Trust Interests and New IRA Notes.

(a)          Beneficiaries. The beneficiaries of the Position Holder Trust shall be (i) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to this Plan and the Position Holder Trust Agreement, (ii) the IRA Partnership with regard to all Position Holder Trust Interests it is entitled to receive pursuant to this Plan and the Position Holder Trust Agreement, and (iii) any Creditors’ Trust Beneficiaries who are not IRA Holders and are entitled to receive the Position Holder Trust Interests as provided in Section 5.05(g) of this Plan. The Position Holder Trust Interest received by each Assigning Fractional Holder, each Continuing Fractional Holder or the IRA Partnership with respect to each Contributed Position shall be calculated relative to the Beneficial Ownership related to the Contributed Position in respect of which the Position Holder Trust Interest is to be issued (including Position Holder Trust Interests to be issued to the IRA Partnership in respect of Position Holder Trust Elections and Continuing Holder Elections made by the IRA Holders), stated in terms of the dollar amount of death benefits included in the rights associated with that Beneficial Ownership, and subject to adjustment as set forth below.

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(b)          Trust Interests. The beneficial interest represented by each Position Holder Trust Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount,7 shall be determined as follows:

(i)          For each Fractional Position as to which a Position Holder Trust Election is made, an Assigning Fractional Holder (or the IRA Partnership with regard to an IRA Note as to which a Position Holder Trust Election is made by an Assigning IRA Holder) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (A) the Beneficial Ownership related to the Contributed Position and (B) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests; and

(ii)         For each Continuing Fractional Holder entitled to receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution (and each Position Holder Trust Interest the IRA Partnership is entitled to receive in exchange for a Continuing Position Holder Contribution made by a Continuing IRA Holder), the Continuing Fractional Holder (or the IRA Partnership) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (i) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests.

(c)          Post-Effective Date Defaults By Continuing Fractional Holders. The Pro Rata share for the Position Holder Trust Interest received by any Continuing Fractional Holder deemed to have made the Position Holder Trust Election and become an Assigning Fractional Holder as a result of a Payment Default after the Effective Date will be initially calculated as provided in Section 5.05(b)(i), and then adjusted to:

(i)          Reduce the Beneficial Ownership related to the Contributed Position to which the Payment Default relates by an amount equal to (A) 20% multiplied by (B) the Beneficial Ownership related to the position; and

(ii)         Exclude any share of income realized by the Position Holder Trust prior to the date of the deemed Position Holder Trust Election (and all distributions and Premium Reserves or other reserves resulting from or relating to such income). For purposes of this Section 5.05(c), income shall be deemed realized (A) if it results from the maturity of a Policy, the date of death of the Insured under the policy, and (B) if it results from any Cause of Action brought by the Position Holder Trust, or any distributions made by the Creditors’ Trust to the Position Holder Trust out of recoveries from any Cause of Action, as of the date that the lawsuit or other proceeding to prosecute the Cause of Action was filed.

7 As provided in Section 4.13(c), if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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(iii)        This Section 5.05(c) shall not apply to a Current Position Holder who owes a Catch-Up Payment as of the Effective Date and does not pay the amount due by the Catch-Up Cutoff Date, and in such case, the Current Position Holder will be treated as an Assigning Position Holder as of the Effective Date as provided in Section 5.05(b)(i) above.

(d)          New IRA Notes. Each Continuing IRA Holder will receive a New IRA Note issued by the Position Holder Trust in exchange for the Fractional Position that was a Contributed Position other than the Continuing Position Holder Contribution and the related Allowed Claim contributed to the Position Holder Trust by the Continuing IRA Holder.

(e)          Units. As provided in the Position Holder Trust Agreement, Position Holder Trust Interests will be expressed in “Units” of beneficial interest in the Position Holder Trust. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position (which shall be reduced, if appropriate, as provided in Section 5.05(c) above); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Position Holder Trust Beneficiary is entitled based on the number of Units registered in the name of the Holder (including the aggregate number registered in the name of the IRA Partnership) and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The Position Holder Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interests registered in the name of a Position Holder Trust Beneficiary. Position Holder Trust Interest certificates will bear restrictive legends as provided elsewhere in this Plan.

(f)          Offset Rights for Unpaid Amounts. The Position Holder Trust shall have the right, but shall have no obligation, to offset against any distributions allocated to any Position Holder Trust Interest in an amount equal to all unpaid amounts owed by the Holder of the Position Holder Trust Interest to the Position Holder Trust, including all unpaid amounts owed for (i) Catch-Up Payments, (ii) Pre-Petition Default Amounts and (iii) post-Effective Date Payment Defaults.

(g)          Issuance of Units in Exchange for Recovered Assets. If any Recovered Assets are transferred to the Position Holder Trust after the Effective Date as provided in Section 5.02(d) of this Plan, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated in accordance with Section 5.05(b), using the Beneficial Ownership related to the Recovered Assets (or the number of Units of Position Holder Trust Interest or IRA Partnership Interest represented by the Recovered Assets) as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in the Position Holder Trust Agreement) generated by the Recovered Assets, and shall be subject to the limitations set forth in Section 3.3 of the Position Holder Trust Agreement. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated Pro Rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

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Section 5.06         Position Holder Trust Reserves.

Following the Effective Date of the Plan, the Position Holder Trust shall establish and maintain Premium Reserves as provided in this Plan and the Position Holder Trust Agreement. In addition, the Position Holder Trust shall establish such other reserves as required or permitted by the Position Holder Trust Agreement or the Confirmation Order.

Section 5.07         Position Holder Trust Taxes.

(a)          The Position Holder Trustee will file all federal income tax returns for the Position Holder Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

(b)          The Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interest will be contributed to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries (including the IRA Partnership), and such beneficiaries will receive Position Holder Trust Interests in exchange for their Allowed Claims, as set forth in Section 5.05. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest(s) in the Position Holder Trust directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

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(c)          The Position Holder Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Position Holder Trust will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes. All of the income of the Position Holder Trust will be treated as subject to tax on a current basis. The Position Holder Trust will not pay tax. The Position Holder Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Position Holder Trust (including the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership).

Section 5.08         Liability; Indemnification.

The Position Holder Trustee shall not be liable for any act or omission taken or omitted to be taken in the capacity of Position Holder Trustee, other than acts or omissions resulting from such Person's willful misconduct, gross negligence, or fraud. The Position Holder Trustee may, subject to the terms of the Position Holder Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Position Holder Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Position Holder Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Position Holder Trust shall indemnify and hold harmless the Position Holder Trustee and his or her agents, representatives, professionals, and employees from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

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Section 5.09         Termination.

The duties, responsibilities and powers of the Position Holder Trust shall terminate after all Position Holder Trust Assets have been fully realized, resolved, abandoned or liquidated and the Position Holder Trust Assets have been distributed in accordance with this Plan and the Position Holder Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existence terminated; provided, however, except in the circumstances set forth below, the Position Holder Trust shall terminate no later than ten years after the Effective Date. If warranted by the facts and circumstances provided for in this Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Position Holder Trust, the term of the Position Holder Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Position Holder Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five years, based on the particular circumstances at issue. Each such extension must be approved by the Bankruptcy Court not more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Position Holder Trust. Upon the occurrence of the termination of the Position Holder Trust, the Position Holder Trustee shall File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

ARTICLE VI

CREDITORS’ TRUST AND CREDITORS’ TRUSTEE

Section 6.01         The Creation of the Creditors’ Trust.

The Creditors’ Trust shall be created on the Effective Date pursuant to the Creditors’ Trust Agreement for the purpose of liquidating the Creditors’ Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d), as may be further set forth in the Creditors’ Trust Agreement.

Section 6.02         Funding of Res of Creditors’ Trust.

(a)          On the Effective Date, all of the Creditors’ Trust Assets (except for any Cash contributions to be made by the Position Holder Trust after the Effective Date pursuant to Section 6.02(b) below) shall be transferred, assigned, and contributed to, and vested in, the Creditors’ Trust, and the Creditors’ Trust shall be in possession of, and have title to, all the Creditors’ Trust Assets. The conveyances and vesting of all Creditors’ Trust Assets shall be accomplished pursuant to this Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, any other settlement agreements and assignments, and the Confirmation Order or any other order of the Bankruptcy Court. The Debtors and the Holders assigning the Investor Causes of Action shall convey, transfer, assign and deliver the Creditors’ Trust Assets free and clear of all Liens, Claims, encumbrances and Interests (including rights of set off), save and except for the ability of any Rescission Settlement Subclass Member to request a re-assignment of Additional Assigned Claims, subject to the Creditors’ Trustee’s approval, as provided in the Creditors’ Trust Agreement. The Creditors’ Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyance to the Creditors’ Trust. Such orders may be presented without further notice other than as has been given in this Plan.

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(b)          The Creditors’ Trust shall receive from the Position Holder Trust Cash contributions paid over time (as provided in the following sentence) in an aggregate amount of $12 million to adequately capitalize the Creditors’ Trust, including (A) litigation costs, and (B) such amounts as the Plan Proponents deemed reasonable to compensate the Creditors’ Trust for its constituency’s share of the value of the Policy Related Assets and LPI’s contributions of assets to Newco, including its rights and assets needed to service the Policies. The Position Holder Trust shall contribute $2 million to the Creditors’ Trust on the Effective Date, and the remaining $10 million will be contributed as requested from time to time by the Creditors’ Trustee in accordance with the Creditors’ Trust Agreement, with any amount not requested prior to the third anniversary of the Effective Date to be contributed within 30 days after the third anniversary. The Creditors’ Trust may also receive from the SEC contributions of Fair Funds if, as and when received by the SEC pursuant to its enforcement and collection activities, and subject to the SEC’s discretion.

(c)          Any distributions made by the Creditors’ Trust will be based solely upon the Creditors’ Trust’s net recoveries in litigation pursued pursuant to the Causes of Action assigned to the Creditors’ Trust pursuant to this Plan, the Class Action Settlement Agreement, and the MDL Settlement Agreement, any other settlement agreements and assignments, and any contributions of Fair Funds made by the SEC.

(d)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust as provided in Section 5.02(d) of this Plan, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest (to the Creditors’ Trust Beneficiaries who are not IRA Holders and to the IRA Partnership, which shall issue IRA Partnership Interests relating thereto to the Creditors’ Trust Beneficiaries who are IRA Holders), calculated and distributed as provided in Section 5.05(g) of this Plan.

Section 6.03         The Creditors’ Trust Agreement.

The Creditors’ Trust Agreement shall conform to the terms of this Plan, and to the extent that the Creditors’ Trust Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order shall govern.

Section 6.04         The Creditors’ Trustee.

(a)          The proposed Creditors’ Trustee is named in Exhibit D to the Creditors’ Trust Agreement, attached hereto as Exhibit B, subject to Bankruptcy Court approval.

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(b)          The Creditors’ Trustee shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan and the Creditors’ Trust Agreement, and as otherwise provided in the Confirmation Order or any other order of the Bankruptcy Court. Specifically, after the Effective Date, the Creditors’ Trustee shall review, investigate, evaluate, analyze, or object to Fee Applications or Professional Fee Claims. The Creditors’ Trustee shall be the exclusive trustee of the Creditors’ Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the Creditors’ Trustee and the appointment of any successor Creditors’ Trustee shall be set forth in the Creditors’ Trust Agreement. The Creditors’ Trustee shall be required to perform his or her duties as set forth in this Plan and the Creditors’ Trust Agreement.

Section 6.05         Creditors’ Trust Beneficiaries

(a)          The beneficiaries of the Creditors’ Trust shall include all Holders of Allowed Claims as General Unsecured Creditors, including but not limited to all Rescinding Position Holders and Former Position Holders. The beneficial interests of each Creditors’ Trust Beneficiary shall be calculated Pro Rata relative to its aggregate Allowed Claim amount, including the Additional Allowed Claims as described in Section 6.05(c) below.

(b)          Following payment of the expenses of the Creditors’ Trust, and in the event that all Holders of Creditors’ Trust Interests (other than the SEC) receive distributions from the Creditors’ Trust in an amount equal to their Allowed Claims, the Position Holder Trust shall be the residual beneficiary of the Creditors’ Trust Assets and proceeds of same. As provided in the Creditors’ Trust Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest shall be reallocated to Investors who are Creditors’ Trust Beneficiaries. Any Fair Funds that the SEC contributes will be distributed Pro Rata to the Investors who are Creditors’ Trust Beneficiaries. In addition, if all Investors who are Creditors’ Trust Beneficiaries receive distributions from the Creditors’ Trust in an amount equal to their full Allowed Claims, any further distributions in respect of the SEC’s Creditors’ Trust Interest, and any remaining Fair Funds, will be reallocated to the Position Holder Trust.

(c)          Pursuant to the Class Action Settlement Agreement, each Rescission Settlement Subclass Member, other than the MDL Plaintiffs, will receive an Additional Allowed Claim in Class B4 in an amount equal to 0.5% of its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, unless the Rescission Settlement Subclass Member checks a box on its Ballot and elects not to assign its Additional Assigned Claim to the Creditors’ Trust, in which case it will not assign its Additional Assigned Claims and will not receive an Additional Allowed Claim in exchange therefor. Pursuant to the MDL Settlement Agreement, each of the MDL Plaintiffs will receive an Additional Allowed Claim in Class B4 in an amount equal to a fixed amount relative to its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, which amount will be set forth in the Plan Supplement. Under Section 3.06(b) and Section 3.07(f), all of the Additional Allowed Claims will be exchanged for Creditors’ Trust Interests.

(d)          Qualified Plan Holders are not permitted to be beneficiaries of the Creditors’ Trust, and none of the Class B2A or Class B3A Holders are permitted to be beneficiaries of the Creditors’ Trust on account of a Class B2A or Class B3A Claim.

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Section 6.06         Creditors’ Trust Reserves.

Following the Effective Date of the Plan, the Creditors’ Trust shall establish such reserves as required or permitted by the Creditors’ Trust Agreement or Section 6.02 of this Plan.

Section 6.07         Creditors’ Trust Taxes.

(a)          The Creditors’ Trustee will file all federal income tax returns for the Creditors’ Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

(b)          The Creditors’ Trust Assets will be contributed to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries, and such beneficiaries will receive Creditors’ Trust Interests in exchange for their Allowed Claims, as set forth in Section 6.05. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Creditors’ Trustee and the Creditors’ Trust Beneficiaries) will treat the transfer and assignment to the Creditors’ Trust of the Creditors’ Trust Assets as (a) a transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) followed by (b) the transfer of the Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust in exchange for Creditors’ Trust Interests. The deemed transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) will be a taxable exchange. The Creditors’ Trust Assets will be valued based on the Allowed Claim amounts (including the Additional Allowed Claim amounts). All parties to the Creditors’ Trust (including, without limitation, the Debtors and the holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

(c)          The Creditors’ Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Creditors’ Trust will be treated as the grantors and owners of their Pro Rata portion of the Creditors’ Trust Assets for federal income tax purposes. All of the income of the Creditors’ Trust will be treated as subject to tax on a current basis. The Creditors’ Trust will not pay tax. The Creditors’ Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Creditors’ Trust (or the appropriate middleman), separately stating such beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Creditors’ Trust will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income and pay any tax due. The Creditors’ Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

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Section 6.08         Liability; Indemnification.

The Creditors’ Trustee shall not be liable for any act or omission taken or omitted to be taken in their capacity as the Creditors’ Trustee, other than acts or omissions resulting from such Person's willful misconduct, gross negligence, or fraud. The Creditors’ Trustee may, subject to the terms of the Creditors’ Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Creditors’ Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Creditors’ Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Creditors’ Trust shall indemnify and hold harmless the Creditors’ Trustee and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 6.09         Termination.

The duties, responsibilities and powers of the Creditors’ Trust shall terminate after all Creditors’ Trust Assets have been fully resolved, abandoned or liquidated and the Creditors’ Trust Assets have been distributed in accordance with this Plan and the Creditors’ Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existence terminated; provided, however, except in the circumstances set forth below, the Creditors’ Trust shall terminate no later than five years after the Effective Date. If warranted by the facts and circumstances provided for in this Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Creditors’ Trust, the term of the Creditors’ Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Creditors’ Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Creditors’ Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five years, based on the particular circumstances at issue. Each such extension must be approved by the Bankruptcy Court no more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Creditors’ Trust. Upon the occurrence of the termination of the Creditors’ Trust, the Creditors’ Trustee shall File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

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ARTICLE VII

IRA PARTNERSHIP

Section 7.01         Formation of IRA Partnership.

On or before the Effective Date, the IRA Partnership shall be formed as part of the Reorganization Transactions as a Texas limited liability company to (a) receive a Position Holder Trust Interest as provided in this Plan, and (b) issue IRA Partnership Interests to be Distributed to Continuing IRA Holders and Assigning IRA Holders as provided in this Plan. The Assigning IRA Holders will contribute their Allowed Claims and the related Contributed Positions, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The Continuing IRA Holders will contribute the Continuing Position Holder Contributions and the portion of their Allowed Claims attributable to them, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The remainder of the Continuing IRA Holders’ Contributed Positions, and the portion of their Allowed Claims attributable to them, will be contributed to the Position Holder Trust in exchange for New IRA Notes, as discussed in Section 5.05(d).

Section 7.02         Ownership.

The IRA Partnership Interests shall be issued to the IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to this Plan. Additional IRA Partnership Interests may be issued to IRA Holders who are Creditors’ Trust Beneficiaries as provided in Section 5.05(g) of this Plan, if Recovered Assets are transferred by the Creditors’ Trust to the Position Holder Trust as provided in Section 5.02(d).

Section 7.03         Governance and Management.

The form, management, and oversight of the IRA Partnership shall be set forth in the IRA Partnership Agreement for the IRA Partnership. The Plan Proponents shall make all determinations with respect to employment of the IRA Partnership Manager and any officers or employees of the IRA Partnership as of the Effective Date. The initial IRA Partnership Manager shall be named in an exhibit to the IRA Partnership Agreement, as provided in the Plan Supplement. Thereafter, the IRA Partnership Manager will be elected or appointed in accordance with the IRA Partnership Agreement.

Section 7.04         Holders of IRA Partnership Interests.

The holders of the IRA Partnership Interests shall be the Assigning IRA Holders and the Continuing IRA Holders entitled to receive IRA Partnership Interests pursuant to this Plan and the IRA Partnership Agreement, and any IRA Holders who are Creditors’ Trust Beneficiaries who are entitled to receive IRA Partnership Interests as provided in Section 5.05(g) of this Plan. The IRA Partnership Interest received by each Assigning IRA Holder and each Continuing IRA Holder with respect to each Contributed Position shall be calculated relative to the Beneficial Ownership related to the Contributed Positions in respect of which the IRA Partnership Interest is to be issued, stated in terms of the dollar amount of death benefits included in that Beneficial Ownership, and shall be determined as set forth below in this Section 7.04. The IRA Partnership Interest received by each IRA Holder who is a Creditors’ Trust Beneficiary entitled to receive one as provided in Section 5.05(g) of this Plan shall be calculated as provided therein.

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(a)          The membership interest represented by each IRA Partnership Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount8, shall be determined as follows:

(i)          For each IRA Note as to which a Position Holder Trust Election is made, an Assigning IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (i) the Beneficial Ownership represented by the Fractional Interests related to the IRA Note and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interest related to all Fractional Positions with respect to which IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests; and

(ii)         For each Continuing IRA Holder entitled to receive an IRA Partnership Interest in exchange for a Continuing Position Holder Contribution and the related Allowed Claim, the Continuing IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (i) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interest related to all Fractional Positions with respect to which IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests.

(b)          As provided in the IRA Partnership Agreement, IRA Partnership Interests will be expressed in “Units” of partnership interest in the IRA Partnership. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position; provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of an IRA Partnership Interests of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of IRA Partnership Interests of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Holder of IRA Partnership Interests is entitled based on the number of Units registered in the name of the Holder and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The IRA Partnership Manager shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each Holder of IRA Partnership Interests, and upon request, shall issue certificates representing some or all Units of IRA Partnership Interest registered in the name of a Holder of an IRA Partnership Interest. IRA Partnership Interest certificates will bear restrictive legends as provided elsewhere in this Plan.

8 As provided in Section 4.13(c), if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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(c)          If the Position Holder Trust exercises its right to offset against (and withhold from) any distributions made in respect of the Position Holder Trust Interest held by the IRA Partnership, any amount relating to unpaid amounts owed to the Position Holder Trust by any Holder of an IRA Partnership Interest, including any unpaid amounts owed for (i) Catch-Up Payments and (ii) Pre-Petition Default Amounts, then the offset items will be specially allocated by the IRA Partnership to that Holder and offset against any IRA Partnership distributions allocated to that Holder.

(d)          To avoid adverse tax consequences, the transfer of IRA Partnership Interests will be subject to certain conditions to prevent the IRA Partnership from being classified as a “publicly traded partnership,” as that term is used in the Internal Revenue Code of 1986, as amended, as more fully described in the IRA Partnership Agreement.

Section 7.05         IRA Partnership Taxes.

(a)          The IRA Partnership will file all federal, state and local income tax returns pursuant to the Internal Revenue Code and the Treasury Regulations promulgated thereunder. For federal income tax purposes, the IRA Partnership shall be treated as being formed (i) with contributions of the Allowed Claims and related Fractional Positions, including any rights and obligations to Maturity Funds in escrow and the repayment of Maturity Funds Loans by the Assigning IRA Holders in exchange for IRA Partnership Interests; and (ii) the contribution by the Continuing IRA Holders of their Continuing Position Holder Contributions and related Allowed Claims, including any related rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans related to their Continuing Position Holder Contribution in exchange for IRA Partnership Interests. The Assigning IRA Holders will contribute 100% and Continuing IRA Holders will contribute 5% of their Allowed Claims and related Fractional Positions to the IRA Partnership upon formation. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the IRA Partnership Manager and the holders of IRA Partnership Interests) must treat the transfer and assignment of the Allowed Claims and related Fractional Positions to the IRA Partnership by the Assigning IRA Holders and Continuing IRA Holders as (i) a nontaxable partner contribution of the Allowed Claims and related Fractional Positions of the Assigning IRA Holders, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests, and (ii) a nontaxable partner contribution by the Continuing IRA Holders of 5% of their Allowed Claims and related Fractional Positions, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests.

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(b)          The Reorganized Debtors will be treated as distributing (i) all of the Fractional Interests relating to Fractional Positions, along with any related Escrowed Funds and Maturity Funds, as to which IRA Holders have made Position Holder Trust Elections and (ii) the portion of the Fractional Interests relating to the Fractional Positions (along with any related Escrowed Funds and Maturity Funds) as to which IRA Holders have made Continuing Holder Elections that comprise the Continuing Position Holder Contributions (i.e., 5% of their Fractional Positions), to the IRA Partnership, in each case as of the Effective Date, in satisfaction of the Allowed Claims contributed to the IRA Partnership by the IRA Holders. The IRA Partnership will then be treated as transferring such Fractional Positions to the Position Holder Trust in exchange for Position Holder Trust Interests. The Position Holder Trust will be deemed to transfer to the Reorganized Debtors the Allowed Claims contributed to it by the Continuing IRA Holders in a taxable exchange for the Fractional Interests that comprise the Contributed Positions other than the Continuing Position Holder Contributions (i.e., 95% of their Fractional Positions) relating to the Fractional Positions (along with any related Escrow Funds and Maturity Funds) as to which IRA Holders have made the Continuing Holder Election.

(c)          The IRA Partnership will be treated as a partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership Interest holders will be treated as partners of the IRA Partnership to the extent of their Pro Rata partnership interests in the IRA Partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership will not pay tax but the IRA Partnership will file IRS Form 1065, “U.S. Return of Partnership Income,” annually and issue a “Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc.” to each interest holder of the IRA Partnership. The K-1s will separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the interest holders’ tax liabilities differently. Under the Internal Revenue Code, the holders of IRA Partnership Interests will be required to take into consideration their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due.

Section 7.06         Liability; Indemnification.

The IRA Partnership Manager shall not be liable for any act or omission taken or omitted to be taken in its capacity as IRA Partnership Manager, other than acts or omissions resulting from such Person's willful misconduct, gross negligence, or fraud. Any IRA Partnership Manager may, in connection with the performance of his or her functions, and, subject to the terms the IRA Partnership Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, an IRA Partnership Manager shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so should not result in imposition of liability on the IRA Partnership Manager unless such determination is based on willful misconduct, gross negligence, or fraud. The IRA Partnership shall indemnify and hold harmless each IRA Partnership Manager and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the IRA Partnership or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

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Section 7.07         Termination.

The duties, responsibilities and powers of the IRA Partnership shall terminate after all IRA Partnership assets, including the interests in the Position Holder Trust, have been liquidated and all of the proceeds of the Position Holder Trust Assets have been distributed in accordance with the Position Holder Trust Agreement. At that time, the IRA Partnership Manager shall take appropriate actions to terminate the existence of the IRA Partnership.

ARTICLE VIII

TRUSTEE AND MANAGER COMPENSATION AND EXPENSES

Section 8.01         Discharge of the Chapter 11 Trustee from Duties.

The Chapter 11 Trustee shall be discharged from his duties in these Chapter 11 Cases upon the filing of a notice of substantial consummation in the Chapter 11 Cases as provided in Section 15.03 of this Plan. The Chapter 11 Trustee, upon discharge, shall cancel his trustee bond.

Discharge of the Chapter 11 Trustee shall not affect or impair the Chapter 11 Trustee’s right to seek a final ruling on any request for statutory compensation and reimbursement of expenses made in connection with the LPHI case, nor for his compensation requested from the LPI and LPIFS cases.

Section 8.02         Compensation of Successor Trustees, Trust Board Members and IRA Partnership Manager.

The compensation of each Successor Trustee, the members of the Trust Board for the Successor Trusts and the IRA Partnership Manager, on a post-Effective Date basis, shall be disclosed in exhibits to the respective Trust Agreements or IRA Partnership Agreement. The payment of the fees and expenses of each Successor Trustee, each Trust Board member, IRA Partnership Manager and any professionals they have retained shall be made by the applicable Trust or the IRA Partnership in accordance with the provisions of this Plan and the applicable Trust Agreement or the IRA Partnership Agreement. Under the Successor Trust Agreements, the members of the Trust Boards will serve as members of the Advisory Committee and will not receive any additional compensation for serving in such capacity.

Section 8.03         Successor Trustee and Manager Expenses.

All costs, expenses and obligations incurred by the Successor Trustees in administering this Plan and the Successor Trusts, or in any manner connected, incidental or related thereto shall come from amounts distributable to the appropriate beneficiaries for whose benefit such expenses or obligations were incurred. Reimbursement of expenses of the IRA Partnership Manager shall be disclosed in the IRA Partnership Agreement.

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Section 8.04         Retention of Professionals.

The Successor Trustees and the Trust Boards shall, subject to the terms of the Successor Trust Agreements, and the IRA Partnership Manager, subject to the terms of the IRA Partnership Agreement, have the right to retain the services of attorneys, accountants, and other professionals that, in their discretion, are necessary to assist them in the performance of their duties. Professionals of, among others, the Debtors, shall be eligible for retention by the Successor Trustees or the IRA Partnership Manager on a special counsel basis, and former employees of the Debtors shall be eligible for retention by the Successor Entities and the Successor Trustees and IRA Partnership Manager; provided, however, none of the Successor Entities, the Successor Trustees, or the IRA Partnership Manager shall hire Brian Pardo, Scott Peden, or any other Person or Entity named as a defendant in the Class Action Lawsuits, the MDL Litigation, or that had been sued by the Chapter 11 Trustee or any of the Debtors in any litigation or Cause of Action filed prior to the Effective Date.

Section 8.05         Payment of Professional Fees.

The reasonable fees and expenses of such professionals shall be paid by the respective Successor Trust or the IRA Partnership upon the monthly submission of statements to the respective Successor Trustee or IRA Partnership Manager or as provided by their retention agreement. The payment of the reasonable fees and expenses of the respective retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise provided in this Plan. Without limiting the generality of the foregoing, and except as otherwise set forth in this Plan, the Successor Entities may, without application to or approval by the Bankruptcy Court, pay fees that each incurs after the Effective Date for professional fees and expenses.

ARTICLE IX

COMMITTEES AND TRUST BOARDS

Section 9.01         Dissolution of the Committee.

The Committee shall continue in existence through the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103. Unless otherwise ordered by the Bankruptcy Court, on the Effective Date, (a) the Committee shall be dissolved and their members shall be released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases, this Plan and the implementation of the same, save and except for their respective duties, responsibilities and obligations as members of the Trust Boards under the Successor Trust Agreements, and (b) the retention or employment of the Committee’s Professionals and other agents shall terminate.

Section 9.02         Creation of Position Holder Trust Governing Trust Board.

On the Effective Date, the Position Holder Trust Governing Trust Board shall be formed pursuant to the Position Holder Trust Agreement and constituted of those Persons to be designated by the Plan Proponents, and approved by the Bankruptcy Court before the conclusion of the Confirmation Hearing. A list of the proposed members of the Position Holder Trust Governing Trust Board as designated by the Plan Proponents is included in Exhibit E to the Position Holder Trust Agreement, attached hereto as Exhibit A, subject to replacement by the Plan Proponents if any designated individual becomes unable or unwilling to serve prior to the Effective Date, and subject in all cases to approval by the Bankruptcy Court.

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Section 9.03         Creation of Creditors’ Trust Governing Trust Board.

On the Effective Date, the Creditors’ Trust Governing Trust Board shall be formed pursuant to the Creditors’ Trust Agreement and constituted of those Persons to be designated by the Plan Proponents, and approved by the Bankruptcy Court, before the conclusion of the Confirmation Hearing. A list of the proposed members of the Creditors’ Trust Governing Trust Board as designated by the Plan Proponents is included in Exhibit E to the Creditors’ Trust Agreement, attached hereto as Exhibit B, subject to replacement by the Plan Proponents if any designated individual becomes unable or unwilling to serve prior to the Effective Date, and subject in all cases to approval by the Bankruptcy Court.

Section 9.04         Creation of IRA Partnership Advisory Committee.

On the Effective Date, the Advisory Committee for the IRA Partnership shall be formed pursuant to this Plan and constituted as those Persons serving from time to time as Trust Board Members for the Successor Trusts.

Section 9.05         Procedures.

The Successor Trust Agreements and the IRA Partnership Agreement each shall provide for the governance of the Successor Entity’s Trust Board or Advisory Committee.

Section 9.06         Function, Duties, Responsibilities, Duration

(a)          The function, duties, responsibilities, and duration of the Position Holder Trust Governing Trust Board shall be set forth in the Position Holder Trust Agreement.

(b)          The function, duties, responsibilities, and duration of the Creditors’ Trust Governing Trust Board shall be set forth in the Creditors’ Trust Agreement.

(c)          The function, duties, responsibilities, and duration of the Advisory Committee for the IRA Partnership shall be set forth in the IRA Partnership Agreement.

Section 9.07         Liability; Indemnification

(a)          None of the Position Holder Trust Governing Trust Board, the Creditors’ Trust Governing Trust Board and the Advisory Committee, nor any of their members, or designees, nor any duly designated agent or representative of any Trust Board or the Advisory Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of any Trust Board or the Advisory Committee, nor shall any member of any Trust Board or the Advisory Committee be liable for any act or omission taken or omitted to be taken in its capacity as a member, other than acts or omissions resulting from such member’s willful misconduct, gross negligence or fraud. Each of the Trust Boards and the Advisory Committee may, in connection with the performance of its functions, and, subject to the terms of its respective organizational documents, consult with attorneys, accountants, and its agents, and no member of any Trust Board or the Advisory Committee shall be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals.

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(b)          Notwithstanding such authority, neither Trust Board nor the Advisory Committee shall be under any obligation to consult with attorneys, accountants or agents, and a determination to not do so shall not result in the imposition of liability on any Trust Board or Advisory Committee, or its members and/or designees, unless such determination is based on willful misconduct, gross negligence or fraud.

(c)          The respective Successor Entity shall indemnify and hold harmless its Trust Board or Advisory Committee and its members, designees, and professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions with respect to the respective Successor Entity or the implementation or administration of this Plan, including without limitation their actions or omissions as members of the Advisory Committee; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

ARTICLE X

PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

Section 10.01         Timing and Delivery of Distributions by Successor Entities.

The Successor Trust Agreements and the IRA Partnership Agreement shall govern distributions by the Successor Entities and shall be deemed to include the terms of this Article X and other relevant provisions of this Plan. The payment of distributions under the Successor Trust Agreements and the IRA Partnership Agreement shall be made in the ordinary course of business under those agreements and shall not be subject to the approval of the Bankruptcy Court.

Section 10.02         Method of Cash Distributions.

Any Cash payment to be made pursuant to this Plan, one of the Successor Trust Agreements or the IRA Partnership Agreement may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of and in the discretion of the relevant Successor Trustee, or the IRA Partnership Manager, as the case may be, in consultation with the relevant Trust Board or the Advisory Committee.

Section 10.03         Failure to Negotiate Checks.

Checks issued in respect of distributions under this Plan or by one of the Successor Entities shall be null and void if not negotiated within sixty (60) days after the date of issuance. The Successor Entities shall hold any amounts returned in respect of such non-negotiated checks. The Holder of an Allowed Claim (or New Interest) with respect to which such check originally was issued shall make requests for reissuance for any such check directly to the relevant Successor Trustee or the IRA Partnership Manager, as the case may be. All amounts represented by any voided check will be held until the later of one (1) year after (x) the Effective Date, (y) the date that a particular Claim is Allowed by Final Order, or (z) the date that a distribution by a Successor Entity was made, and all requests for reissuance by the Holder of the Allowed Claim (or New Interest) in respect of a voided check are required to be made before such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the applicable Successor Entity.

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Section 10.04         Fractional Dollars

Notwithstanding any other provision of this Plan, Cash Distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars rounded up and any fraction of $0.49 or less being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole dollar (a) if such Cash relates to a distribution made to Holders of New Interests and is held by one of the Successor Entities, it shall be retained by the Successor Entity and used or distributed by the Successor Entity in accordance with the relevant Successor Trust Agreement or the IRA Partnership Agreement, as the case may be, or (b) if not, such Cash shall be treated as Unclaimed Property pursuant to Section 10.03 of this Plan.

Section 10.05         Compliance with Tax Requirements.

Each Current Position Holder will receive a request for a tax certificate (Form W-8 or W- 9). Each of the Successor Entities and the Servicing Company shall withhold from distributions if such tax certificate is not provided or as otherwise required by law.

Section 10.06         De Minimis Distributions.

No Cash payment of less than twenty-five ($25.00) dollars shall be made to the Holder of any Claim or New Interest on account of its Allowed Claim or New Interest, as the case may be. Any distribution under $25 shall remain in the applicable Successor Entity, and shall be distributed pursuant to the terms of this Plan, or the applicable Successor Trust Agreement, or the IRA Partnership Agreement, as the case may be.

Section 10.07         Setoffs.

(a)          Except for a set off against any Claim that is Allowed in an amount set forth in this Plan, the Debtors, the Creditors’ Trustee, the Position Holder Trustee, or the IRA Partnership Manager, as the case may be, may, but shall not be required to, set off against any Claim and any payments or distributions to be made pursuant to this Plan, the Position Holder Trust Agreement or the IRA Partnership Agreement in respect of such Claim or any New Interest or New IRA Note issued (or that may be issued) with respect to such Claim, any and all debts, liabilities and claims of every type and nature whatsoever that the Estate, a Debtor or a Successor Entity may have against the Holder of such Claim, New Interest or New IRA Note, but neither the failure to do so nor the allowance of any such Claim, whether pursuant to this Plan or otherwise, shall constitute a waiver or release by any Debtor or Successor Entity of any such claims the Debtor or the Successor Entity may have against such Holder of any Claim or New Interest, and all such claims shall be retained by the applicable Successor Entity. The Position Holder Trustee may, but shall not be required to, withhold any payments or distributions to be made pursuant to the Position Holder Trust Agreement (including any distributions to the IRA Partnership) in respect of any New Interest or New IRA Note issued with respect to an Allowed Claim Held by any Excluded Person, and deposit the amount withheld in a reserve for set off against any and all debts, liabilities and claims of every type and nature whatsoever that the Estate, a Debtor or a Successor Entity has or may have against the Holder of such New Interest or New IRA Note, pursuant to a Cause of Action assigned to the Creditors’ Trust or otherwise.

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(b)          In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise.

(c)          No payment or distribution shall be made on account of any Claim, Interest or New Interest where the Holder has any unresolved liability to the Debtors, the Estates, or the Successor Entities within the scope of Bankruptcy Code section 502(d), including, but not limited to, any actual or potential defendant with respect to any Cause of Action.

Section 10.08         Recoupment.

Except as provided in this Plan and/or the Confirmation Order any Holder of a Claim or Interest shall not be entitled to recoup any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder actually performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Section 10.09         Distribution Record Date.

As of the close of business on the fifth (5th) Business Day following the Effective Date (the Distribution Record Date), all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims will be closed and, for purposes of this Plan, there shall be no further changes in the record holders of such Claims. None of the Chapter 11 Trustee, the Successor Trustees, or the IRA Partnership Manager shall have any obligation to recognize the transfer of any Claims occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Claim as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

ARTICLE XI

RESERVES ADMINISTERED BY THE SUCCESSOR ENTITIES

Section 11.01         Establishment of Reserve Accounts, Other Assets and Beneficiaries.

The Successor Entities shall each have authority to establish such Distribution Reserve Accounts (which, notwithstanding anything to the contrary contained in this Plan, may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each Successor Entity) as may be provided for in their respective governing documents.

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Section 11.02         Undeliverable Distribution Reserve.

(a)          Deposits. If a distribution to any Holder of an Allowed Claim, New Interest or New IRA Note is returned to the Creditors’ Trustee, Position Holder Trustee, or IRA Partnership Manager, as applicable, as undeliverable or is otherwise unclaimed, such distribution shall be deposited in an Undeliverable Distribution Reserve account for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Section 10.03, Section 10.05, and Section 11.02(b) of this Plan. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees.

(b)          Forfeiture. Any Holder of an Allowed Claim, New Interest or New IRA Note that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one year after the first distribution is made to such Holder shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for the undeliverable or unclaimed distribution against any Debtor, any Estate, any of the Successor Entities, Successor Trustees, IRA Partnership Manager, or their respective properties or assets. In such cases, any Cash or other property held by any of the Successor Entities in the Undeliverable Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, shall become Unclaimed Property, notwithstanding any federal or state escheat or unclaimed property laws to the contrary and shall be available for use or distribution by the respective Successor Entity according to this Plan.

(c)          Disclaimer. Each of the Successor Trustees or the IRA Partnership Manager and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Holder of any Claim, New Interest or New IRA Note, or (ii) obtain an executed Internal Revenue Service Form W-9 or other form required by law from any Holder of any Claim, New Interest or New IRA Note.

ARTICLE XII

ONGOING SERVICING FOR POLICIES

Section 12.01         Creation of Newco.

Subject to Section 12.06(d) of this Plan, on or before the Effective Date, Newco shall be formed as part of the Reorganization Transactions as a Texas limited liability company to (a) receive the assets to be contributed to Newco by LPI and LPIFS as provided in this Plan and enter into the Portfolio Information License with the Position Holder Trust, and (b) from and after the Effective Date, service the Policies and provide the other services to and for the benefit of the Continuing Position Holders, the Position Holder Trust and the IRA Partnership as provided in the Servicing Agreement. All Continuing Position Holders will be express third party beneficiaries of the Servicing Agreement.

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Section 12.02         Ownership.

Subject to Section 12.06(d) of this Plan, the Newco Interests shall be issued to Reorganized LPI and contributed to the Position Holder Trust, and either retained by the Position Holder Trust or sold (whether by private sale or auction).

Section 12.03         Governance and Management.

The form, management, and oversight of Newco shall be set forth in the Newco Organizational Documents to be provided in the Plan Supplement, if necessary. The Plan Proponents shall make all determinations with respect to employment of the directors and officers of Newco as of the Effective Date. Thereafter, the director(s) and officers of Newco will be elected or appointed in accordance with the Newco Organizational Documents.

Section 12.04         Employees and Records.

Subject to the exercise of its business judgment and industry standards, the Servicing Company may offer to retain some or all employees of LPI. All records necessary to provide all of the services set forth in the Servicing Agreement will be provided to, and retained by, the Servicing Company, subject to the terms of the Portfolio Information License. With respect to employees of LPI, to the extent the Servicing Company offers employment to any former employees of LPI, such employment will be at will unless and until the Servicing Company and the employee enter into a separate agreement or contract.

Section 12.05         Working Capital.

Subject to Section 12.06(d) of this Plan, the Position Holder Trust shall transfer to Newco Cash in an amount sufficient to adequately capitalize Newco on the Effective Date, and any net cash flow will be retained in Newco as necessary thereafter, to fund its reasonable and necessary working capital needs to satisfy its obligations under the Servicing Agreement.

Section 12.06         Servicing Agreement.

(a)          Subject to Section 12.06(d) below, on the Effective Date, the Servicing Company, the Position Holder Trust and the IRA Partnership shall enter into the Servicing Agreement pursuant to which the Servicing Company will provide servicing for the Policies and other services relating to the Continued Positions (Fractional Interests and New IRA Notes) held by Continuing Position Holders, and to the outstanding Position Holder Trust Interests and IRA Partnership Interests (including registration, administration and reporting services relating to the Fractional Positions, the Position Holder Trust Interests and the IRA Partnership Interests, and to transactions under the Maturity Funds Facility). Under the Servicing Agreement, the Servicing Company will, among other duties, (i) continue to optimize premiums on the Policies, (ii) continue to utilize CSV and Premium Reserves to satisfy premium requirements on Policies to the extent available, and bill and collect premiums from Continuing Fractional Holders, (iii) provide a customer service operation for all Continuing Position Holders, and (iv) the other services required by this Plan and the Servicing Agreement.

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(b)          The Servicing Agreement shall conform to the terms of this Plan, and to the extent that the Servicing Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order shall govern. The Servicing Agreement will require that all services under the agreement shall be performed in compliance with all applicable laws, including without limitation life settlement regulations protecting the confidentiality of personal identifying information and personal identifying health information relating to the individuals whose lives are insured under the Policies. In addition, under the Position Holder Trust Agreement, the Position Holder Trustee will have authority to maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company. The Servicing Agreement and the Portfolio Information License will be subject to termination by the Position Holder Trust for performance default by the Servicing Company.

(c)          If Newco is formed to act as the Servicing Company, and the Newco Interests are sold by private sale or auction, the definitive agreement providing for the sale will provide that if the Servicing Agreement is terminated for default, the Position Holder Trust will have an option to repurchase the Newco Interests.

(d)          The Plan Proponents have negotiated the Vida Plan Collaboration Agreement (the “Vida Plan Collaboration Agreement”) pursuant to which, among other things, Vida will, on the Effective Date, pay cash consideration to the Debtors, enter into the Servicing Agreement in place of Newco and provide financing to the Debtors as contemplated by Section 4.02(d) of this Plan and the Vida Term Sheet. If the definitive Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i)          Newco will not be formed, unless otherwise agreed among the Plan Proponents and Vida in connection with the effectuation of the transactions contemplated by the Vida Plan Collaboration Agreement;

(ii)         Vida will pay $4 million in cash consideration to the Debtors;

(iii)        Vida will enter into the Servicing Agreement and the Portfolio Information License in place of Newco, and be bound by all of the terms of, and obligated to provide all of the services provided for in, the Servicing Agreement and the Portfolio Information License;

(iv)        The Servicing Fee will be 2.65% of maturity proceeds of each Policy, as provided for in Section 12.10 of this Plan; and

(v)         The form of the Servicing Agreement is attached as an exhibit to the Vida Plan Collaboration Agreement.

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Section 12.07         Post-Effective Adjustment Report.

(a)          Pursuant to the Servicing Agreement, after the Effective Date the Servicing Company will provide weekly reports to the Position Holder Trustee as to total collections of Catch-Up Payments due from Current Position Holders who made (or are deemed to have made) Continuing Holder Elections, and Pre-Petition Default Amounts due from Investors (irrespective of any Election made), and make the information available to the relevant Investors through its secure website.

(b)          Not later than 45 days after the Catch-Up Cutoff Date, the Servicing Company shall prepare and deliver to the Position Holder Trustee the Post-Effective Adjustment Report, setting forth:

(i)          For each Current Position Holder who was informed of a Catch-Up Payment payable with respect to a Fractional Position in accordance with Section 4.13(a) of this Plan:

(1)         the Catch-Up Payment(s) due (broken down into the categories described in Section 4.13(a) (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)         whether or not the Catch-Up Payment(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and

(B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

(3)         the treatment of the Allowed Claim related to each Fractional Position for which a Catch-Up Payment was due (whether by Election or otherwise pursuant to the terms of the Plan), subject to the terms of this Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent as to Elections made on or before the Election Deadline.

(ii)         For each Investor who was informed of a Pre-Petition Default Amount payable with respect to a Fractional Position in accordance with Section 4.13(a) of this Plan:

(1)         the Pre-Petition Default Amount(s) due (broken down into the categories described in Section 4.13(a) (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)         whether or not the Pre-Petition Default Amount(s) was/were timely paid, or if not paid in full, whether or not an amount equal to all of the Premium Advances included in the Pre-Petition Default Amount(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and (B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

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(3)         the treatment of the Allowed Claim related to each Fractional Position for which a Pre-Petition Default Amount was due (whether by Election or otherwise pursuant to the terms of the Plan), subject to the terms of this Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent as to Elections made on or before the Election Deadline.

(c)          The Servicing Agreement will include customary provisions obligating the parties to provide information as required and cooperate in preparation of the Post-Effective Adjustment Report, which will be included in the Policy Related Assets owned by the Position Holder Trust and covered by the Portfolio Information License.

Section 12.08         Policy Data and Reports.

(a)          Subject to the discretion of the Position Holder Trustee and the Position Holder Trust Governing Trust Board, the Servicing Company shall provide Policy Data, and data relating to Premium Reserves and funds in the Maturity Escrow Account, on a secure website accessible to individuals who have signed the requisite confidentiality agreement and who are Holders of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests. The data shall be updated monthly, or as frequently as is practical. All Policies that mature shall continue to be listed with the Policy ID, death benefit, funding date, premiums paid, and maturity date.

(b)          The Servicing Company shall prepare and make available on the secure website reports for the Holders of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests, the Position Holder Trustee, the Creditors’ Trustee, the IRA Partnership Manager and any Escrow Agent as will be more fully described in the Servicing Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement and the Creditors’ Trust Agreement.

(c)          The Servicing Agreement will require that all Policy Data and reports prepared and provided by the Servicing Company shall be prepared and provided in compliance with all applicable laws, including without limitation life settlement regulations protecting the confidentiality of personal and health information relating to the individuals whose lives are insured under the Policies.

Section 12.09         Premium Calls and Payment Defaults.

From and after the Effective Date, and pursuant to the Servicing Agreement, the Servicing Company shall make premium calls to Continuing Fractional Holders holding Fractional Interests relating to Distressed Policies as follows:

(a)          Premium Calls: Premium calls will be sent not later than 120 days prior to the scheduled premium due date for the relevant Policy. For consistency and efficiency, premiums will be billed on an annual basis regardless of historical billing practices, with invoices mailed out in June or December of each year, depending on the premium due dates under the Policies.

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(b)          Payment Due Dates and Reminders: Not later than 60 days after a premium call notice is sent with respect to each Fractional Interest, the Continuing Fractional Holder must pay the amount specified in the premium call to the escrow account specified in the premium call notice. The Servicing Company will send a past due reminder notice if payment is not received within 30 days of the date the premium call was sent.

(c)          Payment Default: If the Continuing Fractional Holder does not pay in full the amount specified in the premium call notice for any Fractional Interest by the due date specified in the notice, a “Payment Default” with respect to the Fractional Interest (a “Defaulted Fractional Position”) shall occur on the due date (the “Payment Default Date”), and the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election with respect to the Defaulted Fractional Position as of the Payment Default Date, without any further notice from or other action by the Servicing Company, the Position Holder Trust or any other Person. Within 30 days after the Payment Default Date, the Servicing Company shall notify the Position Holder Trustee of the occurrence of the Payment Default, and the Position Holder Trust shall pay into the premium payment account provided for in the Servicing Agreement an amount equal to the amount unpaid by the Continuing Position Holder with respect to the Defaulted Fractional Position. Any payment made by the Continuing Position Holder after the Payment Default Date with respect to the Fractional Interest shall be returned to the payer, less the processing fee provided for in the Servicing Agreement. Within 30 days after the Position Holder Trustee receives notice of the Payment Default, the Position Holder Trust shall issue a Position Holder Trust Interest to the defaulting Continuing Fractional Holder (in the Holder’s new capacity as an Assigning Position Holder with respect to the Defaulted Fractional Position), representing a beneficial interest in the Position Holder Trust calculated as provided in Section 5.05(c) of this Plan.

(d)          Policy Purchase or Lapse: Not less than 120 days before the due date for any premium payment on a Distressed Policy, the Position Holder Trustee will be authorized to send, or direct the Servicing Company to send, a notice to all Continuing Fractional Holders of Fractional Interests relating to the Distressed Policy (i) stating that, in the Position Holder Trustee’s judgment, no further premium payments should be made on the Policy, and (ii) offering to transfer the Beneficial Ownership in the Policy held by the Position Holder Trust to one or more of the Continuing Fractional Holders in exchange for their payment of the premiums due with respect to the Position Holder Trust’s Beneficial Ownership in the Policy, which will be set forth in the notice. If the Continuing Fractional Holders do not accept the offer and pay into the premium payment account provided for in the Servicing Agreement an amount equal to all of the premiums relating to the Beneficial Ownership held by the Position Holder Trust before the end of the 120-day period, the Policy will lapse. If one or more of the Continuing Fractional Holders do pay all of the required premiums into the premium payment account before the due date, then (x) within 30 days after the due date, the Servicing Company will provide a report to the Position Holder Trustee detailing which Continuing Fractional Holder(s) paid a portion of the premiums relating to the Position Holder Trust’s Beneficial Ownership, the amount paid by each such Continuing Fractional Holder, and the excess amount, if any, paid by each Continuing Fractional Holder, (y) within 30 days of the Position Holder Trustee’s receipt of the report from the Servicing Company, the Position Holder Trust shall (1) issue Fractional Interest Certificates to the relevant Continuing Fractional Holder(s), Pro Rata based on the amount paid by each, and (2) notify the Servicing Company of the transfer, and (z) within 30 days after it receives the notice from the Position Holder Trust, the Servicing Company will return the excess amount paid by any Continuing Fractional Holder, unless the Continuing Fractional Holder instructs the Servicing Company to add the amount to any Premium Reserve maintained in the Holder’s name to pay premiums on the Holder’s Fractional Positions. Unless all of the Continuing Fractional Holders who own Fractional Interests in such a Policy (which will then represent 100% of the Beneficial Ownership of the Policy) provide written notice otherwise, the Position Holder Trust will remain the record owner and beneficiary of the Policy for the benefit of such Continuing Fractional Holders, and the Policy will continue to be subject to the Servicing Agreement, including payment of the Servicing Fee. If a Policy is transferred or lapses as provided above prior to the date that the New IRA Notes have been paid in full, and any Beneficial Ownership in the Policy was included in the New IRA Note Collateral, then the Position Holder Trust shall pay into the New IRA Note Sinking Fund Account maintained by Position Holder Trust in accordance with the Position Holder Trust Agreement an amount in Cash equal to the aggregate face amount of death benefit represented by the Beneficial Ownership in the Policy that was included in the New IRA Note Collateral, and the Beneficial Ownership will be released from the liens securing the New IRA Notes.

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Section 12.10         Servicing Fee; Other Deductions from Maturity Proceeds.

(a)          From and after the Effective Date, the fee due to the Servicing Company for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date in an amount equal to 3% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy; provided, however, if the Vida Plan Collaboration Agreement referred to in Section 12.06(d) is consummated on the Effective Date as contemplated by Section 12.06(d), the Servicing Fee due to Vida, as the Servicing Company, for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date in an amount equal to 2.65% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy.

(b)          In the event a Policy matures on or after the Effective Date, but before a Continuing Position Holder pays any Catch-Up Payment owing, the Catch-Up Payment shall also be deducted from the maturity proceeds and will be paid to the Position Holder Trust. In the event a Policy matures on or after the Effective Date, any Fractional Position relating to the Policy with respect to which a Pre-Petition Default Amount including any unpaid Premium Advance is owing shall be a Pre- Petition Abandoned Position, or if not a Pre-Petition Abandoned Position, the unpaid Pre-Petition Default Amount will be deducted from the maturity proceeds and will be paid to the Position Holder Trust.

ARTICLE XIII

EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 13.01         Assumption/Rejection.

Except to the extent the Debtors or Chapter 11 Trustee (a) previously have assumed or rejected an Executory Contract or Unexpired Lease, (b) prior to the Effective Date, have Filed or do File a motion to assume an Executory Contract or Unexpired Lease on which the Bankruptcy Court has not ruled, and (c) at the Confirmation Hearing, the Bankruptcy Court approves the assumption of an Executory Contract or Unexpired Lease, the Debtors’ Executory Contracts and Unexpired Leases shall be deemed rejected on the Effective Date.

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Section 13.02         Cure Amounts.

The proposed cure amounts of Assumed Executory Contracts and Unexpired Leases shall be included in the Assumed Executory Contract and Unexpired Lease List. Any party taking exception to the proposed amounts shall File a detailed statement setting forth its reason no later than three business days prior to the Confirmation Hearing. The Bankruptcy Court shall determine the proper cure amounts at the Confirmation Hearing. All court-approved cure amounts shall be paid within ten (10) days of the Effective Date.

Section 13.03         Assumed Executory Contracts and Unexpired Leases

(a)          Each Assumed Executory Contract will include (i) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such Executory Contract or Unexpired Lease; and (ii) with respect to any Executory Contract or Unexpired Lease that relates to the use, ability to acquire, or occupancy of real property, all Executory Contracts or Unexpired Leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject Filed on or before the Confirmation Date.

(b)          Amendments, modifications, supplements, and restatements to Executory Contracts and Unexpired Leases that have been executed by the Debtors during their Chapter 11 Cases shall not be deemed to alter the pre-petition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Section 13.04         Insurance Policies.

(a)          All insurance policies (other than the Policies) pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Hearing shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the appropriate Debtor and assigned to the appropriate Successor Entity or Newco, if it is formed. To the extent that Reorganized LPI remains involved in the Catch-Up Reconciliation, transition of record ownership of the Policies or other activities contemplated by this Plan after the Effective Date, any related insurance policies (other than the Policies) may be assigned to or retained by it, as determined by the Position Holder Trustee in the exercise of his business judgment and sole discretion.

(b)          Except to the extent expressly provided otherwise in this Plan, all of the Policies shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by LPI and assigned to the Position Holder Trust.

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Section 13.05         Pass-through.

Except as otherwise provided in this Plan, any rights or arrangements necessary or useful to the administration of the Successor Trusts but not otherwise addressed as a Claim or Interest, and other Executory Contracts not assumable under Bankruptcy Code section 365(c), shall, in the absence of any other treatment under this Plan, the Financing Order and/or the Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Successor Trusts and the counterparty unaltered and unaffected by the Chapter 11 Cases.

Section 13.06         Claims Based on Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases rejected or assumed pursuant to this Plan or otherwise must be Filed no later than thirty (30) days after the later of the Effective Date or the date a Final Order is entered granting the rejection; provided, however, any Claim for rejection damages resulting from the rejection of the Investment Contracts shall be deemed satisfied by the Class Action Settlement and, therefore, no Claim need be filed on account of the rejection of any Investment Contract. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Debtor, Reorganized Debtor or Successor Trust, without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims for the particular Debtor in question and shall be treated in accordance with the particular provisions of this Plan for such Debtor; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contract or Unexpired Lease, the Allowed Claim for rejection damages shall be treated as a Secured Claim to the extent of the value of such Holder’s interest in the collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 13.07         Reservation of Rights.

Nothing contained in this Plan shall constitute an admission by the Estates or any of the Plan Proponents that any contract is in fact an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Successor Trustees, or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Section 13.08         Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting Unexpired Leases pursuant to Bankruptcy Code section 365(d)(4).

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ARTICLE XIV

PROCEDURES FOR RESOLVING DISPUTED,

CONTINGENT, ESTIMATED, AND UNLIQUIDATED CLAIMS

Section 14.01         Expunging Certain Claims.

Except as otherwise provided by a Bankruptcy Court order, all Claims marked or otherwise Scheduled as contingent, unliquidated or disputed on the Bankruptcy Schedules and for which no Proof of Claim has been timely Filed shall be deemed disallowed Claims, and such Claims shall be expunged as of the Effective Date without the necessity of filing a claim objection and without further notice to, or action, order or approval of the Bankruptcy Court.

Section 14.02         Objections to Claims.

(a)          Authority. The Chapter 11 Trustee, the Committee, the Subsidiary Debtors, or the Creditors’ Trustee (as applicable) shall have the exclusive authority to File objections to any Pre-Petition Claims. As of the date set forth in this sentence, the Creditors Trustee shall be deemed to have substituted in as the real party in interest on behalf of the objector with respect to any objection to a Pre-Petition Claim that was: (i) filed by the Chapter 11 Trustee but still pending as of the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted; (ii) filed by the Committee but still pending as of the date the Committee is dissolved pursuant to Section 9.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted; or (iii) filed by one or both of the Subsidiary Debtors but still pending as of the earlier of (x) the date that the applicable Subsidiary Debtor’s corporate existence terminated or (y) the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted. After the date the Creditors’ Trustee is substituted as the real party in interest, the Creditors’ Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Creditors’ Trustee also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(b)          Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Creditors’ Trustee may File objections with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which such objections are made. Nothing contained herein, however, shall limit the right of the Creditors’ Trustee to object to Claims, if any, Filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable the Debtors, Reorganized Debtors, or the Creditors’ Trustee.

Section 14.03         Estimation of Disputed Claims.

The Creditors’ Trustee may at any time request that the Bankruptcy Court estimate any such Disputed Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Creditors’ Trustee or any Debtor, or Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute the maximum limitation on such Claim, as determined by the Bankruptcy Court, and the Creditors’ Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

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Section 14.04         No Distributions Pending Allowance.

Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, any liability of the Holder to any Estate within the scope of section 502(d) has been resolved and paid to the Estates or the relevant Successor Entity, and the Disputed Claim, or some portion thereof, has become an Allowed Claim by a final order.

Section 14.05         Reconciliation or Reduction of Allowed Claims in Class B2 or Class B3 after Rescinding Holder Election.

If the Allowed Claim amount for any Holder of a B2 or B3 Claim that makes a Rescinding Holder Election under Section 3.07(b)(iii)(3) or Section 3.07(d)(iii)(3) was estimated for the affected Position (as reflected on LPI’s Bankruptcy Schedule F), then after the Effective Date, the amount of the Allowed Claim will be reconciled to the extent possible during the Catch-Up Reconciliation process to reflect the actual amount of the underlying Claim to which the Allowed Claim relates, and the Creditors’ Trust Interest issued to the Holder will be determined based upon the reconciled Allowed Claim amount for the relevant Position. If a Holder of a Class B2 or B3 Claim that owes any Catch-Up Payment or Pre-Petition Default Amount with respect to a Fractional Position makes a Creditors’ Trust Election with respect to the Fractional Position, then the Allowed amount for such Fractional Position shall be reduced by the amount of the Catch-Up Payment or Pre-Petition Default Amount.

Section 14.06         Distributions After Allowance.

The Creditors’ Trustee or the Position Holder Trust Trustee, as applicable, shall make Distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of this Plan governing the class of Claims to which such Holder belongs. If the Distribution that would have been made to the Holder of such Claim would have depended on whether or not the Holder had paid any Catch-Up Payment or Pre-Petition Default Amount that was owed with respect to a Fractional Position, the Holder will have until thirty (30) days after the Claim becomes an Allowed Claim to pay such Catch-Up Payment or Pre-Petition Default Amount before the deemed treatment provided for in Section 4.13(b)(ii) or Section 4.13(c)(i), as applicable, will govern the Distribution to be made to the Holder. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, including but not limited to situations in which a Disputed Claim becomes Allowed by agreement or the withdrawal or dismissal of a claims objection and/or dismissal or other resolution of an adversary proceeding, the Position Holder Trustee and Creditors’ Trustee, as applicable, shall distribute to the Holder of such Allowed Claim the Distribution (if any) that would have been made to such Holder on the Distribution Date had such Claim been allowed on the Distribution Date.

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Section 14.07         Reduction of Claims.

Notwithstanding the contents of the Bankruptcy Schedules or the Bankruptcy SOFAs, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors before the Effective Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Bankruptcy Schedules or the Bankruptcy SOFAs, such Bankruptcy Schedules and Bankruptcy SOFAs will be deemed amended and reduced to reflect that such payments were made. Nothing in this Plan shall preclude the Creditors’ Trustee from paying Claims that the Debtors were authorized to be paid pursuant to any Final Order entered by the Bankruptcy Court before the Effective Date.

ARTICLE XV

CONDITIONS PRECEDENT TO CONFIRMATION

AND TO THE EFFECTIVE DATE OF THIS PLAN

Section 15.01         Conditions Precedent to Confirmation.

The following are conditions precedent to the occurrence of Confirmation, each of which must be satisfied or waived in accordance with Section 15.04 below:

(a)          The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Plan Proponents, approving the adequacy of the Disclosure Statement (inclusive of the Class Notice), and such Order shall have become a Final Order.

(b)          The Confirmation Order approving and confirming this Plan, as such Plan may have been modified, amended or supplemented, shall (i) be in form and substance reasonably acceptable to the Plan Proponents; and (ii) include a finding of fact that the Plan Proponents, and their respective current officers, directors, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code section 1125(e) and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions.

(c)          The Class Action Final Approval Order shall have been entered.

(d)          The MDL Settlement Approval Order shall have been entered.

Section 15.02         Conditions Precedent to the Occurrence of the Effective Date.

The following are conditions precedent to the occurrence of the Effective Time on the Effective Date, each of which must be satisfied or waived in accordance with Section 15.04 below:

(a)          The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Plan Proponents, and such Order shall have become a Final Order.

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(b)          Each of the Plan Documents shall have been fully executed and delivered in form and substance reasonably acceptable to the Plan Proponents, and the Certificates of Formation to create Newco and the IRA Partnership shall have been duly filed.

(c)          The Class Action Settlement Agreement and the MDL Settlement Agreement each shall have become, or at the Effective Time will be, effective in accordance with its terms.

(d)          Irrevocable instructions shall have been given by the respective Successor Entities directing the issuance of all of the Fractional Interest Certificates, Trust Interests, IRA Partnership Interests and New IRA Notes to be included in the Distributions provided for in Articles III and IV of this Plan.

(e)          There shall not be in effect any (i) order entered by any court of competent jurisdiction, (ii) any order, opinion, ruling or other decision entered by any administrative or governmental entity or (iii) applicable law, staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Plan.

Section 15.03         Substantial Consummation.

Upon the completion of the Catch-Up Reconciliation in accordance with this Plan, as evidenced by the filing of a notice of substantial consummation to be filed in the Chapter 11 Cases, this Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127(b).

Section 15.04         Waiver of Conditions.

Each of the conditions set forth in Section 15.01 or Section 15.02 hereof may be waived in whole or in part by agreement of all of the Plan Proponents. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Plan Proponents, regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Section 15.05         Revocation, Withdrawal, or Non-Consummation.

(a)          The Plan Proponents reserve the right to revoke or withdraw this Plan (including, without limitation, any one or more of the three separate plans in respect of the Debtors) at any time before the Confirmation Date and to File subsequent plans of reorganization.

(b)          For each revoked or withdrawn plan, or if Confirmation or the Effective Date of any plan does not occur, then, with respect to any such revoked or withdrawn plan, (a) the plan shall be null and void in all respects; (b) any settlement or compromise embodied in the plan (including the fixing, allowance or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), unless otherwise agreed to by the Plan Proponents and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for the Effective Date of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

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ARTICLE XVI

AMENDMENTS AND MODIFICATIONS

The Plan Proponents may alter, amend, or modify this Plan, the Plan Documents, and all exhibits and attachments hereto and thereto under Bankruptcy Code section 1127(a) at any time before the Confirmation Date. After the Confirmation Date and before “substantial consummation” of this Plan, as defined in Bankruptcy Code section 1101(2), the Plan Proponents may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, the Financing Order, the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan, so long as such proceedings do not materially adversely affect the treatment of Holders of Allowed Claims (including Additional Allowed Claims) or Interests under this Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XVII

RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)          Allow, disallow, determine, liquidate, classify, estimate or establish the priority or Secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

(b)          Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Reorganized Debtors and/or the Successor Trustees shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise set forth in this Plan;

(c)          Hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any claims arising therefrom;

(d)          Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

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(e)          Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, and/or the Confirmation Order;

(f)           Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of this Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

(g)          Consider any modifications of this Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)          Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of this Plan, the Financing Order and/or the Confirmation Order;

(i)           Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(j)           Hear and determine any matters arising in connection with or relating to this Plan, the Disclosure Statement, the Financing Order and/or the Confirmation Order, the Creditors’ Trust Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement, the Servicing Agreement or any other contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, the Financing Order and/or the Confirmation Order;

(k)          Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases or pursuant to this Plan;

(l)           Recover all assets of the Debtors and property of the Estates, wherever located;

(m)         Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(n)          Hear and determine all disputes involving the existence, nature, or scope of Debtors’ discharge or any releases granted in this Plan;

(o)          Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p)          Enter an order or final decree concluding or closing the Chapter 11 Cases; and

(q)          Enforce all orders previously entered by the Bankruptcy Court.

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ARTICLE XVIII

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

Section 18.01         Compromises And Settlements And Releases In Conjunction Therewith

(a)          The Compromise embodied by this Plan shall be: (i) deemed approved upon entry of an order confirming this Plan, (ii) effective as of the Effective Date, and (iii) binding upon the Debtors, the Reorganized Debtors, all Current Position Holders and all other Holders of Claims and Interests, the Position Holder Trust, the Position Holder Trustee, the Creditors’ Trust, the Creditors’ Trustee, the IRA Partnership, the IRA Partnership Manager, and the Servicing Company. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Compromise, and the Bankruptcy Court’s findings shall constitute its determination that such Compromise is in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

(b)          Certain of the Plan Documents and agreements providing for the Reorganization Transactions being completed as part of the Compromise contain specific releases of claims against one or more of the settling parties, which may be held by, among others, the Debtors, and/or the Holders of Claims and Interests. The releases provided for in the Compromise are granted in consideration of, among other things, the settling parties’ obligations under the all of the agreements evidencing the Compromise (including the Plan Documents and other agreements set forth in this Plan). Upon the occurrence of the Effective Date, these releases shall be binding to the full extent set forth therein.

Section 18.02         Exculpation and Permanent Injunction In Favor Of Exculpated Parties.

(a)          Notwithstanding anything to the contrary contained in the Plan or Disclosure Statement, and to the maximum extent permitted by applicable law, the Exculpated Parties shall not have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, or be liable for any claims or Causes of Action in connection with or arising out of: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) the pursuit of confirmation of the Plan; (iv) the consummation of the Plan; (v) the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (vi) the Causes of Action and Investor Causes of Action assigned to the Successor Entities; or (vii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty or criminal conduct, any of which proximately causes damages. The Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Following entry of the Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against any of the Exculpated Parties involving or relating to: (a) the administration of the Chapter 11 Cases; (b) any rulings, orders, or decisions in the Chapter 11 Cases; (c) any aspects of the Debtors’ Chapter 11 Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the decisions and actions taken or not taken during the Chapter 11 Cases; (d) any asserted claims based upon or related to prepetition obligations, Claims or Interests administered in the Chapter 11 Cases; and (e) ownership of the Fractional Positions, without limitation any claims related to any determination whether Fractional Positions belong to the Debtors’ estates, the Position Holders Trust or any other parties.

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(b)          Permanent Injunction As To Exculpated Parties Relating To Claims/Interests.

Except as otherwise expressly provided in this Plan, the Financing Order, or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims against, or Interests in, the Debtors are permanently enjoined, on and after the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, from commencing or continuing in any manner any claim or Cause of Action against any of the Exculpated Parties for any act or omission in connection with, related to, or arising out of any matter related to: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) negotiations regarding the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree or order against any Exculpated Party on account of any such Claim or Interest; (iv) the pursuit of confirmation of the Plan; (v) the consummation of the Plan; (vi) the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (viii) the Causes of Action (including the Investor Causes of Action) assigned to the Successor Entities; or (viii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty or criminal conduct, any of which proximately causes damages.

Section 18.03         Satisfaction of Claims.

(a)          The rights afforded in this Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, of all Claims and Interests against the Reorganized Debtors, the Estates, and their assets, properties, or interests in property, whether known or unknown, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), in each case whether or not: (i) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to Bankruptcy Code section 501; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to Bankruptcy Code section 502; or (iii) the Holder of such a Claim or Interest has accepted this Plan. Subject to the terms of this Plan, the Financing Order and/or the Confirmation Order, any default by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed satisfied against the Reorganized Debtor and the Estates on the Effective Date.

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(b)          Except as otherwise provided in this Plan, the Financing Order and/or the Confirmation Order, on the Effective Date, all Claims and Interests shall be deemed satisfied against the Reorganized Debtors and Estates, and the terms of this Plan, the Financing Order and/or the Confirmation Order shall be a judicial determination of the satisfaction of all liabilities of the Reorganized Debtors and the Estates.

(c)          Nothing in this Section 18.03 shall be construed to release any of the Investor Causes of Action and other Causes of Action that will be transferred to the Creditors’ Trust or the Position Holder Trust, as applicable, pursuant to the terms of this Plan.

Section 18.04         Releases/Permanent Injunctions Relating To Claims/Interests.

(a)          Releases by Debtors and Estates. Except as otherwise expressly provided in this Plan, the Financing Order and/or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and the Reorganized Debtors on its own behalf and as the representative of its respective Estate, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Exculpated Parties of and from any and all Claims, Causes of Action, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or this Plan, the Term Sheet, the Reorganization Transactions, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Plan Supplement, the Disclosure Statement or the financing transaction evidenced by the Financing Motion and Financing Order that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates. Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence, which proximately causes damages.

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(b)          Releases by Holders of Claims and Interests. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, or any Interest, or other right of a Holder of an equity security or other ownership interest that is terminated shall be deemed to completely and forever release, waive, void, extinguish and discharge unconditionally each and all of the Exculpated Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or this Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Plan Supplement, the Reorganization Transactions, the Disclosure Statement or the financing transaction evidenced by the Financing Motion and Financing Order.         Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence. Notwithstanding the foregoing or any other provision of this paragraph, nothing herein shall be construed to release the Assigned Causes of Action or the Additional Assigned Causes of Action.

Section 18.05         Permanent Injunction Relating To Assets Transferred Pursuant To The Plan.

(a)          Except as provided in this Plan or the Confirmation Order, as of the Effective Date, (i) all Persons or Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest:

(i)          commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum against the Debtors, the Reorganized Debtors, the Chapter 11 Trustee, the Committee or its current or former members, or any other party which seeks a determination of the ownership or any other rights as of the Effective Date or any prior date, of the Policies or the Fractional Interests or any property of the Estates or any property transferred to the Position Holder Trust, Creditors’ Trust, IRA Partnership, or Newco pursuant to the terms of this Plan;

(ii)         enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order which may be enforced against assets which are to be transferred by any of the Debtors or administered under this Plan;

(iii)        creating, perfecting or in any way enforcing in any manner, directly or indirectly, any Lien against assets which are to be transferred by the Debtors or administered under this Plan;

Joint Plan Of Reorganization	Page 83

(iv)        setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any property to be transferred by the Debtors or administered under this Plan;

(v)         commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum against the Debtors or any Exculpated Parties, that does not comply with, or is inconsistent with, the provisions of this Plan, the Plan Supplement, the Financing Order and/or Confirmation Order; and

(vi)        the taking of any act, in any manner, and/or in any place, that does not conform to, or comply with the provisions of this Plan, the Plan Supplement, the Financing Order and/or the Confirmation Order.

Section 18.06         No Successor Liability.

Except as otherwise expressly set forth in this Plan, the Successor Entities have not assumed, and shall not be deemed to have assumed, any liabilities of the Debtors.

Section 18.07         Substitution of Parties.

No later than 30 days after the Effective Date, the Creditors’ Trustee shall cause the appropriate substitution of parties and counsel for all Persons or Entities who have Causes of Action or claims pending against any of the Debtors in any lawsuit or arbitration which was commenced prior to the LPHI Petition Date. The Parties and Entities, as applicable, shall cooperate with the Creditors’ Trustee in executing forms for substitution of parties and counsel in connection with such lawsuits or arbitrations.

Section 18.08         No Waiver.

Notwithstanding anything to the contrary contained in this Plan, the releases and injunctions set forth in this Article XVIII of the Plan shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Reorganized Debtors, Chapter 11 Trustee, the Position Holder Trust, the Position Holder Trustee, the Creditors’ Trust, the Creditors’ Trustee, the IRA Partnership Manager, or Newco to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by the Reorganized Debtors, the Chapter 11 Trustee, the Position Holder Trust, the Creditors’ Trust, the IRA Partnership, or Newco pursuant to this Plan, the Financing Order and/or the Confirmation Order.

Section 18.09         Bankruptcy Rule 3016 Compliance.

The Chapter 11 Trustee’s and the Subsidiary Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that this Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

Section 18.10         Integral to the Plan.

Each of the injunctions provided in this Article XVIII is an integral part of this Plan and is essential to its implementation. Each of the Exculpated Parties and any other Persons protected by the injunctions set forth in this Article XVIII shall have the right to independently seek the enforcement of such injunctions.

Joint Plan Of Reorganization	Page 84

Section 18.11         Release of Liens.

Except as otherwise provided in this Plan, the Maturity Funds Collateral Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, including without limitation the documentation for the Vida Financing, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Debtor and its successors and assigns.

Section 18.12         Good Faith.

As of the Confirmation Date, the Plan Proponents shall be deemed to have solicited acceptance or rejections of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

Section 18.13         Rights of Defendants and Avoidance Actions.

All rights, if any, of a defendant to assert a Claim arising from relief granted in any action commenced under Chapter 5 of the Bankruptcy Code, together with the Creditors’ Trustee’s right to oppose such Claim, are fully preserved. Any such Claim that is Allowed shall be entitled to treatment and distribution under this Plan as a General Unsecured Claim.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.01         Severability of Plan Provisions.

If, before Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

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Section 19.02         Successors and Assigns.

The rights, benefits and obligations of any Person or Entity named or referred to in this Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.

Section 19.03         Binding Effect.

This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Debtors, and all other parties-in-interest in these Chapter 11 Cases.

Section 19.04         Notices.

Any notice, request, or demand required or permitted to be made or provided under this Plan to or upon the Debtors or the Reorganized Debtors, shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Chapter 11 Trustee or the Subsidiary Debtors:

Life Partners Holdings, Inc.

Attention: H. Thomas Moran II

With a copy to (which shall not constitute notice):

David M. Bennett

THOMPSON & KNIGHT, LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

214.969.1700 (telephone)

214.969.1751 (facsimile)

Prior to the Effective Date, any such notice shall also be copied upon the Committee, as follows:

Joseph J. Wielebinski

MUNSCH HARDT KOPF & HARR, P.C.

3800 Lincoln Plaza 500 N. Akard Street

Dallas, Texas 75201-6659

Telephone: (214) 855-7500

Facsimile: (214) 855-7584

Following the Effective Date, any such notice shall also be copied upon the Successor Trustees at the addresses set forth in their respective Successor Trust Agreements.

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Section 19.05         Term of Injunctions or Stay.

Unless otherwise provided in this Plan, the Financing Order and/or Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in this Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan, the Financing Order and/or Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 19.06         No Admissions.

Notwithstanding anything herein to the contrary, nothing in this Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

Section 19.07         Notice of the Effective Date.

The Plan Proponents shall File on the CM/ECF docket in the Chapter 11 Cases a Notice of Effective Date stating that (i) all conditions to the occurrence of the Effective Date have been satisfied or waived; and (ii) the Effective Date has occurred and specifying the date thereof for all purposes under this Plan. The Notice of Effective Date may include other and further information the Plan Proponents deem appropriate.

Section 19.08         Default Under Plan.

(a)          Plan Default Notice. Except as otherwise provided for in this Plan, after the Effective Date, in the event of an alleged default by the Creditors’ Trustee, the Position Holder Trustee or the Chapter 11 Trustee under this Plan, any party alleging such default shall provide written notice of default (the “Plan Default Notice”) to the Creditors’ Trustee, Position Holder Trustee or the Chapter 11 Trustee, as the case may be, at the address set forth in the Notice of Effective Date filed pursuant to Section 15.03 of this Plan with a copy thereof to the Trustee’s counsel at the addresses set forth in this Plan and shall contemporaneously File such Plan Default Notice with the Bankruptcy Court. The Creditors’ Trustee, Position Holder Trustee, and Chapter 11 Trustee, as the case may be, shall have thirty (30) days from the receipt of a Plan Default Notice to cure any actual default that may have occurred.

(b)          Cure. The Creditors’ Trustee, Position Holder Trustee, Chapter 11 Trustee, and any other party-in-interest shall have the right to dispute an alleged default that has occurred and to notify the party alleging such default that the Trustee (or such other party-in-interest) contends no default has occurred, with such notice to be sent within the thirty-day period following receipt of a Plan Default Notice. In such event, the Bankruptcy Court shall retain jurisdiction over the dispute relating to the alleged default and the remedy with respect to any remedy therefore.

(c)          Failure to Cure. In the event the Creditors’ Trustee, Position Holder Trustee, or Chapter 11 Trustee, as the case may be, (or any other party-in-interest) fails to either dispute the alleged default or timely cure such default, the party alleging such default shall be entitled to assert its rights under applicable law.

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Section 19.09         Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Debtors; provided, however, that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, not organized under Texas law shall be governed by the laws of the state of organization of such Debtor.

Section 19.10         Plan Documents.

The Plan Documents are incorporated herein and are a part of this Plan as if set forth in full herein.

Section 19.11         Entire Agreement.

This Plan and the Plan Documents set forth the entire agreement and understanding among the parties-in-interest relating to the subject matter hereof and supersede all prior discussions and documents.

ARTICLE XX

CONFIRMATION REQUEST

The Plan Proponents request Confirmation of this Plan under Bankruptcy Code section 1129(a). If any Impaired Class does not accept this Plan pursuant to Bankruptcy Code section 1126, the Debtors request Confirmation pursuant to Bankruptcy Code section 1129(b). In that event, the Plan Proponents reserve the right to modify this Plan to the extent (if any) that Confirmation of this Plan under Bankruptcy Code section 1129(b) requires modification.

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Dated:__________, 2016

LIFE PARTNERS HOLDINGS, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Chapter 11 Trustee

Dated:__________, 2016

LIFE PARTNERS, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Sole Director

Dated:__________, 2016

LPI FINANCIAL SERVICES, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Sole Director

Dated:__________, 2016

Committee

By:
	Name:	Bert Scalzo
	Title:	Authorized Signatory

Joint Plan Of Reorganization

APPENDIX

Defined Terms.

As used in the Plan, capitalized terms not otherwise defined herein have the meanings set forth below.

(1)         503(b)(9) Claim means a Claim or any portion thereof entitled to administrative expense priority pursuant to Bankruptcy Code section 503(b)(9) .

(2)         Ad Hoc Committee of Fractional Investors means those certain Investors represented by attorneys David D. Ritter and Stephen Andrew Kennedy, denominated in pleadings as the Ad Hoc Committee of Direct Fractional Interest Owners of Life Settlement Policies sold by LPI.

(3)         Additional Allowed Claims means (i) the “Additional Allowed Claims” to be received by Rescission Settlement Subclass Members (other than MDL Plaintiffs) as provided for in the Class Action Settlement Agreement and this Plan, and (ii) the “Additional Allowed Claims” to be received by the MDL Plaintiffs as provided for in the MDL Settlement Agreement and this Plan, all of which are described in Section 4.03 of the Plan.

(4)         Additional Assigned Causes of Action means the “Additional Assigned Claims” as defined in the Class Action Settlement Agreement.

(5)         Administrative Claim means a Claim for costs and expenses of administration of one or more of the Estates under Bankruptcy Code sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2), including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930.

(6)         Administrative Claims Bar Date means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to General Administrative Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

(7)         Advisory Committee means the committee established as of the Effective Date to take such actions with regard to the IRA Partnership as are set forth in this Plan, the IRA Partnership Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(8)         Affiliate has the meaning set forth in Bankruptcy Code section 101(2).

Joint Plan Of Reorganization

(9)         Allowed means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest, other than a Class B2, B2A, B3, or B3A Claim, as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, including a Class B2, B2A, B3, or B3A Claim pursuant to Sections 3.07(b), 3.07(c), 3.07(d) and 3.07(e), (ii) in any stipulation that is approved, or other Final Order entered, by the Bankruptcy Court, including but not limited to in the event a pending claims objection or adversary proceeding is withdrawn and/or dismissed, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed under the Plan. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. Notwithstanding anything to the contrary herein, no Claim of any Person or Entity subject to Bankruptcy Code section 502(d) shall be deemed Allowed unless and until such Person or Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

(10)       Amicus Curiae Committee of Fractional Interest Holders means those certain Investors represented by the Wiley Law Group denominated in pleadings as the “Amicus Curiae Fractional Interest Owners of Life Settlement Policies.”

(11)       Assigned Causes of Action means (i) the “Assigned Claims” as defined in the Class Action Settlement Agreement and (ii) the “Assigned Claims” as defined in the MDL Settlement Agreement.

(12)       Assigning Fractional Holder means a Fractional Interest Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns the selected Fractional Position (i.e., the Contributed Position) related to its Allowed Claim to the Position Holder Trust in exchange for a Position Holder Trust Interest.

(13)       Assigning IRA Holder means an IRA Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns its IRA Note related to the selected Fractional Position (i.e., the Contributed Position) and its Allowed Claim to the IRA Partnership in exchange for an IRA Partnership Interest.

(14)       Assigning Position Holder means either an Assigning Fractional Holder or an Assigning IRA Holder, or both, as the context requires.

(15)       Assumed Executory Contract and Unexpired Lease List means the list, as determined by the Chapter 11 Trustee, LPI and LPIFS of Executory Contracts and Unexpired Leases (with proposed cure amounts) that will be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, which shall be included in the Plan Supplement.

(16)       Assumed Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, and set forth on the Assumed Executory Contract and Unexpired Lease List.

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(17)        ATLES means Advanced Trust & Life Escrow Services, LTA, a Texas Limited Trust Association.

(18)        Avoidance Actions means any and all actual or potential claims or Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) and/or applicable nonbankruptcy law.

(19)        Ballot means the document for accepting or rejecting this Plan, and making elections as provided herein, in the form approved by the Bankruptcy Court.

(20)        Balloting Agent means the Claims and Noticing Agent.

(21)        Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(22)        Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Northern District of Texas.

(23)        Bankruptcy Professional means any professional retained by the Chapter 11 Trustee, the Subsidiary Debtors, the Debtors’ Estates, or the Committee pursuant to an order of the Bankruptcy Court in these Chapter 11 Cases, along with their members, partners, officers, shareholders, directors and employees, and any successors or assigns of all of the foregoing, but only as a result of their being such a successor or assign.

(24)        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

(25)        Bankruptcy Schedules means the schedules of assets and liabilities, lists of Executory Contracts and Unexpired Leases, and related information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such schedules may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

(26)        Bankruptcy SOFAs means the statements of financial affairs and related financial information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such statements may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

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(27)        Bar Date means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be Filed.

(28)        Beneficial Ownership means the beneficial and equitable right to enjoy the economic rights and benefits of ownership of a Policy (or Policies), including all associated rights to receive death benefits and other maturity proceeds, rights to CSV, and all other rights relating to the Policy (or Policies), including the portion thereof to which a Fractional Interest(s) relate(s). Beneficial Ownership does not include rights reserved to the legal and record owner of a Policy, including the right to designate and change the beneficiary of the Policy and to designate, control and direct a third party to serve as the record owner or beneficiary. When used in the context of calculating any Position Holder Trust Interest or IRA Partnership Interest to be issued in accordance with this Plan, the Beneficial Ownership related to a Contributed Position or represented by a Fractional Interest or Recovered Asset shall be stated in terms of the dollar amount of death benefits included in the rights associated with that Beneficial Ownership.

(29)        Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

(30)        Cash means cash and Cash Equivalents.

(31)        Cash Equivalents means any item or asset of the Debtors readily converted to cash, such as bank deposits and accounts, checks, marketable securities, treasury bills, certificates of deposit, commercial paper maturing less than one year from date of issue, and other and similar items of liquid measure or legal tender of the U.S.

(32)        Catch-Up Cutoff Date means the date that is 90 days after the Effective Date.

(33)        Catch-Up Payment means an amount owing to any of the Debtors as of the Effective Date by a Current Position Holder with regard to a Fractional Position, including but not limited to amounts owing for (i) Premium Advances made after the Subsidiary Petition Date, but prior to the Effective Date, (ii) premium calls outstanding as of the Voting and Election Record Date (which will include all premium calls payable through the anticipated Effective Date), or (iii) platform and/or servicing fees payable to any of the Debtors.

(34)        Catch-Up Payments Schedule means a schedule of the Catch-Up Payments and Pre-Petition Default Amounts due.

(35)        Catch-Up Reconciliation means the process for determining (i) whether any Catch-Up Payment owed by a Current Position Holder who makes (or is treated as having made) a Continuing Holder Election has been paid by the Catch-Up Cutoff Date, and (ii) whether any Pre-Petition Default Amount owed by an Investor has been paid by the Effective Date.

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(36)        Causes of Action means any and all claims, interests, damages, remedies, demands, rights, actions, judgments, debts, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include, but are not limited to: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) Avoidance Actions; (d) claims pursuant to Bankruptcy Code sections 362, 510, 542, 543, and applicable non-bankruptcy law; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in Bankruptcy Code section 558 and applicable non- bankruptcy law; and (f) the claims asserted in the following adversary proceedings: (i) Moran v. Pardo, et al., Adversary Proceeding No. 15-04079-rfn; (ii) Moran v. Sundelius, et al., Adversary Proceeding No. 15-04087-rfn; (iii) Moran v. Abundant Income, LLC et al., Adversary Proceeding No. 15-04110-rfn; (iv) Moran, et al. v. 72 Vest, et al., Adversary Proceeding No. 16- 04035; (v) Moran, et al. v. Ostler, et al., Adversary Proceeding No. 16-04022; (vi) Moran, et al. v. A. Roger O. Whitley, Group, Inc., et al., Adversary Proceeding No. 16-04038; (vii) Moran, et al. v. Happy Endings, Adversary Proceeding No. 16-04024; (viii) Moran, et al. v. Robin Rock, et al., Adversary Proceeding No. 16-04034; (ix) Moran, et al. v. Ballantyne, et al., Adversary Proceeding No. 16-04039; (x) Moran, et al. v. Funds for Life, et al., Adversary Proceeding No. 16-04029; (xi) Moran, et al. v. Averritt, et al., Adversary Proceeding No. 16-04032; (xii) Moran, et al. v. Coleman, et al., Adversary Proceeding No. 16-04037; (xiii) Moran, et al. v. Atwell, et al., Adversary Proceeding No. 16-04030; (xiv) Moran, et al. v. Blanc & Otus, et al., Adversary Proceeding No. 16-04031; (xv) Moran, et al. v. Alexander, et al., Adversary Proceeding No. 16- 04036; (xvi) Moran, et al. v. ESP Communications, Adversary Proceeding No. 16-04027; (xvii) Moran, et al. v. Cassidy, Adversary Proceeding No. 16-04033; (xviii) Moran, et al. v. Brooks, Adversary Proceeding No. 16-04025; (xix) Moran, et al. v. Summit Alliance Settlement Co., LLC, et al., Adversary Proceeding No. 16-04026; and (xx) Moran, et al. v. American Heart Association, et al., Adversary Proceeding No. 16-04028.

(37)        Certain IRA Investors means those certain Investors represented by attorneys at Gruber Hurst Elrod Johansen Hail Shank LLP and Erler PC and denominated in pleadings as “Certain IRA Investors.”

(38)        Chapter 11 Case means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used in the plural and/or with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

(39)        Chapter 11 Trustee means H. Thomas Moran II, in his capacity as chapter 11 trustee for LPHI and sole director of LPI and LPIFS.

(40)        Claim means any claim, as defined in Bankruptcy Code section 101(5), against any of the Debtors.

(41)        Claims and Noticing Agent means Epiq Bankruptcy Solutions, LLC, retained as the Chapter 11 Trustee’s and the Subsidiary Debtors’ claims, noticing and balloting agent pursuant to the Order Employing Epiq Bankruptcy Solutions, LLC as Exclusive Claims, Noticing and Balloting Agent to Chapter 11 Trustee and Subsidiary Debtors [Dkt. No. 371].

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(42)        Claims Objection Deadline means the later of: (a) the date that is one year after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

(43)        Claims Register means the official register or registers of Claims maintained by the Claims and Noticing Agent for the Chapter 11 Cases.

(44)        Class means a category of Claims or Interests as set forth in Article III of the Plan pursuant to Bankruptcy Code section 1123(a).

(45)        Class Action Class Members means the “Settlement Class Members” as defined in the Class Action Settlement Agreement, and which includes each of the Ownership Settlement Subclass Members and the Rescission Settlement Subclass Members.

(46)        Class Action Final Approval Order means the Final Order to be entered, which approves the compromise and settlement of the Class Action Lawsuits pursuant to the terms of the Class Action Settlement Agreement.

(47)        Class Action Lawsuits means the class action adversary proceedings associated with the Chapter 11 Cases styled Garner v. Life Partners, Inc., Adversary No. 15-CV-04061- RFN11, Arnold, et al. v. Life Partners Inc., Adversary No. 15-CV-04064-RFN11, the consolidated proceeding for which the reference was withdrawn to Case No. 4:16-cv-212-A (N.D. Tex.), and all other similar, related, or potential adversary proceedings, state court litigation, and federal court litigation brought by or in the name of any of the members of Class A2, Class B2, Class B2A, Class B3, Class B3A or Class B4, including, without limitation, all litigation and other proceedings identified in Appendix B to the Class Action Settlement Agreement.

(48)        Class Action Lead Plaintiffs or Class Representatives means Philip Garner, Michael Arnold, Janet Arnold, Dr. John Ferris, Christine Duncan, and Steve South as Trustee for the South Living Trust.

(49)        Class Action Litigants’ Counsel means the Langston Law Firm.

(50)        Class Action Litigants’ Counsel Fee Positions means all Pre-Petition Abandoned Positions transferred to Class Action Litigants’ Counsel in payment of the Class Action Litigants’ Counsel Fees.

(51)        Class Action Litigants’ Counsel Fees means fees payable to the Class Action Litigants’ Counsel under the Class Action Settlement Agreement.

(52)        Class Action Settlement means the terms of compromise and settlement set forth in the Class Action Settlement Agreement as approved by the Class Action Final Approval Order.

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(53)        Class Action Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Subsidiary Debtors, the Committee, the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members as defined herein, the Langston Law Firm, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC), and Alderman Cain & Neil PLLC, relating to the Class Action Lawsuits, as it may be amended or otherwise modified, and as approved in the Class Action Final Approval Order.

(54)        Class Claim means Proof of Claim No. 22670, which shall be allowed on behalf of the Class Action Class Members pursuant to this Plan and the Class Action Settlement Agreement as a class proof of claim.

(55)        Class Proofs of Claim means the Proofs of Claim filed by the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members, identified as Claim No. 18810, 22128, 22662, 22670, 23205, and 23212.

(56)        Class Notice means the notice given to the Class Action Class Members pursuant to Federal Rule of Civil Procedure 23 with respect to the Class Action Settlement Agreement and as approved by the District Court on June 6, 2016.

(57)        CM/ECF means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

(58)        Committee means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.

(59)        Compromise means (a) the compromise and resolution of all issues relating to ownership of the Policies and other issues in controversy in the Chapter 11 Cases, (b) the Intercompany Settlement, and (c) the Class Action Settlement, all of which will be effective on the Effective Date of, and in consideration of, the consummation in accordance with this Plan, (d) the Continuing Position Holder Contribution to the Position Holder Trust and the Maturity Funds Facility financing for the Debtors provided for in this Plan, and (e) the other Reorganization Transactions pursuant to which the Debtors’ business enterprise will be reorganized in a way that is in the best interests of all stakeholders in the Chapter 11 Cases.

(60)        Confirmation means the entry of the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

(61)        Confirmation Date means the date upon which the Bankruptcy Court enters the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

(62)        Confirmation Hearing means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Bankruptcy Code section 1129, as may be continued from time to time.

(63)        Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

(64)        Continued Position means a Fractional Interest or a New IRA Note held by a Continuing Position Holder, and includes a Fractional Position that relates to a Matured Policy with respect to which a Current Position Holder has made (or is deemed to have made) a Continuing Holder Election, subject to the terms of this Plan and the Position Holder Trust Agreement.

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(65)        Continuing Fractional Holder means a Current Position Holder of a Fractional Interest who (a)(i)(A) has made (or is deemed to have made) the Continuing Holder Election with respect to the Fractional Interest, or (B) does not make a Continuing Holder Election, a Position Holder Trust Election or a Creditors’ Trust Election (if available) with respect to a Fractional Interest; (ii) pays any applicable Pre-Petition Default Amount or Catch-Up Payment by the due date for the payment; and (iii) thereby chooses, or is deemed to have chosen, to be responsible for the payment of premiums with respect to the Continued Position related to the Fractional Interest (and, accordingly, to be entitled to any related Maturity Funds), subject to the terms of this Plan and the Position Holder Trust Agreement; (b)(i) will be registered as confirmed owner of a Continuing Fractional Interest comprised of the selected Fractional Interest (other than the fraction of that Fractional Interest comprising the Continuing Position Holder Contribution) in exchange for the Allowed Claim related to the Fractional Interest that is not a Continuing Position Holder Contribution, and (ii) will assign the Allowed Claim related to the Continuing Position Holder Contribution to the Position Holder Trust in exchange for a Position Holder Trust Interest.

(66)        Continuing Fractional Interest means a Fractional Interest in a Policy that will be registered in the name of a Continuing Fractional Holder as of the Effective Date in accordance with the terms of this Plan.

(67)        Continuing Holder Election means the option provided to Current Position Holders for each of their Fractional Positions to elect status as the confirmed owner of a Continued Position, and receive Distributions of (a) a Fractional Interest Certificate, a New IRA Note or a Statement of Maturity Account representing the Continued Position(s), and (b) in exchange for each Continuing Position Holder Contribution, a Position Holder Trust Interest or an IRA Partnership Interest, as set forth in (i) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1) and Section 5.05, or (ii) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1) and Section 7.04 of this Plan.

(68)        Continuing IRA Holder means a Current Position Holder of an IRA Note who has made the Continuing Holder Election with respect to an IRA Note and thereby, subject to the terms of this Plan and the Position Holder Trust Agreement, (a) assigns the IRA Note comprising the selected Fractional Position (i.e., the Contributed Position) and its related Allowed Claim (i) to the IRA Partnership as to the portion thereof comprising the Continuing Position Holder Contribution, to be contributed by the IRA Partnership to the Position Holder Trust in exchange for a Position Holder Trust Interest, and (ii) to the Position Holder Trust as to the remainder of the Contributed Position and related Allowed Claim, and (b) receives (i) an IRA Partnership Interest in exchange for the Continuing Position Holder Contribution and related Allowed Claim, and (ii) a Continued Position comprised of a New IRA Note to be Distributed by the Position Holder Trust in exchange for the remainder of both.

(69)        Continuing Position Holder means a Continuing Fractional Holder or a Continuing IRA Holder.

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(70)        Continuing Position Holder Contribution means (a) 5% of all Fractional Positions that are the subject of a Continuing Holder Election (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), together with (b) 5% of all Escrowed Funds relating to such Fractional Positions, and (c) 5% of all Maturity Funds as of the Effective Date relating to such Fractional Positions, but excluding any funds left on deposit in purchase accounts prior to the Subsidiary Petition Date to purchase Fractional Positions that were not purchased.

(71)        Contributed Position means (a) a Fractional Position, including all associated rights to CSV, rights to receive death benefits and other maturity proceeds, and other rights of Policy ownership, together with any Escrowed Funds or Maturity Funds relating to such Fractional Position, that is the subject of a Position Holder Trust Election or a Creditors’ Trust Election, (b) the Continuing Position Holder Contribution made by or on behalf of a Continuing Position Holder pursuant to this Plan, and/or (c) the remainder (after the Continuing Position Holder Contribution) of an IRA Note, including all associated rights to receive payment out of death benefits and other maturity proceeds, any rights to CSV and other rights of Policy ownership, together with any Escrowed Funds relating to such IRA Note, that is the subject of a Continuing Holder Election, together with the Fractional Interest relating to such IRA Note, but excluding any remaining Maturity Funds (after the Continuing Position Holder Contribution) relating to such IRA Note.

(72)        Creditors’ Trust means the entity created pursuant to Article VI of this Plan to own and administer the Creditors’ Trust Assets.

(73)        Creditors’ Trust Governing Trust Board means the Trust Board established as of the Effective Date to take such actions as are set forth in this Plan, the Creditors’ Trust Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(74)        Creditors’ Trust Agreement means the document Filed as Exhibit B to this Plan and titled “Trust Agreement for Life Partners Creditors’ Trust,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the Creditors’ Trust will be established and administered.

(75)        Creditors’ Trust Assets means the assets transferred to the Creditors’ Trust as more fully described herein and in the Creditors’ Trust Agreement, which include: (a) all Causes of Action included in the Debtors’ Estates and contributed to the Creditors’ Trust pursuant to this Plan; (b) all of the Investor Causes of Action assigned to the Creditors’ Trust pursuant to the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements and assignments; and (c) the Cash contribution(s) to be made to the Creditors’ Trust by the Position Holder Trust as provided in this Plan, the Position Holder Trust Agreement, and the Creditors’ Trust Agreement.

(76)        Creditors’ Trust Beneficiary means the Holder of a Creditors’ Trust Interest.

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(77)        Creditors’ Trust Election means the option provided to Current Position Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members pursuant to the Class Action Settlement Agreement, for each Fractional Position held, to elect to rescind the transaction pursuant to which the Current Position Holder acquired rights to and/or interests in the Fractional Position(s), and rescind the related Investment Contract as it pertains to the position(s), and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, in which case the Holder will be relieved of all ongoing payment obligations relating to the Fractional Position, and the Fractional Position shall be contributed to the Position Holder Trust as a Contributed Position.

(78)        Creditors’ Trust Interest means a beneficial interest in the Creditors’ Trust, which represents the right to receive a distribution(s) from the Creditors’ Trust as set forth in the Creditors’ Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(79)        Creditors’ Trustee means the Person or Entity designated in the Creditors’ Trust Agreement to serve as the trustee of the Creditors’ Trust pursuant to the terms of the Creditors’ Trust Agreement.

(80)        CSV means cash surrender value of a Policy.

(81)        Cure Claim means a Claim based on a Debtor’s default on an Executory Contract or Unexpired Lease at the time the Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code section 365.

(82)        Current Position Holders means, together, the Fractional Interest Holders and the IRA Holders.

(83)        Debtor means one of the Debtors, in its individual capacity as a debtor and, with respect to the Subsidiary Debtors, debtor in possession, in the Debtor’s respective Chapter 11 Case.

(84)        Debtors means, collectively, LPHI, LPI, and LPIFS.

(85)        Defaulted Fractional Position means a Fractional Position for which a Continuing Position Holder did not pay in full the amount due under a premium call notice for the Fractional Position by the due date.

(86)        Deficiency Claim means the amount of a Secured Claim which is not an Allowed Secured Claim to the extent that any collateral securing such Claim is insufficient to secure the repayment of such amount; provided, however, that if the Secured Claim is within a Class that validly and timely makes the election provided in Bankruptcy Code section 1111(b)(2), there shall be no Deficiency Claim with respect to such Secured Claim.

(87)        Disclosure Statement means the Disclosure Statement For Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated June 21, 2016 [Dkt. No. 2500], including all exhibits, schedules and attachments thereto, as approved pursuant to the Disclosure Statement Order.

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(88)        Disclosure Statement Order means the order or orders entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases: (a) approving the Disclosure Statement as containing adequate information required under Bankruptcy Code section 1125 and Bankruptcy Rule 3017; (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan; and (c) and approving certain procedures for solicitation, voting, balloting, and Elections under the Plan.

(89)        Disputed means, with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

(90)        Distressed Policy means any Policy that does not have sufficient CSV or Premium Reserves already inherent in it or dedicated to it to satisfy premiums due during any 120-day period.

(91)        Distribute or Distribution means to distribute or a distribution of Cash or a Trust Interest, an IRA Partnership Interest, a Fractional Interest Certificate, a New IRA Note, or a Statement of Maturity Account, made in accordance with the terms of this Plan.

(92)        Distribution Date means the date as soon as reasonably practicable after the Distribution Record Date on which all Distributions and deliveries made pursuant to the Plan shall be made.

(93)        Distribution Record Date means, other than with respect to the New Interests and the New IRA Notes, the record date for purposes of making Distributions under the Plan on account of Allowed Claims, which date shall be the date that is five (5) Business Days after the Effective Date or such other date as designated in an order of the Bankruptcy Court.

(94)        Distribution Reserve Accounts means any accounts established by the Successor Trustees or the IRA Partnership Manager for the purposes of making distributions and which accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees or the IRA Partnership Manager.

(95)        Effective Date means, with respect to the Plan, the date after the Confirmation Date selected by the Plan Proponents on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to Confirmation or the Effective Date specified in Section

15.01 and Section 15.02 have been satisfied or waived (in accordance with Section 15.04).

(96)        Effective Time means the time on the Effective Date as of which all of the Reorganization Transactions to be completed as of the Effective Date are completed in accordance with the terms of this Plan, the Confirmation Order and the Reorganization Documents.

(97)        Election means any Continuing Holder Election, Creditors’ Trust Election or Position Holder Trust Election made in accordance with the terms of this Plan, and includes an Election made by an IRA Holder who is an Ownership Settlement Subclass Member and a Rescission Settlement Subclass Member to choose Option 4 for an Allowed B3 Claim related to an IRA Note and thereby make a Continuing Holder Election with respect to the Fractional Interest issued in respect of such Option 4 choice.

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(98)        Election Deadline means the date by which a Holder must make any Election contemplated by this Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan.

(99)        Employee Benefit Plans means the 401(k) matching contribution program administered by Voya Financial, the insurance and other related employee benefits as set forth in the Emergency Motion for an Order Authorizing (A) Payment of Prepetition Wages, Salaries and Payroll Taxes, (B) Reimbursement of Employees for Prepetition Business Expenses and (C) Honoring of Existing Benefit Plans and Policies in the Ordinary Course of Business [Dkt. No. 339].

(100)      Entity has the meaning set forth in Bankruptcy Code section 101(15).

(101)      Escrow Agent means the Entity hired by the Position Holder Trustee to perform services under the Escrow Agreement.

(102)      Escrow Agreement means the document Filed in the Plan Supplement and titled “Escrow Agreement,” as approved and entered into by the Position Holder Trustee in accordance with this Plan, and pursuant to which the Escrow Agent will perform certain services relating to Premium Reserves for, and Maturity Funds produced by, the Policies.

(103)      Escrowed Funds means funds held to pay premiums relating to any of the Policies as of the Effective Date.

(104)      Estate means, as to each Debtor, the estate created upon the filing of its Chapter 11 Case pursuant to Bankruptcy Code section 541.

(105)      Excluded Persons means (i) Linda Robinson-Pardo and Paget Holdings Ltd., (ii) the Persons identified on Appendix A to the Class Action Settlement Agreement, and (iii) Qualified Plan Holders.

(106)      Exculpated Parties means the Chapter 11 Trustee, the Committee and its current and former members.

(107)      Executory Contract means all contracts, agreements, leases, licenses, indentures, notes, bonds, sales, or other commitments, whether oral or written, to which one or more of the Debtors is a party and that is amenable to assumption or rejection under Bankruptcy Code section 365.

(108)      Fair Funds means funds recovered by the SEC and to be contributed to the Creditors’ Trust pursuant to 15 U.S.C. § 7246 and as provided in this Plan and the Creditors’ Trust Agreement.

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(109)      File, Filed, or Filing means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

(110)      Final Order means an order or judgment of the Bankruptcy Court, as entered on the CM/ECF docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which: (i) the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and (A) no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or (B) any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; or (ii) if an appeal, petition for certiorari, or other proceeding seeking a new trial, re-argument or rehearing is pending, such order or judgment is not stayed; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

(111)      Financing Motion means the Expedited Motion for Interim and Final Orders (I)(A) Authorizing Debtors to Obtain Post-Petition Financing, (B) Granting Security Interests and/or Superpriority Administrative Expense Status; and (II) Granting Related Relief Filed by the Chapter 11 Trustee and the Subsidiary Debtors on September 16, 2015 [Dkt. No. 958].

(112)      Financing Order means that certain order entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases approving the Financing Motion and Maturity Funds Facility [Dkt. No. 1127].

(113)      Former Fractional Interest Holder means a Person or Entity who, prior to the Subsidiary Petition Date, had purchased one or more Investment Contracts denominated as fractional interests in a Policy, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

(114)      Former IRA Holder means a Person who invested through an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and, for each such investment, purchased an Investment Contract sold by LPI that was denominated as a promissory note secured by fractional interests in a Policy, whether purchased directly from LPI or from a previous owner, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

(115)      Former Position Holder means a Former Fractional Interest Holder or a Former IRA Holder, or both, as the context requires.

(116)      Fractional Holder Premium Reserve Escrow Account means the account established under the Escrow Agreement into which the Escrowed Funds allocated to Continuing Fractional Holders will be deposited.

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(117)      Fractional Interest means a fractional, Beneficial Ownership interest in a Policy (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), expressed in terms of the right to receive payment of a discrete percentage (up to and including 100%) of the proceeds payable upon the maturity of the Policy.

(118)      Fractional Interest Certificate means a certificate representing a Fractional Interest and bearing restrictive legends referencing this Plan and the provisions hereof that relate to the ongoing ownership of the Fractional Interest, in the form to be included in the Plan Supplement.

(119)      Fractional Interest Holder means a Person or Entity that purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI denominated as a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to a Fractional Interest and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of 95% of the Fractional Interest as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be a Fractional Interest Holder with respect to the Fractional Position unless all Premium Advances included in the Pre- Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered.

(120)      Fractional Positions means (a) prior to the Effective Date, the fractional interests in the Policies that were denominated as related to the Investment Contracts purchased by the Current Position Holders and the Former Position Holders, and (b) from and after the Effective Date, the Fractional Interests represented by the Fractional Interest Certificates. All references to a Fractional Position include all associated rights to CSV and other rights relating to the Policy (or Policies) to which the Fractional Position(s) relate.

(121)      General Administrative Claim means any Administrative Claim, other than a Professional Fee Claim.

(122)      General Unsecured Claim means any Unsecured Claim that is not an

(a) Administrative Claim, (b) Priority Claim, (c) Intercompany Claim, (d) an insider Claim or subordinated Claim, or (e) Secured Claim.

(123)      Governance Documents means the documents governing the corporate existence and management of the Debtors.

(124)      Governmental Unit has the meaning set forth in Bankruptcy Code section 101(27).

(125)      Holder means a Person or Entity holding a Claim or an Interest, as applicable.

(126)      Impaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Bankruptcy Code section 1124.

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(127)      Intercompany Claim means a Claim by one Debtor against another Debtor.

(128)      Intercompany Settlement means the compromise of the Intercompany Claims as described in Article III and Section 4.03 hereof.

(129)      Interest means any equity security (as defined in Bankruptcy Code section 101(16)) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity; provided, by way of clarification, that a Fractional Position shall not be an Interest.

(130)      Interim Compensation Order or Fee Procedures Order means the Order Approving Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Case Professionals [Dkt. No. 733], collectively with the Order Granting Motion for Entry of Order on Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt No. 1157] and the Order Granting Motion for Entry of Order Approving Second Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt. No. 1622].

(131)      Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

(132)      Investment Company Act means the Investment Company Act of 1940, as amended.

(133)      Investment Contracts means all of the various sets of documents wherein LPI agreed, among other things, to sell Fractional Positions to Fractional Interest Holders and IRA Holders, and to provide servicing for the Policies and administration of the Fractional Positions.

(134)      Investor means any Fractional Interest Holder, Former Fractional Interest Holder, IRA Holder, or Former IRA Holder.

(135)      Investor Causes of Action means, collectively, (i) all Assigned Causes of Action9 assigned to the Creditors’ Trust under the Class Action Settlement Agreement, (ii) all Additional Assigned Causes of Action10 assigned to the Creditors’ Trust under the Class Action Settlement Agreement, and (iii) all Assigned Causes of Action11 assigned to the Creditors’ Trust under to the MDL Settlement Agreement.

(136)      Investor Instructions Motion means the Motion for Authority to Accept Certain Instructions from Current Investors as to Funds and Investments Filed by the Chapter 11 Trustee and Subsidiary Debtors seeking Bankruptcy Court approval to allow Current Position Holders to give instructions regarding use of funds to pay invoices for platform bills and/or premiums and to voluntarily abandon Fractional Positions [Dkt. No. 805].

9	Called “Assigned Claims” in the Class Action Settlement Agreement.

10	Called “Additional Assigned Claims” in the Class Action Settlement Agreement.

11	Called “Assigned Claims” in the MDL Settlement Agreement.

 15

(137)       IRA Holder12 means an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and which purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI that was denominated as a promissory note secured by a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to an IRA Note and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of a New IRA Note as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be an IRA Holder with respect to the Fractional Position unless all Premium Advances included in the Pre-Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered.

(138)       IRA Note means a document denominated as a promissory note secured by a fractional interest in a Policy included in an Investment Contract sold to an Investor.

(139)       IRA Partnership means the newly formed Texas limited liability company created pursuant to the terms of this Plan to be a Position Holder Trust Beneficiary and issue IRA Partnership Interests to IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to this Plan.

(140)       IRA Partnership Interests means membership interests in the IRA Partnership.

(141)       IRA Partnership Agreement means the document titled “Company Agreement of Life Partners IRA Partnership, LLC,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the IRA Partnership will be administered.

(142)       IRA Partnership Manager means the Person or Entity designated in the IRA Partnership Agreement to serve as the Manager of the IRA Partnership pursuant to the terms of the IRA Partnership Agreement.

(143)       IRS means the Internal Revenue Service.

(144)       Judicial Code means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

(145)       KLI Plan Support Agreement means the terms of compromise and settlement set forth in the Plan Support Agreement entered into by and among the Chapter 11 Trustee, the Subsidiary Debtors, the Committee and KLI Investments, Ltd., as approved by Final Order.

12 The “IRA Holder” is the “IRA account” through which an IRA Note was purchased. The “Person” who funded the IRA Holder (i.e., put money into the IRA account) is the individual taxpayer, and thus is the one who can direct Election of Option 4 for any IRA Note held by the IRA Holder. IRA Holders do not include Qualified Plan Holders.

 16

(146)       Lending Investor means, prior to the Effective Date, a Fractional Interest Holder, and from and after the Effective Date, a Current Position Holder who makes a Continuing Holder Election, in either case who (a) is the record owner of a Fractional Position relating to a Matured Policy, the proceeds of which have been (i) deposited into the Maturity Escrow Account and (ii) used to fund advances under the Maturity Funds Facility, and (b) does not owe any Catch-Up Payment as of the Effective Date with regard to the Fractional Position. If a Lending Investor does owe a Catch-Up Payment with regard to the Fractional Position, then only the excess of maturity proceeds allocable to the Investor’s Fractional Position over the Catch-Up Payment will be included in the related Maturity Funds Loan amount.

(147)      Lien has the meaning set forth in Bankruptcy Code section 101(37).

(148)      LPHI means Life Partners Holdings, Inc., a Texas corporation, and includes LPHI as a Reorganized Debtor under this Plan, as the context requires.

(149)      LPHI Petition Date means January 20, 2015, the date on which LPHI commenced its Chapter 11 Case.

(150)      LPI means Life Partners, Inc., a Texas corporation, and includes LPI as a Reorganized Debtor under this Plan, as the context requires.

(151)      LPIFS means LPI Financial Services, Inc., a Texas corporation, and includes LPIFS as a Reorganized Debtor under this Plan, as the context requires.

(152)      Matured Policies means any Policy described in Section 4.21 of this Plan, and any other Policy with respect to which the date of death of the insured under the Policy has occurred.

(153)      Maturity Escrow Account means a segregated account (whether one or more) into which the Maturity Funds paid on all Matured Policies have been deposited and will continue to be deposited and held subject to use in accordance with the terms of the Financing Order or other Final Order, prior to the Effective Date, and the terms of this Plan and the Maturity Funds Facility procedures set forth in Section 4.02 and Section 4.04 hereof on and after the Effective Date, including any accounts into which any of the Maturity Funds are transferred in accordance with the Escrow Agreement, Maturity Funds Collateral Agreement, or the Securities and Deposit Accounts Agreement.

(154)      Maturity Funds means the Cash proceeds paid or payable by the life insurance company under the terms of any Policy that is or hereafter becomes a Matured Policy.

(155)      Maturity Funds Collateral Agreement means the document Filed in the Plan Supplement and titled “Maturity Funds Security Agreement,” as approved and entered into by the Position Holder Trustee for the benefit of the Lending Investors in accordance with this Plan, and pursuant to which (a) the Position Holder Trust will grant a security interest for the benefit of the Lending Investors in one of the securities accounts and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement, which accounts will hold a portion of the Beneficial Ownership held by the Position Holder Trust after the Effective Date to secure Maturity Funds Loans outstanding after the Effective Date, and (b) proceeds from such Beneficial Ownership will be deposited into the Maturity Escrow Account pending disbursement in accordance with Section 4.04 of this Plan, all as provided in this Plan, the Maturity Funds Collateral Agreement, and the Securities and Deposit Accounts Agreement.

 17

(156)       Maturity Funds Facility means, prior to the Effective Date, the financing facility approved by the Bankruptcy Court in the Financing Order, and after the Effective Date, the Maturity Funds Facility provided for in Section 4.02 and Section 4.04 of this Plan.

(157)       Maturity Funds Liens means Liens on any of the Policy Related Assets and the Debtors’ Causes of Action imposed under the Financing Order as security for payment of the Maturity Funds Loans, prior to the Effective Date, and which will be replaced by the Liens imposed by the Maturity Funds Collateral Agreement; provided, however, if the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date as contemplated by the Vida Term Sheet, the Maturity Funds Liens outstanding under the Maturity Funds Facility on the Effective Date shall be extinguished upon the payment in full of all Maturity Funds Loans outstanding under the Maturity Funds Facility on the Effective Date, and no Maturity Funds Liens shall be reinstated thereafter except in accordance with the Vida Financing.

(158)       Maturity Funds Loan means an advance made under the Maturity Funds Facility out of Maturity Funds received in respect of the maturity of a Policy to which a Continued Position of a Continuing Position Holder relates, including advances made out of Maturity Funds received in respect of the maturity of the Policy prior to the Effective Date.

(159)       MDL Litigation means, collectively, the following litigation: (i) Willingham, et al. v. LPI, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04046-rfn; (ii) Whitmire, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16- 04042-rfn; (iii) Birtcher, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04041-rfn; (iv) McClain, et al.  v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04043-rfn; (v) Eccles, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16- 04044-rfn; (vi) McDermott v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04045-rfn; (vii) Morrow v. Life Partners, et al., currently pending in the United States District Court for the Western District of Pennsylvania, Case No. 3:14-cv-141; (viii) Woelfel, et al. v. Life Partners, et al., currently pending in the United States District Court for the Southern District of Florida, West Palm Beach Division, Case No. 14-80433-CIV-JIC; (ix) Whitehurst v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04084; and (x) Steuben, et al. v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04087.

(160)       MDL Plaintiffs means those certain Investors who are plaintiffs in the MDL Litigation.

 18

(161)       MDL Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Debtors, the MDL Plaintiffs and James Craig Orr, Jr. of Heygood, Orr & Pearson, relating to the MDL Litigation and approved by a Final Order entered pursuant to the Bankruptcy Code. The proposed MDL Settlement Agreement is attached as an exhibit to the Disclosure Statement.

(162)       MDL Settlement Approval Order means the Final Order to be entered which approves the compromise and settlement of the MDL Litigation pursuant to the terms of the MDL Settlement Agreement.

(163)       Moran means H. Thomas Moran II, chapter 11 trustee of LPHI and sole director of the Subsidiary Debtors.

(164)       Moran Compensation means the compensation approved by the Bankruptcy Court for Moran, in his capacity as chapter 11 trustee and his capacity as sole director of LPI and LPIFS pursuant to 11 U.S.C. §§ 326, 330, and 503(b).

(165)       New Interests means (i) the Fractional Interests represented by the Fractional Interest Certificates, (ii) the Trust Interests, (iii) the IRA Partnership Interests, and (iv) the Newco Interests.

(166)       New IRA Note means a secured promissory note to be (i) issued by the Position Holder Trust as provided in Section 4.03(a) of this Plan, and (ii) Distributed to an IRA Holder who makes a Continuing Holder Election with respect to the New IRA Note is to be issued.

(167)       New IRA Note Collateral means the securities account and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement which will hold, respectively, (i) the portion of the Beneficial Ownership in the Policies represented by the Fractional Interests pledged as collateral to secure the New IRA Notes, and (ii) the Maturity Funds relating to that Beneficial Ownership produced by the maturity of the related Policies (subject to Section 4.04(e) of this Plan), as provided in this Plan, the Position Holder Trust Agreement, and the New IRA Note Collateral Documents.

(168)       New IRA Note Collateral Documents means the documents Filed in the Plan Supplement and titled (i) “New IRA Notes Indenture,” (ii) “Form of New IRA Notes,” (iii) “New IRA Notes Security Agreement,” and (iv) “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement,” all as approved and entered into among the Position Holder Trustee, the trustee under the New IRA Notes Indenture, the Securities Intermediary, and the Escrow Agent, as the case may be, in accordance with this Plan and the New IRA Note Collateral Documents, and pursuant to which, among other things, (a) the Position Holder Trust will grant a security interest in the New IRA Note Collateral for the benefit of the Holders of New IRA Notes, and (b) proceeds from the New IRA Note Collateral will be deposited into a segregated account to establish a fund to pay the New IRA Notes on their maturity date, all as provided in this Plan, the New IRA Note Collateral Documents and the Position Holder Trust Agreement.

(169)       Newco means the newly formed Texas limited liability company that may be created pursuant to the terms of this Plan to service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

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(170)       Newco Interests means new limited liability company interests in Newco to be issued on the Effective Date as provided in Section 12.02 of this Plan.

(171)       Newco Organizational Documents means the Certificate of Formation and company agreement, or other applicable formation documents, of Newco, the form of which shall be included in the Plan Supplement, if necessary.

(172)       Original IRA Note Issuers means the makers of any of the IRA Notes held in the name of any IRA Holder as of the Effective Date.

(173)       Other Assets means any assets of the Debtors other than (i) Policy Related Assets, (ii) Causes of Action, (iii) Cash and (iv) any other assets to be Distributed to the Position Holder Trust or Newco as specified in the Plan Supplement.

(174)       Ownership Settlement Subclass Members means Persons or Entities who are members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Ownership Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan.

(175)       Payment Default means the failure of any Continuing Fractional Holder (or that of its permitted assignee), after the Effective Date, to pay premiums as to any Continued Position by the due date set forth in a premium call.

(176)       Person has the meaning set forth in Bankruptcy Code section 101(41).

(177)       PES means Purchase Escrow Services, LLC, a Texas limited liability company.

(178)       Petition Date means the LPHI Petition Date or the Subsidiary Petition Date as the context requires.

(179)       Plan means this Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code Dated June 21, 2016, including the Plan Supplement and all exhibits, schedules and attachments hereto and thereto or referenced herein or therein, all as may be amended, supplemented or otherwise modified in accordance with its terms.

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(180)       Plan Default Notice means a notice given pursuant to Section 19.08(a) of this Plan.

(181)       Plan Documents means all the agreements, documents and instruments entered into before, on or as of the Effective Date, as contemplated by, and in furtherance of, this Plan (including all documents Filed with the Plan Supplement and any other documents necessary to consummate the Reorganization Transactions contemplated in this Plan).

(182)       Plan Proponents means, collectively, the Chapter 11 Trustee, LPI, LPIFS, and the Committee. The Plan Proponents are the proponents of this Plan within the meaning of Bankruptcy Code section 1129.

(183)       Plan Supplement means the compilation of documents and forms of documents, schedules, exhibits and attachments to the Plan to be Filed by the Plan Proponents no later than the Plan Supplement Filing Date, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement or as additional supplements to the Plan, comprised of, among other documents, the following: (a) Newco Organizational Documents; (b) the Rejected Executory Contract and Unexpired Lease List; (c) the Assumed Executory Contract and Unexpired Lease List; (d) the IRA Partnership Agreement; (e) the New IRA Note Collateral Documents; (f) the Escrow Agreement; (g) the Nonexclusive List of Causes of Action; and (h) the Vida Plan Collaboration Agreement and transaction documents provided for therein. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (h), as applicable. The documents that comprise the Plan Supplement shall be subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents, and in form and substance reasonably acceptable to the Plan Proponents. The Chapter 11 Trustee and the Subsidiary Debtors, subject to any consent or consultation rights provided hereunder and thereunder, shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article XVI of the Plan and the applicable document.

(184)       Plan Supplement Filing Date means the date not later than fourteen (14) days before the Voting Deadline, which date may be modified by agreement among the Plan Proponents and/or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.

(185)       Plan Supporters means those parties in interest in the Chapter 11 Cases who have committed to support and advance the Plan and the Financing Motion, which include: (a) the Ad Hoc Committee of Fractional Interest Holders; (b) the Amicus Curiae Committee of Fractional Interest Holders; (c) Certain IRA Investors; (d) the Small Individual Investors Group; (e) the MDL Plaintiffs; (f) the Class Action Lead Plaintiffs; and (g) KLI Investments, Ltd.

(186)       Policy has the meaning set forth in the Confirmation Order.

(187)       Policy Data means certain data that will include information customary within the life settlement industry, as determined in the exercise of reasonable business judgment of the Position Holder Trustee and the Position Holder Trust Governing Trust Board, as specified in the Servicing Agreement, which may include the Policy ID, insurance company, policy type, face amount, current net death benefit, policy issue date, Insured age, Insured gender, life expectancy reports and other longevity information, if available, and other data as specified.

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(188)       Policy Related Assets means, collectively, (i) legal and record title to all of the Policies, (ii) all Beneficial Ownership in the Policies held by LPI as of the Effective Date (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial and equitable), along with any related Escrowed Funds and Maturity Funds, (iii) LPI’s rights to recovery with respect to Premium Advances made on any Policy and all other Catch-Up Payments and Pre-Petition Default Amounts, including all Pre-Petition Abandoned Positions, (iv) all of the information, data, books, records, reports, equipment, software, and systems relating to servicing the Policies and providing the registration, administration, reporting and other services to be provided pursuant to the Servicing Agreement, and which, except specified equipment and hardware to be Distributed and contributed to Newco (subject to Section 4.09(e) of this Plan) will be subject to the Portfolio Information License, and (v) all Causes of Action related to any of the foregoing Policy Related Assets. The Policy Related Assets, including the Catch-Up Payments Schedule, as of the Voting and Election Record Date will be set forth in the Plan Supplement, and the Policy Related Assets, including the Catch-Up Payments Schedule, as of the Effective Date and the Post-Effective Adjustment Date, respectively, will be set forth in the Post-Effective Adjustment Report to be delivered as provided in Section 12.07.

(189)       Portfolio Information License means the document Filed in the Plan Supplement and titled “Portfolio License Agreement,” as approved and entered into in accordance with this Plan, and pursuant to which the Servicing Company will receive a license to use the books, records, software, and systems relating to the services to be provided pursuant to the Servicing Agreement, in connection with those services during the term of the Servicing Agreement.

(190)       Position Holder Trust means the entity created pursuant to Article V of this Plan to own and administer the Position Holder Trust Assets.

(191)       Position Holder Trust Agreement means the document Filed as Exhibit A to this Plan and titled “Trust Agreement for Life Partners Position Holder Trust,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the Position Holder Trust will be established and administered.

(192)       Position Holder Trust Assets means (a) the Contributed Positions (including the Continuing Position Holder Contributions by IRA Holders who make Continuing Holder Elections, which will be contributed by the IRA Partnership to the Position Holder Trust); (b) the Policy Related Assets, except for the Pre-Petition Abandoned Positions used to satisfy payment obligations as provided in Section 4.13(e) of this Plan; (c) the Newco Interests; and (d) the portion of the Maturity Funds Facility not attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their interests in the Position Holder Trust.

(193)       Position Holder Trust Beneficiary means the Holder of a Position Holder Trust Interest.

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(194)       Position Holder Trust Election means the option provided to Current Position Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members for each of their Fractional Positions to elect to have the positions contributed to the Position Holder Trust, thereby causing (i) the selected Fractional Position(s) to be a Contributed Position(s) and, (ii) for each Contributed Position, the Current Position Holder to be entitled to receive a Distribution of a Position Holder Trust Interest in the manner set forth in (a) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1) and Section 5.05, or (b) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1) and Section 7.04 of this Plan.

(195)       Position Holder Trust Governing Trust Board means the Trust Board of that name provided for in the Position Holder Trust Agreement.

(196)       Position Holder Trust Interest means a beneficial interest in the Position Holder Trust, which represents the right to receive distributions from the Position Holder Trust as set forth in this Plan, the Position Holder Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(197)       Position Holder Trustee means the Person or Entity designated to serve as the trustee of the Position Holder Trust pursuant to the terms of the Position Holder Trust Agreement.

(198)       Post-Effective Adjustment Report means the report provided for in Section

12.07 of this Plan, in connection with effectuating the provisions of this Plan.

(199)       Pre-Petition Abandoned Positions means a Fractional Position deemed abandoned to LPI as of the Subsidiary Petition Date upon the failure of an Investor to pay a Pre- Petition Default Amount in full by the Pre-Petition Default Payment Deadline, as provided in this Plan.

(200)       Pre-Petition Default Amount means, for each Fractional Position, any amount owed by an Investor for any Premium Advances made by any of the Debtors prior to the Subsidiary Petition Date with respect to the Fractional Position, and includes any other amounts (including platform servicing fees) owed by the Investor with respect to the Fractional Position.

(201)       Premium Advances means (a) advances made by the Debtors on or before the Effective Date to pay premiums due on Policies that were not paid by holders of Fractional Positions relating to the Policies, in amounts set forth in the Catch-Up Payments Schedule to be Filed at various times as provided in the definition of Policy Related Assets, and (b) advances made by the Position Holder Trust after the Effective Date to pay premiums due on Policies that are not paid by the Continuing Fractional Holders.

(202)       Premium Reserves means (a) funds deposited by or for the benefit of the Position Holder Trust on or after the Effective Date into an escrow account maintained under the Escrow Agreement to pay premiums relating to any of the Policies, and includes (i) the Escrowed Funds contributed to the Position Holder Trust in accordance with this Plan, and (ii) the rolling 120-day reserve for premiums on Distressed Policies to be established and maintained pursuant to Section 4.02(c) of this Plan, and (b) if required by the context, includes the Escrowed Funds related to Continued Positions comprised of Fractional Interests and on deposit in the Fractional Holders’ Premium Reserve Escrow Account.

 23

(203)       Priority Claim means any Claim, other than an Administrative Claim or a Priority Tax Claim, a Secured Claim, an Intercompany Claim, or General Unsecured Claim entitled to priority in right of payment under Bankruptcy Code section 507(a).

(204)       Priority Tax Claim means any Claim of a Governmental Unit of the type specified in Bankruptcy Code section 507(a)(8).

(205)       Pro Rata means, except as provided in the second sentence of this definition, the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion that the Allowed Claims or Allowed Interests in a particular Class bears to other Classes entitled to share in the same recovery or Distribution, including Distributions of Creditors’ Trust Interests to Current Position Holders making Creditors’ Trust Elections under the Plan. When used with regard to the allocation of Distributions of Position Holder Trust Interests under the Plan and the Position Holder Trust Agreement among Current Position Holders making Position Holder Trust Elections and Continuing Position Holders (to the extent of their Continuing Position Holder Contributions), Pro Rata means the proportion that the amount of the Beneficial Ownership related to the respective Contributed Positions of such Holders bears to the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest; and when used with regard to distributions to be made by the Successor Entities, Pro Rata means the proportion that the number of Units registered in the name of a Holder bears to the aggregate number of Units in the Successor Entity outstanding as of the record date for the distribution, as provided in the applicable Successor Trust Agreement or the IRA Partnership Agreement.

(206)       Professional means a Person or Entity, excluding the Claims and Noticing Agent,

(a) retained pursuant to a Bankruptcy Court order in accordance with Bankruptcy Code sections 327, 363, or 1103 and to be compensated for services rendered before or on the Confirmation Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331, and 363; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

(207)       Professional Fee Claims means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

(208)       Proof of Claim means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

 24

(209)       Proof of Interest means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

(210)       Qualified Plan Holder13 means a Holder of a Fractional Position that is an employee benefit plan as defined under Section 3(3) of Employment Retirement Income Security Act of 1974.

(211)       Recovered Assets means any Fractional Positions, New Interests or New IRA Notes which the Creditors’ Trust is entitled to receive an assignment or other transfer of as a result of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC.

(212)       Reinstate, Reinstated, or Reinstatement means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with Bankruptcy Code section 1124.

(213)       Rejected Executory Contract and Unexpired Lease List means the list, as determined by the Plan Proponents, of Executory Contracts and Unexpired Leases that will be rejected by any of the Debtors pursuant to the Plan, which shall be included in the Plan Supplement and shall include the Investment Contracts.

(214)       Rejected Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be rejected by any of the Debtors as set forth on the Rejected Executory Contract and Unexpired Lease List, which shall include the Investment Contracts.

(215)       Releasing Parties means, collectively, and in each case in its capacity as such: (a) the Debtors, (b) the Chapter 11 Trustee, (c) the Committee and its current and former members, and (d) with respect to each of the foregoing in clauses (a) through (c), such Person or Entity and its current and former Affiliates, and such Person or Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; (e) all Holders of Claims and Interests that are deemed to accept the Plan; (f) all Holders of Claims and Interests who vote to accept the Plan; (g) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (h) all Holders of Claims and Interests, and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

13 An IRA Holder is not a Qualified Plan Holder.

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(216)       Reorganization Documents means this Plan and all the agreements, documents and instruments entered into before, on or as of the Effective Date, as contemplated by, and in furtherance of, this Plan (including all documents Filed with the Plan Supplement) that are necessary to consummate the Reorganization Transactions contemplated in this Plan.

(217)       Reorganization Transactions means all of the actions and transactions to occur on or before the Effective Date as provided in this Plan.

(218)       Reorganized means, as to any Debtor or Debtors, such Debtor(s) as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

(219)       Reorganized Debtors means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under this Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

(220)       Rescinding Position Holder means a Current Position Holder who has made the Creditors’ Trust Election with respect to one or more Fractional Positions, which Fractional Positions will be contributed to the Position Holder Trust in accordance with Section 4.09(c)(i) of this Plan.

(221)       Rescission Settlement Subclass Members means persons or entities who are the members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Rescission Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all Persons listed on Appendix A to the Class Action Settlement Agreement.

(222)       SEC means the Securities and Exchange Commission.

(223)       SEC Judgment Claim means Proof of Claim No. 289001750 arising out of the judgment entered in SEC v. Life Partners Holdings Inc. et al., Case No. 12-cv-00033-JRN, in the U.S. District Court for the Western District of Texas, and for the avoidance of doubt includes any and all pre-petition claims held by the SEC against any Debtor.

(224)       Secured means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a); or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured Claim.

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(225)       Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

(226)       Securities and Deposit Accounts Agreement means the document Filed in the Plan Supplement and titled “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement”, as approved and entered into among the Position Holder Trustee, the Securities Intermediary, the trustee under the Indenture contemplated in the New IRA Note Collateral Documents, and the Escrow Agent in accordance with this Plan, and pursuant to which, among other things, certain deposit accounts and securities accounts will be established, all as provided in this Plan.

(227)       Securities Exchange Act means the Securities and Exchange Act of 1934, 15 U.S.C. §§ 78a–78pp, together with the rules and regulations promulgated thereunder.

(228)       Securities Intermediary means the party named as the Depository in the Securities and Deposit Accounts Agreement.

(229)       Servicing Agreement means the Plan Document Filed and titled “Servicing Agreement,” as approved and entered into between the Servicing Company and the Position Holder Trust pursuant to which the Servicing Company will provide servicing for the Policies and certain administrative services relating to the Beneficial Ownership of the Policies, the Continued Positions, the Position Holder Trust Interests and the IRA Partnership Interests.

(230)       Servicing Company means the entity that will service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

(231)       Servicing Fee means the fee payable by to each Continuing Fractional Holder (or the Position Holder Trust as the case may be) for services provided under the Servicing Agreement, equal to the percentage of the Policy death benefit allocated to each Continuing Fractional Position (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in each Policy, as set forth in Section 12.10 of this Plan.

(232)       Subsidiary Debtors means LPI and LPIFS.

(233)       Subsidiary Petition Date means May 19, 2015, the date on which the Chapter 11 Trustee commenced the Chapter 11 Cases of the Subsidiary Debtors.

(234)       Successor Entities means the Position Holder Trust, the Creditors’ Trust, and the IRA Partnership.

(235)       Successor Trust Agreements means the Position Holder Trust Agreement and the Creditors’ Trust Agreement.

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(236)       Successor Trustees means the Position Holder Trustee and the Creditors’ Trustee.

(237)       Successor Trusts means the Position Holder Trust and the Creditors’ Trust.

(238)       Term Sheet means that certain Term Sheet for Compromise to a Plan of Reorganization of LPHI, LPI, LPIFS, by and among the Chapter 11 Trustee, the Debtors, the Committee, and the Plan Supporters, Filed in the Chapter 11 Case on September 25, 2015, as Exhibit “A” to Docket No. 1032.

(239)       Trust Boards means the Creditors’ Trust Governing Trust Board and the Position Holder Trust Governing Trust Board.

(240)       Trust Interests means the Position Holder Trust Interests and the Creditors’ Trust Interests.

(241)       U.S. means the United States of America.

(242)       U.S. Trustee means the Office of the U.S. Trustee for the Northern District of Texas.

(243)       Unclaimed Property means any distribution on account of an Allowed Claim or Interest that is attempted to be delivered to the Holder at its address of record by, and which has been returned undeliverable to, a Successor Trustee, and which has been deemed to have been forfeited, or which is subject to rounding pursuant to section 10.04 of this Plan, in accordance with Section 10.03, Section 10.04, Section 10.06, and/or Section 11.02(b) of this Plan.

(244)       Undeliverable Distribution Reserve means the segregated, interest bearing account that each of the Successor Trustees or IRA Partnership Manager will establish for the purpose of depositing any distribution to a Holder of an Allowed Claim or Trust Interest that is returned to the respective Successor Trustee or IRA Partnership Manager as undeliverable or is otherwise unclaimed, for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Section 10.03, Section 10.06, and Section 11.02(b) of this Plan. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees.

(245)       Unexpired Lease means a lease to which one or more of the Debtors is a party that is amenable to assumption or rejection under Bankruptcy Code section 365.

(246)       Unimpaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code section 1124.

(247)       Units means the beneficial interests in the Position Holder Trust.

(248)       Unsecured Claim means any Claim that is not an Administrative Claim, Secured Claim, Priority Claim, or Intercompany Claim.

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(249)       Vested Assets means all of the Debtors’ assets, including without limitation all legal, beneficial and equitable ownership of all of the Policies, save and except for the Beneficial Ownership represented by the Fractional Interests to be held by the Continuing Fractional Holders after the Effective Date.

(250)       Vida means Vida Capital, Inc. or one or more of its affiliates approved by the Plan Proponents.

(251)       Vida Financing means collectively (a) an “Exit Loan” of up to $55,000,000 bearing interest at 11% per annum (with a guaranteed interest payment equal to a full six months’ interest), secured by a first priority lien on all assets of the Position Holder Trust (except for the New IRA Note Collateral), (b) a revolving “Line of Credit” of up to $25,000,000 bearing interest at 11% per annum, secured by the same collateral as the Exit Loan, and (c) a “Debtor-in- Possession Loan” of up to $10,000,000 bearing interest at 8% per annum and secured by (i) a second lien on abandoned positions held in the Debtors’ names and premium advances made by the Debtors prior to the Effective Date, pursuant to section 364(c)(3) of the Bankruptcy Code and

(ii) a first lien on any and all other assets of the Debtors’ estates, pursuant to section 364(c)(2) of the Bankruptcy Code

(252)       Vida Plan Collaboration Agreement means the agreement among the Plan Proponents and Vida providing for the transactions contemplated by the Vida Term Sheet, including the transaction documents provided for therein, subject to approval by the Bankruptcy Court, after notice and hearing.

(253)       Vida Term Sheet means the Term Sheet for the Vida Plan Collaboration Agreement filed as an exhibit to the Disclosure Statement.

(254)       Voting Deadline means the date by which a Holder must deliver a Ballot to accept or reject this Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan.

(255)       Voting and Election Record Date means the record date for voting on this Plan and making Elections made pursuant to this Plan, which date shall be prominently set forth in the materials provided to each Holder who may be entitled to vote or make any Election under the Plan.

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EXHIBIT A

TRUST AGREEMENT

For

Life Partners Position Holder Trust

by and among

Life Partners Holdings, Inc.

Life Partners, Inc.,

LPI Financial Services, Inc.,

Life Partners IRA Holder Partnership, LLC,

and

the individual listed on Exhibit D attached hereto,

as Trustee

Dated as of                    , 2016

TRUST AGREEMENT FOR LIFE PARTNERS POSITION HOLDER TRUST

This Trust Agreement for Life Partners Position Holder Trust (the “Position Holder Trust Agreement”) dated as of_________, 2016 (the “Effective Date”), is executed by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”), LPI Financial Services, Inc. (“LPIFS”) (each of LPHI, LPI and LPIFS is executing this Position Holder Trust Agreement in its capacity as a reorganized debtor under the Plan (as defined below) and they are collectively referred to herein as “Debtor”); (ii) Life Partners IRA Holder Partnership, LLC (the “IRA Partnership,” which has been formed pursuant to the Plan); and (iii) the individual named on Exhibit D attached hereto in his capacity as trustee (the “Trustee”) of the Life Partners Position Holder Trust (the “Position Holder Trust”).

RECITALS

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan).

WHEREAS, pursuant to the Order Confirming Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al Pursuant to Chapter 11 of the Bankruptcy Code dated as of [                 ], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, this Position Holder Trust is being created, and this Position Holder Trust Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to elect to be treated as a Continuing Position Holder with respect to each one (or more, up to all) of the Fractional Positions held in its name as of the Voting and Election Record Date, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the contribution of a portion of each such Fractional Position to the Position Holder Trust (such portion comprising a Continuing Position Holder Contribution and a Contributed Position) in exchange for a Position Holder Trust Interest. A Current Position Holder who is a Fractional Interest Holder and did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as a Continuing Fractional Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the Continuing Position Holder Contribution.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to have each one (or more, up to all) of the Fractional Positions held in its name contributed to the Position Holder Trust (each Fractional Position contributed to the Position Holder Trust comprising a Contributed Position) and be treated as an Assigning Position Holder, and become a beneficiary of the Position Holder Trust, with respect to each such Contributed Position. A Current Position Holder that is an IRA Holder who did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust as provided herein and in the Plan. In addition, if (a)(i) any Current Position Holder that makes a Continuing Holder Election with respect to a Fractional Position does not pay any required Catch-Up Payment or pays the Premium Advance included in a Pre-Petition Default Amount relating to the Fractional Position but does not pay any remaining balance of the Pre-Petition Default Amount, by the due date set forth in the Plan, or (ii) any Continuing Fractional Holder commits a Payment Default with respect to any premium payment due with respect to any Fractional Interest after the Effective Date, then (b) the Current Position Holder or Continuing Fractional Holder, as the case may be, (i) shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust, and (ii) shall receive in exchange therefor, a Position Holder Trust Interest, all as provided herein and in the Plan.

WHEREAS, pursuant to the Plan, Current Position Holders (with a few exceptions set forth in the Plan) had the opportunity to alternatively elect to rescind the transaction pursuant to which each one (or more, up to all) of the Fractional Positions held in its name was purchased and elect to be treated as a Rescinding Position Holder with respect to the Fractional Position and become a beneficiary of the Creditors’ Trust with respect thereto. Rescinding Position Holders will not be beneficiaries of the Position Holder Trust on account of such claims.

WHEREAS, pursuant to the Plan, an IRA Holder entitled to treatment as a Continuing Position Holder or an Assigning Position Holder shall receive, in lieu of an interest in the Position Holder Trust, an interest in the IRA Partnership entitling the holder of such interest to participate in the distributions from the Position Holder Trust by means of the IRA Partnership’s beneficial interest in the Position Holder Trust, as provided under the Plan and this Position Holder Trust Agreement.

WHEREAS, pursuant to the Plan and the Confirmation Order, Debtor, the IRA Partnership, the Continuing Fractional Holders and the Assigning Fractional Holders (collectively, “Settlor”) desire (or in certain instances are required or deemed by the Plan) (i) to contribute and assign the Position Holder Trust Assets to the Position Holder Trust, and (ii) to have the Position Holder Trust issue Position Holder Trust Interests in exchange therefor as provided in the Plan and set forth in this Position Holder Trust Agreement.

WHEREAS, the Position Holder Trust is intended to qualify as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d) and is established for the purpose of administering, preserving and liquidating the Position Holder Trust Assets as described herein, for the benefit of the Position Holder Trust Beneficiaries, and distributing the proceeds of liquidation of the Position Holder Trust Assets contributed to the Position Holder Trust, along with any distributions received from the Creditors’ Trust in accordance with the terms and conditions of the Creditors’ Trust Agreement.

WHEREAS, the foregoing Recitals are incorporated into and are a part of this Position Holder Trust Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

ESTABLISHMENT OF THE POSITION HOLDER TRUST

1.1          Beneficiaries of Position Holder Trust. The Position Holder Trust Beneficiaries shall be (i) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to the Plan and this Position Holder Trust Agreement, (ii) the IRA Partnership with regard to (a) all Position Holder Trust Interests it is entitled to receive pursuant to the Plan and this Position Holder Trust Agreement, and (b) any Position Holder Trust Interests it is entitled to receive (for the benefit of Creditors’ Trust Beneficiaries) pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement, and (iii) Creditors’ Trust Beneficiaries entitled to receive Position Holder Trust Interests pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Position Holder Trust Interest registered in the name of each Assigning Fractional Holder, each Continuing Fractional Holder or the IRA Partnership with respect to each Contributed Position shall be calculated (and expressed in “Units”) as provided in Section 3.3(c) herein and in Section 5.05 of the Plan. The Position Holder Trust Beneficiaries shall have no liability for the debts and other obligations of the Position Holder Trust and shall bear no expenses in connection with the organization and administration of the Position Holder Trust.

1.2          Establishment of Position Holder Trust.

(a)          Debtor, the IRA Partnership and the Trustee hereby execute this Position Holder Trust Agreement as required by the Plan to govern the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. Settlor has, or pursuant to the Plan is deemed to have, transferred, assigned and contributed, and Debtor and the IRA Partnership each to the extent of its interest does by these presents transfer, assign and contribute, unto the Trustee, the Position Holder Trust Assets detailed on Exhibit B attached hereto, receipt of which is hereby acknowledged by the Trustee.

(b)          Following the Effective Date, additional Position Holder Trust Assets shall be transferred, assigned and contributed to and vested in the Position Holder Trust as provided in Section 5.02(b) of the Plan, and Recovered Assets (as defined below) may be transferred, assigned and contributed to the Position Holder Trust pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Trustee shall cause the Servicing Company to prepare an amended Exhibit B based on the Post- Effective Adjustment Report delivered to the Trustee by the Servicing Company, and periodically thereafter, to reflect additional Position Holder Trust Assets and any Recovered Assets contributed to the Position Holder Trust after the Effective Date. The Position Holder Trust Assets, and any Recovered Assets, shall be held, administered and distributed as a trust for the uses and purposes hereinafter set out, subject to and in accordance with the terms and conditions of the Plan.

(c)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, “Recovered Assets”), the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 3.3(c) herein, as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in Section 3.3) generated by the Recovered Assets, and shall be subject to the limitations set forth in Section 3.3. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated pro rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

1.3          Purpose of Position Holder Trust. The primary purpose of this Position Holder Trust is to liquidate the Position Holder Trust Assets in a manner calculated to conserve, protect and maximize the value of the Position Holder Trust Assets and distributions to Position Holder Trust Beneficiaries in accordance with the terms of the Plan and this Position Holder Trust Agreement, and distribute the proceeds of the Position Holder Trust Assets, along with any distributions received as the residual beneficiary of the Creditors’ Trust and the proceeds of any Recovered Assets assigned to the Position Holder Trust as a result of prosecution of the Causes of Action assigned to the Creditors’ Trust or as part of any Fair Funds to be contributed to it by the SEC, to the Position Holder Trust Beneficiaries, including the IRA Partnership. The Position Holder Trust shall be established as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d). No objective or authority of the Position Holder Trust shall be to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Position Holder Trust.

1.4          Position Holder Trust Interests; Restrictions on Transferability.

(a)          “Position Holder Trust Interests” shall mean the Units of beneficial interest in the Position Holder Trust registered in the name of each Position Holder Trust Beneficiary. The number of Position Holder Trust Interests registered in the name of each Position Holder Trust Beneficiary as of the Effective Date shall be that number of units set forth opposite the Position Holder Trust Beneficiary’s name on Exhibit C attached hereto, as Exhibit C may be amended from time to time hereafter as provided in Section 8.1 hereof. The number of Position Holder Trust Interests held by a particular Position Holder Trust Beneficiary shall be determined, and subject to adjustment, as provided in Section 5.05 of the Plan. The Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interest registered in the name of a Position Holder Trust Beneficiary.

(b)          A Position Holder Trust Beneficiary may assign (by sale, gift or other form of transfer) all or any part of its Position Holder Trust Interest only in accordance with the provisions set forth below. Any assignment by a Position Holder Trust Beneficiary of any Position Holder Trust Interest shall be (i) made by a written instrument, duly executed by the assignor and the assignee, in form satisfactory to the Trustee and the Servicing Company (as defined in Section 9.1 below), the terms of which are not in contravention of this Agreement, and (ii) accompanied by an opinion of counsel satisfactory to the Trustee and the Servicing Company that such sale may be made pursuant to an exemption under all applicable federal and state securities laws, and without causing the Position Holder Trust to be required to register as an investment company under the Investment Company Act of 1940, as amended; provided, however, that if the proposed assignment is to a Permitted Transferee, in lieu of the opinion described in clause (ii), the assignment shall be accompanied, if requested by the Trustee in his sole discretion, by an opinion of counsel in form and substance satisfactory to the Trustee in his sole discretion, and accompanied by such supporting documentation as he may reasonably request to evidence the transfer and the transferee’s status as a Permitted Transferee. An assignee of a Position Holder Trust Interest shall be entitled to receive allocations and distributions attributable to such interest from and after the date of such assignment; provided, however, that any assignment made in contravention of this Section 1.4(b) shall be void ab initio and shall not be registered or effective for any purpose. Assignments made pursuant to this Section 1.4(b) shall be made effective only as of the next June 30 or December 31 to occur after the date the assignment documentation (in proper form) is received by the Servicing Company. Notwithstanding the foregoing, (i) no Position Holder Trust Beneficiary shall assign all or any part of its Position Holder Trust Interest(s) if (x) such assignment would not comply with any federal or state securities laws, (y) such assignment would subject the Position Holder Trust to additional regulatory requirements (including those under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended) or (z) such assignment would cause the Position Holder Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation, (ii) none of the Position Holder Trust, the Trustee and the Servicing Company shall be under any obligation, and no Position Holder Trust Beneficiary shall have any right to require the Position Holder Trust, the Trustee or the Servicing Company, to file any registration statement pursuant to the Securities Act of 1933, as amended, or any other federal or state securities law to facilitate any sale or other assignment, (iii) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may list the Position Holder Trust Interests on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof) nor take any action, directly or indirectly, to develop a trading market for the Position Holder Trust Interests, and (iv) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may act as a broker or dealer with respect to any Position Holder Trust Interest or otherwise facilitate, accept any commission or other compensation, or collect and disseminate any information, in connection with any trading activities relating to the Position Holder Trust Interests (other than overseeing maintenance of the transfer register and related processes).

ARTICLE II.

DURATION AND TERMINATION OF POSITION HOLDER TRUST

2.1          Duration. This Trust shall terminate upon the first to occur of the following: (a) ten (10) years after the Effective Date or (b) upon the liquidation of all of the Position Holder Trust Assets and the distribution of all of the property in the General Account in accordance with Section 3.2(b) and 3.3(b) hereof; provided, however, that the Trustee may extend the duration of the Position Holder Trust one or more times (not to exceed a total of four extensions, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years for each extension, if the Position Holder Trust Assets have not been liquidated or if the Trustee determines that such extension is in the best interests of the Position Holder Trust and the Position Holder Trust Beneficiaries. Such extensions must be approved by the Bankruptcy Court no more than six (6) months prior to the beginning of the extended term and no later than the beginning of the extended term with notice thereof to all of the Position Holder Trust Beneficiaries as of the date the extension is approved.

2.2          Distributions Upon Termination.

(a)          Within a reasonable time after the date of termination, the Trustee shall distribute, in accordance with all applicable laws, any Position Holder Trust Assets and any Recovered Assets still held by the Position Holder Trust and the property in the General Account remaining after the payment of all expenses of the Position Holder Trust, to the Position Holder Trust Beneficiaries in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined in Section 3.3(c) below) of the assets remaining in the Position Holder Trust upon termination.

(b)          If necessary to effectuate this Section 2.2, the Trustee shall (a) cease paying premiums on all Policies still in force as of the date of termination and release all funds held in the Premium Reserve Account and any Additional Reserve Account(s) to be included in the final distribution, (b) apply all funds held in the other Dedicated Accounts as provided in the Plan and the other Plan Documents, and release any excess funds to be included in the final distribution, (c) follow the procedure set forth in Section 12.09(d) of the Plan for any Policy with respect to which there are any Continuing Fractional Holders of Continued Positions relating to the Policy, and offer to transfer the Beneficial Ownership in any Policy held by the Position Holder Trust to the relevant Continuing Fractional Holders, and (d) if the preceding clause (c) applies to any Policy and the relevant Continuing Fractional Holders do not pay any premiums due, or agree in writing within the 120-day period provided for in Section 12.09(d) of the Plan to pay future premiums on the Policy when they become due, the Trustee shall attempt to sell the Policy as promptly as practicable, and in any event within 120 days after the 120-day period provided for in Section 12.09(d) of the Plan, and include any proceeds of any such sale in the final distribution. Any Policy that the Trustee attempts to sell and is not able to sell in accordance with the preceding sentence shall be surrendered to the issuing insurance company, unless the Policy lapses during the effort to sell it.

(c)          Notwithstanding any other provision of this Position Holder Trust Agreement, no distribution of less than twenty-five dollars ($25.00) allocated to any Position Holder Trust Beneficiary (including the IRA Partnership) shall be made to such beneficiary, and such distribution of less than twenty-five dollars ($25.00) shall be reallocated and distributed Pro Rata to other Position Holder Trust Beneficiaries.

ARTICLE III.

ADMINISTRATION OF TRUST ESTATE

3.1          General Account.

(a)          The Trustee shall establish a general account (the “General Account”), and the Trustee shall have exclusive control and sole right of withdrawal with respect to the General Account in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to time in the General Account shall be held by the Trustee for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom and shall be distributed, or used to pay expenses relating to the administration of the Position Holder Trust as expressly provided herein, all in accordance with the terms of this Position Holder Trust Agreement.

(b)          The Trustee shall deposit in the General Account, promptly upon receipt, (1) all proceeds received by the Position Holder Trust resulting from the Position Holder Trust Assets, except to the extent deposited into one of the Dedicated Accounts (as defined below) in accordance with Section 3.2, and (2) all payments with respect to any investment of amounts held in the General Account. Any investment of property held in the General Account shall be made solely in deposits in banks or savings institutions, or temporary investments such as short- term certificates of deposit or U.S. Treasury bills. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as such funds are (1) needed to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board (as defined below), or any expenses incurred pursuant to Section 6.10 or 7.10 of this Position Holder Trust Agreement, or (2) available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may liquidate such investments if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested. Notwithstanding the foregoing, and subject to Sections 3.2 and 3.3 below, the Position Holder Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims), to pay expenses of administering the Position Holder Trust, or to maintain the value of the Position Holder Trust Assets during liquidation.

3.2          Dedicated Custodial Accounts. The Trustee shall establish and maintain segregated custodial accounts to hold different categories of funds as set forth in Section 3.2(b) (collectively, the “Dedicated Accounts”). The Trustee shall have exclusive control and sole right of withdrawal with respect to each of the Dedicated Accounts in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to time in each of the Dedicated Accounts shall be held by the Trustee for use as provided in the Plan, this Position Holder Trust Agreement and the other Plan Documents, for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom, and shall be used or distributed in accordance with the terms of the Plan, this Position Holder Trust Agreement and the Escrow Agreement.

(b)          The Dedicated Accounts shall include the following accounts:

(i)          The Maturity Escrow Account.

(ii)         The Fractional Holders’ Premium Reserve Escrow Account.

(iii)        An account to hold all of the Position Holder Trust’s Premium Reserves, including the Escrowed Funds contributed to the Position Holder Trust on or as of the Effective Date and additional Premium Reserves established after the Effective Date (the “Premium Reserve Account”). In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, additional Premium Reserves, as defined and provided in the Plan, to pay premiums relating to the Distressed Policies included in the Position Holder Trust Assets.

(iv)        An account to hold the proceeds of the New IRA Note Collateral contributed to the Position Holder Trust (the “The New IRA Note Sinking Fund Account”), until the aggregate amount required by the New IRA Note Collateral Documents has been deposited into the account.

(v)         In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, such other account(s) to hold reserves determined by the Trustee to be necessary for purposes of the liquidation of the Position Holder Trust Assets, including payment of expenses incurred in the administration of the Position Holder Trust, in accordance with the terms of the Plan and this Position Holder Trust Agreement (each an “Additional Reserve Account”) as the Trustee, in the sole discretion of the Trustee, determines are necessary or advisable to effectuate the purposes of the Position Holder Trust.

(c)          The Trustee shall deposit into each Dedicated Account, promptly upon receipt, (1) all funds required to be deposited into the account by the terms of the Plan, this Position Holder Trust Agreement, the Maturity Funds Collateral Agreement or the New IRA Note Collateral Documents, and (2) all payments with respect to any investment of such deposited amounts. Except as otherwise provided in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement, any investment of property held in any Dedicated Account shall be made solely in one or more of the following: (A) deposits in banks or savings institutions, (B) temporary investments such as short-term certificates of deposit or U.S. Treasury bills, or (C) any government money market mutual fund that invests 99% or more of its total assets in short-term obligations backed by the full faith and credit of the U.S. Government. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as (1) the funds in the Dedicated Account are needed and used to pay premiums, interest on New IRA Notes or other amounts payable by the Position Holder Trust pursuant to the Plan, this Position Holder Trust Agreement, the New IRA Note Collateral Documents or any other Plan Document, or to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board, or (2) the Trustee has determined that the reserve represented by the funds in the account is no longer necessary for the purposes for which the reserve was established, and the funds are available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may (A) sell or otherwise liquidate any investment(s) if it is replaced by another investment(s) that satisfies the requirements of this subsection 3.2(c), and (B) liquidate any such investment(s) if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested.

3.3          Distributions During the Term of the Position Holder Trust.

(a)          The Trustee shall distribute at least annually to the Position Holder Trust Beneficiaries all of the Distributable Cash (as defined below) generated by the Position Holder Trust Assets and any Recovered Assets during each calendar year. All distributions shall be made in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined below); provided, however, that Distributable Cash generated by any Recovered Assets shall be distributed (after deducting an amount equal to the compensation payable to the Creditors’ Trustee attributable to such Distributable Cash) to the Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) entitled to receive Position Holder Trust Interests in exchange for Recovered Assets pursuant to Section 1.2(c) hereof, in proportion to each such Holder’s respective Pro Rata Share, until such Creditors’ Trust Beneficiaries shall have received distributions from the Creditors’ Trust, and from the Position Holder Trust in respect of such Position Holder Trust Interests, in an aggregate amount equal to their Maximum Claim Amounts (as defined in the Creditors’ Trust Agreement).

(b)          “Distributable Cash” means:

(i)          the sum of (A) all net cash flow generated by liquidation through maturity of Policies included in the Position Holder Trust Assets, and the services provided by the Servicing Company (for so long as it is owned by the Position Holder Trust) in connection with servicing and administering the Policies until they are liquidated, plus (B) all net proceeds from the sale or liquidation of Position Holder Trust Assets (including from any sale of the Servicing Company or its assets), plus (C) all net cash flow generated by any Recovered Assets, minus

(ii)         the sum of (A) all costs and expenses incurred by the Trustee and the Position Holder Trust in accordance with the Plan and this Position Holder Trust Agreement, plus (B) the amount necessary to fund all of the Dedicated Accounts and reserves established in accordance with this Position Holder Trust Agreement, plus (C) the amount necessary to provide funding to the Creditors’ Trust as provided in the Plan, and set forth in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement.

(c)          A Position Holder Trust Beneficiary’s respective “Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which such Position Holder Trust Beneficiary is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) outstanding as of the measurement date. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position (which shall be reduced, if appropriate, as provided in Section 5.02(c) of the Plan); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded; and provided further, that for purposes of distributing Recovered Assets under Section 2.2 and allocating Distributable Cash generated by Recovered Assets to be distributed to Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) as provided in Section 3.3(a) above, “Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which each such Creditors’ Trust Beneficiary or the IRA Partnership, as the case may be, is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) issued in exchange for Recovered Assets and outstanding as of the measurement date.

(d)          Notwithstanding the foregoing, the Trustee may retain in reserve an amount of the distributions otherwise required under this Section 3.3 reasonably necessary to maintain the value of the Position Holder Trust Assets remaining in the Position Holder Trust or to meet claims and contingent liabilities (including disputed claims), including without limitation all amounts necessary to fund the reserves to be held in the Dedicated Accounts established pursuant to Section 3.2 above.

3.4          Reports.

(a)          The Trustee shall maintain good and sufficient books and records of account relating to the Position Holder Trust Assets, the General Account, the Dedicated Accounts, the account maintained under the Account Control Agreement (as defined in the Servicing Agreement), the management of all of the foregoing, all transactions undertaken by the Trustee, all proceeds and net cash flow generated by the Position Holder Trust Assets, all expenses incurred by or on behalf of the Position Holder Trust, and all distributions either contemplated or effectuated under this Position Holder Trust Agreement.

(b)          During any period for which the Position Holder Trust is subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Trustee shall cause the Trust to provide to each Position Holder Trust Beneficiary a copy of (or electronic access to) all quarterly and annual reports filed by the Position Holder Trust pursuant to the reporting requirements under the Exchange Act.

(c)          Not later than 120 days after the end of each fiscal year for which the Position Holder Trust is not subject to the reporting requirements under the Exchange Act, the Trustee shall furnish to each Position Holder Trust Beneficiary a written statement indicating (i) the assets and liabilities of the Position Holder Trust at the end of such fiscal year and the receipts and disbursements of the Position Holder Trust for such fiscal year, (ii) any changes in the Position Holder Trust Assets which have not been previously reported, and (iii) any Position Holder Trust Interests issued after the Effective Date or the date of the most recent report provided under this Section 3.4(c).

(d)          The fiscal year of the Position Holder Trust shall end on the last day of December of each year unless some other fiscal year-end date is required by applicable law and is permissible under the Internal Revenue Code.

ARTICLE IV.

POWERS OF AND LIMITATIONS ON THE TRUSTEE

4.1          General Powers of Trustee. The Trustee shall administer and manage the Position Holder Trust Assets consistent with the terms of the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust. Subject to the express limitations contained in this Position Holder Trust Agreement, including but not limited to Sections 4.2 and 7.6 of this Agreement, the Trustee shall have, in addition to any powers conferred by other provisions of this Position Holder Trust Agreement and the Plan, the power to take any and all actions as, in the sole discretion of the Trustee, are necessary or advisable to effectuate the purpose of the Position Holder Trust, including the following powers:

(a)          To hold (or designate the record holder of) legal title to any and all rights of the Position Holder Trust in or arising from the Position Holder Trust Assets, including, without limitation, legal title to the Policies and the right to designate the Policy beneficiary;

(b)          To hire, manage, direct, terminate and pay his own professionals, including but not limited to, general or special Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, subject to the budget approved by the Trust Board as provided below;

(c)          To collect and receive any and all money and other property belonging to the Position Holder Trust;

(d)          To prepare, file, assert, commence and prosecute any and all litigation as the Trustee may determine in his reasonable discretion to be of value and benefit to the Position Holder Trust and the Position Holder Trust Beneficiaries;

(e)          To pay premiums associated with the Position Holder Trust Assets, and as otherwise provided in the Plan and this Position Holder Trust Agreement;

(f)          To take actions necessary to undertake and comply with the various responsibilities and duties imposed on the Trustee under the Plan;

(g)          To maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company;

(h)          To invest or reinvest property held in the General Account and the Dedicated Accounts as provided in Section 3.1(b) and Section 3.2(c) hereof and to cause such investments, or any part thereof, to be registered and held in its name, as Trustee; provided, however, that the Trustee shall have no power to undertake any business or investment activities that would cause the Position Holder Trust to fail to be classified as a liquidating trust for federal income tax purposes pursuant to Section 301.7701-4(d) of the Treasury Regulations, or that would require the Trust to register as an investment company under the investment Company Act of 1940, as amended (the “Investment Company Act”);

(i)           To engage employees, agents and professional Persons, to assist the Trustee with respect to its responsibilities, and to pay compensation and other expenses as required or permitted by the Plan or this Agreement;

(j)           To file or cause to be filed all required federal, state, local and foreign tax filings of the Position Holder Trust, make tax elections, if any, available to the Position Holder Trust under federal, state, local or foreign law, and prepare applications for rulings or other administrative determinations from federal, state, local and foreign tax authorities as may be reasonably necessary to determine the tax liabilities of the Position Holder Trust or the Position Holder Trust Beneficiaries;

(k)          To obtain insurance coverage with respect to its liabilities and obligations as Trustee, and the liabilities and obligations of the members of the Trust Board, under this Position Holder Trust Agreement (in the form of an errors and omissions policy or otherwise);

(l)           To exercise such other powers as may be vested in or assumed by the Trustee pursuant to the Position Holder Trust Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Position Holder Trust Agreement and applicable law;

(m)          To accept conveyances of Recovered Assets and register the issuance of Position Holder Trust Interests in exchange therefor as provided in Section 1.2(c); and

(n)          To engage an Affiliate of the Trustee, or any partnership, corporation, trust, or other entity in which the Trustee may have an interest, to the same extent and manner and for the same trust purposes as herein provided in respect of transactions with disinterested parties, except to the extent that the Texas Trust Code or its successor statute, or any other applicable law, may expressly prohibit Settlor from authorizing any corporate Trustee serving hereunder from engaging in any such transaction. The provisions of this paragraph are made in full realization that said Trustee may be a partner, officer, director, member, or stockholder in any such entity and no principle or rule relating to self-dealing or divided loyalty shall be applied to any act of said Trustee, but said Trustee shall be held to the same standard of liability in respect of such transactions as in respect of transactions with disinterested Persons.

4.2          Limitations on Trustee. The Trustee shall carry out the purposes of the Position Holder Trust and the directions contained herein, and shall not at any time, on behalf of the Position Holder Trust or the Position Holder Trust Beneficiaries, (a) enter into or engage in any business, (b) assume any liabilities, of any Person or entity, other than liabilities of Debtor expressly assumed by the Position Holder Trust as provided in the Plan, or (c) take any action requiring the consent of the Trust Board as provided in Section 7.6(c) without first obtaining such consent in accordance with this Position Holder Trust Agreement. No part of the Position Holder Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee in furtherance of any business, except to the extent necessary to and consistent with the liquidating purpose of the Position Holder Trust. The Trustee shall make continuing efforts to liquidate the Position Holder Trust Assets and maximize the distributions to Position Holder Trust Beneficiaries in accordance with the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust.

4.3          Investment Power. The investment power of the Trustee, other than that reasonably necessary to hold and maintain the value of the Position Holder Trust Assets, and further the liquidating purpose of the Position Holder Trust, shall be limited to the power to invest the property in the General Account and the Dedicated Accounts as set forth in Section 3.1 and Section 3.2, respectively.

4.4          Additional Powers of Trustee. Subject to the express limitations contained herein, the Trustee shall have, and may exercise all powers now or hereafter conferred on trustees by the laws of the State of Texas; provided, however, that the powers conferred by this Section 4.4 are conferred and may be exercised only and solely within the limitations and for the limited purposes imposed and expressed in the Plan and this Position Holder Trust Agreement.

4.5          Tax and Reporting Duties of the Trustee. The Trustee shall be responsible for all tax and other matters as set forth in Article V of this Position Holder Trust Agreement.

4.6          Dispute Resolution.

(a)          The Trustee shall have the authority, with the consent of the Trust Board to the extent provided in Section 7.6(c), to settle all Holder Disputes without further Bankruptcy Court order. If any Holder Dispute arises, the Holder in question will give written notice of the Holder Dispute to the Trustee, describing the basis for the Holder’s dispute and providing copies of any documents or other written materials supporting the Holder’s position. Prior to commencing any litigation or other proceeding, the Trustee and the Holder will attempt to resolve the Holder Dispute.

(b)          The Trustee shall have the responsibility to initiate negotiations with the Holder to resolve the Holder Dispute and, at that time, to send the Holder a copy of the Dispute Resolution Process set forth herein and, as applicable, in the Stipulation filed as Docket No. 3422, and the options available to the Holder if an agreement is not reached (the “Mediation/Court Option Notice”). If the Trustee and the Holder are unable to reach an agreed resolution or settlement of such Holder Dispute within 45 days of the date the Mediation/Court Option Notice was sent, either party may request that the Holder Dispute be submitted to non-binding mediation conducted by either (i) the Trust Board or (ii) an independent mediator. If mediation does not result in an agreed resolution of the Holder Dispute, such Holder Dispute shall be submitted to the Bankruptcy Court for resolution to give effect to the terms of the Plan and this Position Holder Trust Agreement, and the Bankruptcy Court shall retain jurisdiction for this purpose. If it is determined that the Bankruptcy Court does not have jurisdiction to resolve any Holder Dispute submitted to it, then such Holder Dispute may be submitted to a court of competent jurisdiction for resolution.

(c)          The Trustee shall provide to the Trust Board a monthly notice of all Holder Disputes arising or resolved and/or settled during the prior month, starting with the first full month after the Effective Date. The Holder and the Position Holder Trust shall each bear all of their own costs and expenses of any dispute resolution, including attorneys’ fees and expenses, unless otherwise agreed or ordered by the Bankruptcy Court or other court of competent jurisdiction.

ARTICLE V.

TAX MATTERS

5.1          Classification of the Position Holder Trust.

(a)          The Position Holder Trust shall be created on the Effective Date as a “liquidating trust” for the purpose of liquidating the Position Holder Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d). The Position Holder Trust will be treated as a grantor trust for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Position Holder Trust Beneficiaries will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes.

(b)          For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the new IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest(s) in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts and such valuation shall be reported to Position Holder Trust Beneficiaries as provided in Section 3.4 of this Agreement. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

5.2          General Tax Reporting by the Position Holder Trust and the Position Holder Trust Beneficiaries.

(a)          The Trustee shall prepare, consistent with Section 4.1 hereof, and file on behalf of the Position Holder Trust, at the time and in the manner prescribed by the Internal Revenue Code and applicable state and local law, such tax returns and reports as may be required, including but not limited to returns and reports required by Treasury Regulations Section 1.671-4(a). The Position Holder Trust will not pay tax. The Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata Share of the Position Holder Trust’s items of income, gain, loss, deduction, and credit, except for allocations relating to the special distributions of Recovered Assets provided in Sections 2.2 and 3.3, which shall be made to the Creditors’ Trust Beneficiaries and the IRA Partnership to whom such distributions are made and shall be reported on the statements accordingly. If the grantor statement is issued to an IRA custodian or other middleman, such Person is required to issue the grantor statement to the beneficiary. Each Position Holder Trust Beneficiary (including the IRA Partnership) will be required to include its share of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership).

(b)          The Position Holder Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Position Holder Trust’s return and attached statements. A Position Holder Trust Beneficiary must notify the IRS of any inconsistent treatment. The Position Holder Trustee shall not adopt any position or characterization with respect to the Position Holder Trust, for or relating to tax treatment, that is materially prejudicial to the interests of IRA Holders as a whole, provided however that this provision shall not operate to require the Position Holder Trustee to violate this Position Holder Trust Agreement, the Plan, applicable law or any fiduciary duty he may have to Position Holder Trust Beneficiaries.

(c)          As soon as practicable after the close of each fiscal year, the Trustee shall mail to each of the Position Holder Trust Beneficiaries or the appropriate middleman a statement setting forth the beneficiary’s share of items of income, gain, loss, deduction or credit and such other information as shall be necessary to take the items into account in computing taxable income. The Position Holder Trust’s items of income, gain, loss, deduction or credit will be allocated to the Position Holder Trust Beneficiaries in accordance with their respective Pro Rata Shares, except as provided in Section 5.2(a).

(d)          Subject to Section 7.6(c), the Position Holder Trust may retain professionals to perform the Trustee’s duties under this Section 5.2 and, may rely upon the performance of such professionals with respect to such duties.

(e)          All trust earnings shall be subject to current taxation, including those earnings held in reserve, if any, for disputed claims.

5.3          Withholding of Taxes and Other Charges.

(a)          The Position Holder Trust may withhold from any amounts distributable at any time to the Position Holder Trust Beneficiaries such sum or sums as may be necessary to pay any taxes or other charges which have been or may be imposed on the Position Holder Trust or the Position Holder Trust Beneficiaries under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for herein, whenever such withholding is required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of its discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 5.3. Notwithstanding the foregoing but without prejudice to the Position Holder Trust’s rights hereunder, the Position Holder Trust Beneficiaries shall have the right with respect to the United States or any state or political subdivision or entity to contest the imposition of any tax or other charge by reason of any distribution hereunder.

(b)          On behalf of the Position Holder Trust Beneficiaries, including the IRA Partnership, the Trustee shall timely make the election out of withholding under Section 3405(b)(2)(A) of the Internal Revenue Code on any death benefits paid to the Position Holder Trust attributable to the Position Holder Trust Assets.

5.4          Other. The Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the Position Holder Trust that are required by any governmental unit or applicable law.

ARTICLE VI.

THE TRUSTEE

6.1          Trustee’s Appointment and Compensation. The individual named as the Trustee on Exhibit D to this Position Holder Trust Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, is hereby appointed as the Trustee, to serve until the Position Holder Trust’s termination or until his earlier death, resignation, Incapacity (as defined below) or removal as provided herein. The Trustee shall receive compensation and expense reimbursement as provided in Exhibit D, as approved by the Bankruptcy Court in the Confirmation Order.

6.2          Resignation. The Trustee may resign as Trustee hereunder by giving not less than ninety (90) days’ prior written notice thereof to the Trust Board (as defined below). Unless the Trustee agrees in writing to continue to serve beyond the date specified in such notice, such resignation shall become effective on the day specified in such notice.

6.3          Removal of Trustee, Appointment of Successor Trustee.

(a)          The Trustee (and any successor Trustee) may be removed at any time as follows:

(i)          By the vote of four (4) or more members of the Trust Board, with or without Good Cause (as defined below), at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement.

(ii)         By an order of the Bankruptcy Court for Good Cause (as defined below) after application by one or more Trust Board members and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(iii)        As used herein, “Good Cause” means (A) a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, (B) conviction of any crime (other than traffic violations), or (C) Incapacity (as defined below).

(iv)        As used herein, “Incapacity” means an individual who is considered incapacitated to serve as Trustee due the following: (i) the circumstances reasonably indicate that the Person has disappeared or is unaccountably absent, or (ii) if the person is determined by a court to be incapacitated to handle the person's own financial affairs, or (iii) if the Person is determined by his or her own physician, or by a Designated Physician (as defined below) to be incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature. Incapacity to serve as Trustee shall be considered to continue unless and until the original determination or circumstances have changed or been revoked, including, without limitation, by determination of any Designated Physician that the incapacity no longer exists.

(i)          Reasonably promptly following the establishment of the Trust Board, the Trust Board shall establish a standing list of three (3) physicians who may serve as a “Designated Physician” pursuant to this Position Holder Trust Agreement.

(ii)         At the request of the Trust Board, the Trustee shall reasonably promptly submit to an examination by a Designated Physician of the Trustee's choosing (from the list provided by the Trust Board), for the purpose of evaluating whether the Trustee is incapacitated.

(iii)        Each person who agrees to serve as a Trustee under this Trust Agreement hereby agrees to permit the disclosure of such Designated Physician’s determination of whether such Person has become incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, and will sign an appropriate release to permit the same.

(b)          If any member(s) of the Trust Board believes that Good Cause exists to remove the Trustee, the member(s) shall give written notice thereof to the Trustee and all other members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

(c)          In the event of the resignation, removal, or death of the Trustee, then the Trust Board shall appoint a successor Trustee upon the vote of three (3) or more members. Under the Company Agreement of the IRA Partnership, such successor Trustee shall also automatically be appointed as successor Manager of the IRA Partnership as provided in the Company Agreement of the IRA Partnership.

(d)          In the event a Trustee hereunder ceases to serve for any reason, and a successor Trustee has not been appointed, the Trust Board shall exercise such powers and responsibilities of the Trustee as are strictly necessary for the preservation of the Position Holder Trust Assets and the compliance with all applicable laws and regulations, and such powers and responsibilities shall cease upon the appointment and acceptance of appointment of the Successor Trustee.

(e)          Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the former Trustee (unless deceased), and the Trust Board an instrument duly accepting such appointment and agreeing to be bound by the terms of this Position Holder Trust Agreement, and thereupon such successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee under this Position Holder Trust Agreement.

(f)          In the event of a removal of a Trustee in accordance with Section 6.3(a), the Trust Board shall deliver written notice to the (removed) Trustee, and upon its receipt of same, the removed Trustee shall: (i) cease conducting and transacting any and all business of the Position Holder Trust, and (ii) shall fully, promptly and reasonably cooperate in good faith with the Trust Board and any successor Trustee to transition all affairs and business of the Trust to the successor Trustee, including but not limited to any accounting requested by the successor Trustee.

6.4          Reliance by Trustee. The Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trustee believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trustee’s part, the Trustee may rely as to the truth of any statements contained therein in acting thereon. The Trustee may consult with and rely on the advice of legal counsel and such other experts, advisors, consultants or other professionals as shall have been retained pursuant to this Position Holder Trust Agreement and shall be fully protected in respect of any action taken or suffered by them in accordance with the written opinion of legal counsel. Notwithstanding such authority, the Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Trustee unless such determination is finally adjudicated by a court of competent jurisdiction to have been based on willful misconduct, gross negligence or fraud.

6.5          Standard of Care. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, the Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by the Trustee pursuant to the discretion, power and authority conferred on the Trustee by this Position Holder Trust Agreement.

6.6          No Liability for Acts of Predecessor Trustees. No successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless a successor Trustee expressly assumes such responsibility.

6.7          Insurance. The Trustee may purchase, at the expense of the Position Holder Trust, errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions or consequences of such actions or omissions, other than as a result of its fraud, gross negligence or willful misconduct, with respect to the implementation of this Position Holder Trust Agreement.

6.8          No Implied Obligations. No Trustee shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust.

6.9          No Personal Liability. Any Persons dealing with the Position Holder Trust must look solely to the Position Holder Trust for the enforcement of any claims against the Position Holder Trust or to satisfy any liability incurred by the Trustee to such Persons in carrying out the terms of this Position Holder Trust, and neither the Trustee nor the Settlor or any other Person shall have any personal liability or individual obligation to satisfy any such liability, except to the extent that such liability of the Trustee is finally adjudicated by a court of competent jurisdiction to have been the result of the Trustee's willful misconduct, gross negligence, or fraud.

6.10        Indemnification. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trustee and his or her agents, representatives, professionals, and employees from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust; provided, however, that no such indemnification will be made to such Persons for such actions or omissions that are finally adjudicated by a court of competent jurisdiction to have been the result of such Persons’ willful misconduct, gross negligence or fraud.

6.11        Special Considerations Arising From Related Trust.

(a)          The Position Holder Trust is a residual beneficiary of the Creditors’ Trust that has also been created pursuant to the Plan, and that both the Position Holder Trust and the Creditors’ Trust (i.e., both of the Successor Trusts) were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. Accordingly, the Trustee and the Trustee of the Creditors' Trust shall reasonably cooperate to avoid conflicts between the two trusts and to pursue the overall best interests of the beneficiaries thereof whenever possible. In the event that any actual or perceived conflict arises, the matter shall be reported to the Trust Board who shall, in its sole discretion, resolve the conflict by majority vote.

(b)          Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that both the Position Holder Trust and the Creditors’ Trust are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of both of the Successor Trusts, in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.11 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary of either Successor Trust, or otherwise constitute Good Cause for purposes of Section 6.3. Moreover, nothing in this Section 6.11 shall cause any Person or entity that is not otherwise a Position Holder Trust Beneficiary to become a beneficiary hereof or to grant any other Person or entity rights or obligations to enforce the terms of this Position Holder Trust except as specifically set forth in this Section 6.11. The provisions of this Section 6.11 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.11 for the reasons set forth in paragraph (a) above.

(c)          The Position Holder Trust and Creditors' Trust, as the Successor Trusts to the Debtors pursuant to the Plan, have a common interest and purpose in liquidating all assets of the Debtors’ estates, which assets have been vested in the Position Holder Trust and Creditors’ Trust under and pursuant to the Plan. Moreover, the Successor Trusts are required to coordinate their efforts as provided in the Plan, this Position Holder Trust Agreement, and the Creditors’ Trust Agreement. As a result, the sharing of information between the Successor Trusts relating to the liquidation of the assets of the Position Holder Trust and Creditors' Trust is essential to the effective and efficient administration of the Successor Trusts (including but not limited to the development of legal strategies, propounding and responding to discovery, engaging in settlement negotiations, etc.) and the maximization of the assets of the Successor Trusts. Accordingly, in order to maintain and avoid any interference with or waiver of all legally- recognized privileges (including but not limited to the attorney-client privilege, the joint-defense privilege, the common-interest privilege, and the work-product doctrine) that would otherwise protect each party from the compelled disclosure of any confidential or privileged documents or communications exchanged by and between each party and its counsel, this Position Holder Trust Agreement recognizes that: (i) a common interest and/or joint defense privilege applies as between the Position Holder Trustee and Creditors' Trustee; (ii) the sharing of privileged information by either the Position Holder Trustee or Creditors’ Trustee with the other, is not intended to, and shall not, operate as a waiver of any such privilege; and (iii) their common interest / joint defense privilege may not be waived without the consent of both the Position Holder Trustee and Creditors’ Trustee. With respect to same, the Position Holder Trustee shall endeavor in good faith, to attempt to consensually resolve any potential conflicts that may arise from their common interest or joint defense.

6.12       Special Considerations Arising From Related IRA Partnership.

(a)          The IRA Partnership is a beneficiary of the Position Holder Trust. Both the Position Holder Trust and the IRA Partnership were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. A potential conflict of interest exists because the Trustee of the Position Holder Trust is required to serve as Manager of the IRA Partnership, a beneficiary of the Position Holder Trust. Due to the potential conflict of interest, the Trustee shall act reasonably to avoid conflicts between the IRA Partnership and the other Position Holder Trust Beneficiaries and to pursue the overall best interests of all beneficiaries of the Position Holder Trust whenever possible; however, to the greatest extent permitted by applicable law, the Trustee shall be relieved of any and all liability for any action taken, or any failure to act, in connection with the Trustee’s service as Manager of the IRA Partnership.

(b)          Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that both the Position Holder Trust and the IRA Partnership are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of the Position Holder Trust in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.12 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, or otherwise constitute Good Cause for purposes of Section 6.3. The provisions of this Section 6.12 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.12 for the reasons set forth in paragraph (a) above.

ARTICLE VII.

POSITION HOLDER TRUST GOVERNING TRUST BOARD

7.1          Creation of Position Holder Governing Trust Board. On the Effective Date, the Position Holder Trust Governing Trust Board (the “Trust Board”) shall be formed and constituted of no more than five individuals, all approved by the Bankruptcy Court prior to the conclusion of the Confirmation Hearing. A list of the initial members of the Trust Board shall be set forth in Exhibit E to this Position Holder Trust Agreement and the Creditors’ Trust Agreement included in the Plan Supplement, subject to Bankruptcy Court approval. The Trust Board shall at all times be identical for both the Creditors’ Trust and the Position Holder Trust. In no event shall the following vacancy, removal, resignation and appointment provisions result in a Trust Board of the Creditors’ Trust that is composed of different individuals than the individuals comprising the Trust Board of the Position Holder Trust.

7.2          Vacancy

(a)          In the event that an approved or proposed member of the Trust Board becomes unable or unwilling to serve after the date the Plan Supplement is mailed but before the Effective Date: (i) the Unsecured Creditors’ Committee shall as soon as reasonably practicable appoint a replacement Trust Board member for a member who is or was formerly a member of the Unsecured Creditors’ Committee, provided the replacement is a Position Holder Trust Beneficiary or a Creditors’ Trust Beneficiary, and is approved by the Bankruptcy Court, and (ii) the Chapter 11 Trustee, in consultation with the Committee and the Plan Supporters, or absent consensus among all such Persons, the Bankruptcy Court, after a hearing upon the motion of any of them, may replace any other Trust Board member with any other independent individual proposed in the motion.

(b)          In the event that after the Effective Date any member of the Trust Board ceases to serve as a result of death, Incapacity, resignation or removal, the vacancy shall be promptly filled by a majority vote of the remaining members of the Trust Board, with input from the Trustee and the Trustee of the Creditors’ Trust. In the event of a tie, the Chairperson (as defined below) of the Trust Board shall have the deciding vote. In the event that after the Effective Date all members of the Trust Board shall all resign or otherwise cease to serve at once, no successor shall be appointed as a result of the foregoing provisions. Instead, the Trustee shall promptly file a motion with the Bankruptcy Court pursuant to which the Bankruptcy Court shall appoint successor members of the Trust Board to fill all five vacancies, upon notice and hearing to the Position Holder Trust Beneficiaries.

7.3          Removal

(a)          A member of the Trust Board may be removed at any time for Good Cause, within the meaning of Section 6.3(a)(iii) as follows:

(i)          By a majority vote of the remaining Trust Board members at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement and the Creditors’ Trust Agreement.

(ii)         By an order of the Bankruptcy Court after application by (A) one or more Trust Board members, (B) the Trustee, (C) the Trustee of the Creditors’ Trust, (D) registered owners of more than thirty percent (30%) of the Position Holder Trust Interests (including for this purpose, (I) registered owners of IRA Partnership Interests corresponding to Position Holder Trust Interests held by the IRA Partnership, and (II) registered owners of New IRA Notes, with the percentage associated with each New IRA Note determined by the amount of Beneficial Ownership pledged as collateral for the New IRA Note), or (E) registered owners of more than thirty percent (30%) of the Creditors’ Trust Interests, and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(b)          At the request of the Trust Board members, any member of the Trust Board shall reasonably promptly submit to an examination by one of the Designated Physicians of such Trust Board member's choosing for the purpose of evaluating whether the Trustee Board member is Incapacitated, as defined in Section 6.3(a)(iv). Each Person who agrees to serve as a Trust Board member under this Trust Agreement hereby agrees to permit the disclosure of such personal medical information as is relevant to determine whether such Person has become incapacitated to serve as a Trust Board member, and will sign an appropriate release to permit the same.

(c)          If any member(s) of the Trust Board or the Trustee of either the Creditors’ Trust or the Position Holder Trust believes that Good Cause exists to remove any Trust Board member, such Person(s) shall give written notice thereof to the Trustee of both the Creditors’ Trust and the Position Holder Trust and all members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

7.4          Chairperson. The Trust Board members shall elect a Chairperson (the “Chairperson”) by majority vote. The Chairperson shall be identical for the Creditors’ Trust and the Position Holder Trust.

7.5          Procedures. The Trust Board shall adopt bylaws that shall provide for the governance of the Trust Board, and shall permit telephonic meetings.

7.6          Function, Duties and Responsibilities. Neither the Trust Board nor any member shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust. The Trust Board shall have the following function, duties and responsibilities:

(a)          It shall meet with the Trustee upon such regular basis as the Trust Board and the Trustee deem appropriate, but in no event less frequently than monthly (except as may be unanimously determined otherwise by the Trust Board and Trustee); and

(b)          It shall consult with the Trustee regarding the carrying out of his or her duties, and may specify tasks and duties to be taken by the Trustee in furtherance of the administration of the Position Holder Trust and consistent with the terms of the Plan and this Position Holder Trust Agreement, including (but not limited to) with respect to:

(i)          Administration of the Trust Estate; and

(ii)         Distributions to Position Holder Trust Beneficiaries.

(c)          In addition, the Trustee shall be required to obtain the consent of a majority of the Trust Board’s members before taking, or refraining from taking, action with regard to certain matters (each a “Major Decision”) as follows:

(i)          Approval of the Trustee’s proposed monthly plan and budget, which shall be submitted by the Trustee reasonably in advance of the meeting at which it will be considered, and which shall be prepared in accordance with Section 7. 9(d) below.

(ii)         Any proposed disposition of Position Holder Trust Assets involving monetary sums exceeding $250,000.

(iii)        Any proposed distribution to Position Holder Trust Beneficiaries on account of their interests; provided, however, that all of the Distributable Cash generated by the Position Holder Trust Assets during each calendar year shall be distributed to the Position Holder Trust Beneficiaries as required by Section 3.3 hereof.

(iv)        Any proposed agreement (excluding any document in connection with the Plan) involving a Trust commitment or obligation exceeding or reasonably expected to exceed $250,000.

(v)         Any proposal to amend the Trust Agreement, the Plan, the Servicing Agreement or the Confirmation Order.

(vi)        Any promissory note to be issued by the Position Holder Trust for borrowing an amount in excess of $100,000; provided however, that this shall not apply to any promissory note or other evidence of indebtedness to be issued pursuant to authority granted under the Plan.

(vii)       Any proposal to pay or borrow any amounts to or from an Affiliate of the Trustee, in excess of $25,000.

(viii)      Any proposal to cease paying premiums on a Policy.

(ix)         Any proposed retention or engagement of professionals as contemplated in Section 4.1(b) of this Position Holder Trust Agreement, provided, however, that consent to such retention or engagement shall not be unreasonably withheld or delayed.

(x)          Any proposal to sell an interest of the Trust in a Policy.

(xi)         Any proposed action or transaction within the scope of Section 4.1(d) or (l) of this Position Holder Trust Agreement.

(xii)        Any proposal to terminate, declare insolvent, or seek to extend the life of the Position Holder Trust.

(d)          In addition to their duties as members of the Trust Board of the Position Holder Trust, the members of the Trust Board shall also serve as members of the Advisory Committee for the IRA Partnership. The Advisory Committee shall have the function, duties and responsibilities set forth in the IRA Partnership Agreement.

7.7         Duration. The Trust Board shall remain in existence until both the Position Holder Trust and the Creditors’ Trust are terminated.

7.8         Compensation and Expenses. The members of the Trust Board and the Chairperson shall receive compensation for their performance of services as members of the Trust Board or Trust Board Chairperson, as the case may be, as follows:

(a)          Trust Board members shall receive an annual compensation set by a supermajority of the Trust Board, but in no event greater than $40,000 per annum, payable in arrears in quarterly installments; provided, however, that the Chairperson may, with the advance approval of at least three (3) other Trust Board members, receive additional annual compensation not to exceed $10,000.

(b)          Trust Board members shall receive reimbursement of reasonable and actual out-of-pocket expenses incurred in performing Trust Board duties. In addition, the Trust Board shall be entitled to retain its own legal counsel and advisors, and the cost of such engagement shall be paid by the Position Holder Trust and/or the Creditors’ Trust, as determined and allocated by the Trust Board (depending on the nature and purpose for which such charges were incurred).

(c)          The compensation set forth above shall cover the services rendered for both the Creditors’ Trust and Position Holder Trust as a member of the respective Trust Boards (as defined in the Plan) of the two Trusts and the Advisory Committee, or for service as Chairperson for both the Creditors’ Trust and the Position Holder Trust, and such compensation shall be allocated equally between the two Trusts. The Trust Board may by a majority vote elect to change the allocation of compensation between the two Trusts such that one of the two Trusts may pay a greater or lesser percentage of the compensation than the other.

7.9         Meetings and Reports.

(a)          During the first six (6) months following the Effective Date, the Trustee shall meet with the Trust Board at least on a monthly basis, unless the meeting is cancelled by the Trust Board. At such meetings the Trustee shall make available to the Trust Board the Position Holder Trust’s books and records. Thereafter, the Trust Board shall determine, in consultation with the Trustee, whether less frequent meetings are appropriate. Three (3) members of the Trust Board shall constitute a quorum for purposes of meetings of the Trust Board.

(b)          Special meetings may be held as such times as set by the Trust Board, the Chairperson, or requested by the Trustee. The Trustee shall attend such meetings upon reasonable request of the Trust Board or the Trustee.

(c)          The Trustee shall maintain contemporaneous books and records of all Position Holder Trust’s business, transactions and affairs and shall engage independent accountants to audit the Trust’s financial statements of the Position Holder Trust, including, for so long as at least 50% of the equity of the Servicing Company is owned by the Position Holder Trust, the financial statements of the Servicing Company.

(d)        The Trustee shall provide a monthly report to the Trust Board containing the following information:

(i)          The Distributable Cash generated by operations of the Position Holder Trust during the preceding month and year to date, and all reserves added to the Dedicated Reserves during the relevant period.

(ii)         A statement of cash flows generated by the Servicing Company (for so long as it is owned by the Position Holder Trust) with regard to its operations.

(iii)        A report showing the performance of the Policies.

(iv)        The information contemplated in Section 4.6(c).

(v)         The amount of the proposed annual distribution required under Section 3.3(a) hereof shall be included in the monthly report preceding such annual distribution.

(e)         The Trustee shall provide such other and further reporting, and allow reasonable inspection by the Trust Board of the Position Holder Trust’s offices, books and records, as requested by the Trust Board or Chairperson, from time to time. In addition to other reporting required herein, as soon as practicable after the termination of the Position Holder Trust, the Trustee shall submit a final written report and accounting to the Trust Board.

7.10       Liability; Indemnification. The Trust Board and it members shall be covered by fiduciary insurance maintained by the Position Holder Trust and sufficient to satisfy the Position Holder Trust's obligations to indemnify the Trust Board and its members set forth herein, including the Position Holder Trust's obligations to indemnify the Trust Board and its members in their capacity as members of the Advisory Committee. Neither the Trust Board, nor any of its members, nor any duly designated agent or representative of the Trust Board, or its respective employees, shall be liable for the act or omission of any other member, agent or representative of the Trust Board or the Advisory Committee, nor shall any member of the Trust Board be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Trust Board or a member of the Advisory Committee for the IRA Partnership, other than acts or omissions that are finally adjudicated by a court of competent jurisdiction to have been committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary, the Trust Board and each of its members shall not be liable for any loss or damage by reason of any action taken or omitted by the Trust Board or the Advisory Committee or any member pursuant to the discretion, power and authority conferred on the Trust Board by this Position Holder Trust Agreement or on the Advisory Committee by the IRA Partnership Agreement. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trust Board and its members, agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the IRA Partnership; provided, however, that no such indemnification will be made to such Persons for such actions or omissions that are finally adjudicated by a court of competent jurisdiction to have been the result of willful misconduct, gross negligence or fraud.

7.11         Reliance by Trust Board. The Trust Board and its members may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trust Board / member believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trust Board's part, as finally adjudicated by a court of competent jurisdiction, the Trust Board and its members may rely as to the truth of any statements contained therein in acting thereon. The Trust Board may, in connection with the performance of its function, and in its sole and absolute discretion, hire and consult with attorneys, accountants, and its agents, and the Trust Board and its members shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Trust Board and its members shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Trust Board or its members, unless such determination is finally adjudicated by a court of competent jurisdiction to have been based on willful misconduct, gross negligence or fraud.

7.12         No Personal Liability. Neither the Trust Board nor any member shall have any personal liability or individual obligation to satisfy any liability incurred by the Trustee, the Position Holder Trust, the IRA Partnership or its Manager, except to the extent that such liability is finally adjudicated by a court of competent jurisdiction to have been the result of the Trust Board's, or its relevant member's, willful misconduct, gross negligence, or fraud.

ARTICLE VIII.

AMENDMENTS

8.1           Amendments. The Trustee, subject to approval by the Trust Board as required in Section 7.6(c), and after consultation with the Trustee of the Creditors’ Trust, may make and execute written amendments to this Position Holder Trust Agreement with the approval of the Bankruptcy Court; provided, however, that in no event shall this Position Holder Trust Agreement be amended unless the Plan is also amended to the extent necessary to be consistent with this Position Holder Trust Agreement as so amended; and provided further, that in no event shall this Position Holder Trust Agreement be amended (a) so as to change the purpose of the Position Holder Trust as set forth in Article I hereof, (b) so as to allow property in the General Account or any Dedicated Account to be invested or used in a manner other than as permitted in Sections 3.1 and 3.2 hereof, (c) so as to adversely affect the distributions to be made under this Position Holder Trust Agreement to any Position Holder Trust Beneficiaries, or (d) so as to adversely affect the U.S. federal income tax classification and treatment of the Position Holder Trust and its beneficiaries in accordance with Section 5.1 hereof. Notwithstanding the foregoing, without the need for any approval by the Bankruptcy Court, the Trustee shall direct the Servicing Company to prepare an amended Exhibit B and an amended Exhibit C from time to time, and at least semi-annually, to reflect additional contributions of Position Holder Trust Assets and the related issuances of Position Holder Trust Interests made in accordance with the Plan and this Position Holder Trust Agreement.

ARTICLE IX.

DEFINITIONS

9.1           Definitions. As used in this instrument, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; for the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, employment or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Position Holder Trust Beneficiary” shall mean any Position Holder Trust Beneficiary that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is a governmental plan within the meaning of Section 3(32) of ERISA.

“Holder Dispute” means any dispute between the Holder of a Fractional Position or Position Holder Trust Interest relating to (i) the amount of any Catch-Up Payment or Pre-Petition Default Amount, or whether any such amount is owed, (ii) whether any Payment Default or deemed Position Holder Trust Election has occurred or the consequences of any such Payment Default or deemed Position Holder Trust Election, (iii) the Pro Rata share of any distribution by the Position Holder Trust to which such Holder is entitled, or (iv) any other matter relating to the Position Holder Trust, the Position Holder Trust Assets or this Position Holder Trust Agreement.

“Permitted Transferee” shall mean (i) an Affiliate of a Position Holder Trust Beneficiary, (ii) a successor trustee or beneficiary of any Position Holder Trust Beneficiary that is a trustee or a trust, (iii) a successor fiduciary or custodian of any Position Holder Trust Beneficiary that is a state sponsored pension or retirement plan, (iv) the partners, members or shareholders of a Position Holder Trust Beneficiary that is organized as a partnership, limited liability company or corporation in connection with the liquidation of such Position Holder Trust Beneficiary, (v) a liquidating or voting trust established by a Position Holder Trust Beneficiary or its Affiliate to hold such Position Holder Trust Beneficiary’s assets in connection with the liquidation and dissolution of such Position Holder Trust Beneficiary, or (vi) any transferee entitled to ownership of a Position Holder Trust Interest as a result of the death, divorce or incompetency of a Position Holder Trust Beneficiary, or pursuant to an order of a court of competent jurisdiction.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and any other legally cognizable entity.

“Plan Assets Regulation” shall mean Department of Labor Regulation 29 CFR § 2510.3- 101, as amended by Section 3(42) of ERISA.

“Servicing Company” shall mean the Servicing Company (as defined in the Disclosure Statement), and shall include for purposes of this Position Holder Trust Agreement any successor to the Servicing Company’s obligations under the Servicing Agreement provided for in the Plan.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1         Applicable Law. The Position Holder Trust created herein shall be construed, regulated and administered under the laws of the State of Texas without regard to principles of conflicts of law.

10.2         ERISA. During any period that the Position Holder Trust Assets are deemed to include the plan assets of any ERISA Position Holder Trust Beneficiary as determined in accordance with the Plan Assets Regulation, the Trustee shall use reasonable efforts to comply with the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA in the administration of the Position Holder Trust, including, but not limited to, the prohibited transaction provisions contained in Section 406 of ERISA. The Trustee shall use reasonable efforts not to take any action or to omit to take any action that would cause any ERISA Position Holder Trust Beneficiary to be in violation of ERISA or the Internal Revenue Code.

10.3         No Association, Partnership or Joint Venture. This Position Holder Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind.

10.4         Partial Invalidity. If any term or provision of this Position Holder Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Position Holder Trust Agreement, such term or provision shall be fully severable and this Position Holder Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Position Holder Trust Agreement; and the remaining terms and provisions of this Position Holder Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Position Holder Trust Agreement, and this Position Holder Trust Agreement shall be construed so as to limit any term or provision so as to make it a legal, valid and enforceable provision.

10.5         Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (a) if to the Trustee, at the address set forth on the signature page hereof, or such other address as such Trustee will have furnished; and (b) if to any Position Holder Trust Beneficiary, at the address for such Position Holder Trust Beneficiary reflected in the Position Holder Trust’s books and records (as contributed to the Position Holder Trust pursuant to the Plan), or such other address as such Position Holder Trust Beneficiary will have furnished the Trustee or the Servicing Company. All such notices, requests, consents and other communications shall be given to the Trustee by facsimile, hand delivery, overnight delivery, or, to a Position Holder Trust Beneficiary, by first-class mail, postage prepaid, and shall be deemed given when actually delivered (with respect to the Trustee), or three business days after deposit in the U.S. mail if mailed (with respect to a Position Holder Trust Beneficiary).

10.6         Counterparts. This Position Holder Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

10.7         Headings. The section headings contained in this Position Holder Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Position Holder Trust Agreement or of any term or provision hereof.

10.8         Confidentiality. The Trustee shall, during the period that it serves in such capacity under this Position Holder Trust Agreement and following either the termination of this Position Holder Trust Agreement or such Trustee’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which the Position Holder Trust Assets relate or of which it has become aware in its capacity as Trustee.

10.9         Bond Required. The Trustee (including any successor trustee) shall be required to provide a bond in an amount as set and approved by the Bankruptcy Court in accordance with the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Position Holder Trust Agreement or caused this Position Holder Trust Agreement to be duly executed as of the day and year first written.

LIFE PARTNERS HOLDINGS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LPI FINANCIAL SERVICES, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC,
a Texas limited liability company

By:
Name:
Title:

[Signature Page to Position Holder Trust Agreement]

TRUSTEE

Eduardo S. Espinosa,
As Trustee of the Position Holder Trust

Address for Position Holder Trust Trustee:

Dykema Cox Smith
1717 Main Street, Suite 4200
Dallas, TX 75201

ACCEPTED as of the Effective Date set forth above by the undersigned members of the Trust Board [add signature line for each member]:

TRUST BOARD

_____________________,
As a member of the Trust Board

Address for Trust Board member:

EXHIBIT A

Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc.,
et al, Pursuant to Chapter 11 of the Bankruptcy Code

EXHIBIT B

Description of Position Holder Trust Assets

To be attached to an executed copy of the Position Holder Trust Agreement,
As certified on the Effective Date by the Parties thereto,
A copy of which shall be delivered to the Servicing Company.

EXHIBIT C

Initial Register of Position Holder Trust Beneficiaries

Name of Position Holder Trust Beneficiary	Position Holder Trust Interests (Units)

To be attached to an executed copy of the Position Holder Trust Agreement,

As certified on the Effective Date by the Parties thereto,

A copy of which shall be delivered to the Servicing Company.

EXHIBIT D

Trustee and Compensation Terms for Trustee

Trustee:

Eduardo S. Espinosa

Dykema Cox Smith

1717 Main Street, Suite 4200

Dallas, TX 75201

Compensation Terms: $400 per hour

EXHIBIT E

Initial Trust Board Members

1.	Bert Scalzo
2.	Skip Trimble
3.	Mark Reddus
4.	Philip R. Loy
5.	Nate Evans

EXHIBIT B

TRUST AGREEMENT

For

Life Partners Creditors’ Trust

by and among

Life Partners Holdings, Inc.

Life Partners, Inc.,

LPI Financial Services, Inc.,

and

Life Partners Position Holder Trust,

and

the individual listed on Exhibit D attached hereto,

as Trustee

Dated as of________, 2016

TRUST AGREEMENT FOR LIFE PARTNERS CREDITORS’ TRUST

This Trust Agreement for Life Partners Creditors’ Trust (the “Creditors’ Trust Agreement”) dated as of _______, 2016 (the “Effective Date”), is executed by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”), LPI Financial Services, Inc. (“LPIFS”) (each of LPHI, LPI and LPIFS is entering into this Creditors’ Trust Agreement in its capacity as a reorganized debtor under the Plan (as defined below) and they are collectively referred to herein as “Debtor”); (ii) the Position Holder Trust (defined below); and (iii) the individual listed on Exhibit D attached hereto in his capacity as trustee (the “Trustee”) of the Life Partners Creditors’ Trust (the “Creditors’ Trust”).

RECITALS

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan).

WHEREAS, pursuant to the Order Confirming Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al Pursuant to Chapter 11 of the Bankruptcy Code dated as of [                     ], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code, (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, this Creditors’ Trust is being created, and this Creditors’ Trust Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to elect to be treated as a Continuing Position Holder with respect to each one (or more, up to all) of the Fractional Positions held in its name as of the Voting and Election Record Date, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, including the contribution of a portion of each such Fractional Position to the Position Holder Trust (such portion comprising a Continuing Position Holder Contribution and a Contributed Position). A Current Position Holder who is a Fractional Interest Holder and did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as a Continuing Fractional Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, including the Continuing Position Holder Contribution.

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WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to have each one (or more, up to all) of the Fractional Positions held in its name contributed to the Position Holder Trust (each Fractional Position contributed to the Position Holder Trust comprising a Contributed Position) and be treated as an Assigning Position Holder, and become a beneficiary of the Position Holder Trust, with respect to each such Contributed Position. A Current Position Holder that is an IRA Holder who did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust as provided in the Position Holder Trust Agreement and in the Plan. In addition, if (a)(i) any Current Position Holder that makes a Continuing Holder Election with respect to a Fractional Position does not pay any required Catch-Up Payment or pays the Premium Advance included in a Pre-Petition Default Amount relating to the Fractional Position but does not pay any remaining balance of the Pre-Petition Default Amount, by the due date set forth in the Plan, or (ii) any Continuing Fractional Holder commits a Payment Default with respect to any premium payment due with respect to any Fractional Interest after the Effective Date, then (b) the Current Position Holder or Continuing Fractional Holder, as the case may be, shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position as calculated in Sections 4.13 and 5.05 of the Plan, and be contributed to the Position Holder Trust as provided in the Plan and the Position Holder Trust Agreement.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to rescind the transaction pursuant to which each one (or more, up to all) of the Fractional Positions held in its name was purchased and elect to be treated as a Rescinding Position Holder with respect to the Fractional Position and become a beneficiary of the Creditors’ Trust with respect thereto. Rescinding Position Holders will not be beneficiaries of the Position Holder Trust on account of such claims.

WHEREAS, there exist certain other Investors who purchased Fractional Positions but are no longer Current Position Holders who are referred to herein (and in the Plan) as “Former Position Holders.”

WHEREAS, pursuant to the Plan, Holders of Allowed General Unsecured Claims of Debtor shall receive a Creditors’ Trust Interest in exchange for their respective Allowed Claims.

WHEREAS, pursuant to the Plan, the Class Action Settlement Agreement and the MDL Settlement Agreement, Debtor, the Rescission Settlement Subclass Members and the MDL Plaintiffs desire to assign to the Creditors’ Trust all of their right, title and interest in certain claims, pending litigation and other causes of action, as set forth in the Plan, the Class Action Settlement Agreement and the MDL Settlement Agreement (collectively, the “Causes of Action”).

WHEREAS, pursuant to the Plan, (i) the SEC will be permitted to contribute to the Creditors Trust any Fair Funds that it recovers under its judgments against individuals who are Excluded Persons under the Plan or otherwise participated in the Life Partners fraud scheme, and (ii) distributions allocated to the Creditors’ Trust Interest of the Securities Exchange Commission (the “SEC”) shall be reallocated, and any Fair Funds will be specially allocated and distributed, to the Investor Beneficiaries (as defined below), and then to the Position Holder Trust, to carry out the policy of the SEC that amounts it receives from persons found to violate the securities laws are returned to the harmed investors in restitution for their losses.

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WHEREAS, pursuant to the Plan, the Position Holder Trust shall transfer and contribute to the Creditors’ Trust cash in the amount set forth in the Plan (the “Position Holder Trust Contribution,” and together with the Causes of Action, the “Creditors’ Trust Assets”) in consideration of certain contributions made to the Position Holder Trust pursuant to the Plan.

WHEREAS, Debtor, the Rescission Settlement Subclass Members, the MDL Plaintiffs, the SEC to the extent of any Fair Funds contributed by it, and the Position Holder Trust are collectively referred to herein as “Settlor”.

WHEREAS, the Creditors’ Trust is intended to qualify as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d) and is established for the purpose of pursuing, litigating and liquidating, for the benefit of the Creditors’ Trust Beneficiaries (defined below), the Creditors’ Trust Assets contributed to the Creditors’ Trust, and distributing the net recoveries therefrom, along with any Fair Funds contributed by the SEC, to the Creditors’ Trust Beneficiaries in accordance with the terms and conditions of this Creditors’ Trust Agreement.

WHEREAS, the foregoing Recitals are incorporated into and are a part of this Creditors’ Trust Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

ESTABLISHMENT OF THE CREDITORS’ TRUST

1.1         Beneficiaries of Creditors’ Trust.

(a)          The beneficiaries of the Creditors’ Trust (the “Creditors’ Trust Beneficiaries”) shall be (i) all Rescinding Position Holders, all Former Position Holders, and all other Holders of Allowed General Unsecured Claims who are not Current Position Holders, and (ii) as provided in Section 4.03(b) and Section 4.03(h) of the Plan, all Assigning Position Holders and Continuing Position Holders who are also either Rescission Settlement Subclass Members or MDL Plaintiffs, to the extent of the Additional Allowed Claim provided to each of them in respect of any of the Causes of Action assigned and contributed to the Creditors’ Trust.

(b)          Notwithstanding Section 1.1(a), as provided in the Plan, (x) Rescission Settlement Subclass Members who elect (on a ballot properly submitted in accordance with the Plan) not to provide an assignment of the Additional Assigned Claims (as defined in the Class Action Settlement Agreement) will not receive an Additional Allowed Claim and will not become Creditors’ Trust Beneficiaries (unless they make a Creditors’ Trust Election) and (y) after the Effective Date, if a Rescission Settlement Subclass Member requests a re-assignment of the Additional Assigned Claims related to him or her individually, and the request for re- assignment of the Additional Assigned Claims is granted by the Trustee pursuant to Section 4.1(e) of this Creditors’ Trust Agreement, such Rescission Settlement Subclass Member shall be automatically and conclusively deemed to have relinquished the Additional Allowed Claim and the Creditors’ Trust Interest related to the Additional Assigned Claims, together with all rights to receive any distribution from the Creditors’ Trust in respect of that Creditors’ Trust Interest, and, if the Rescission Settlement Subclass Member has already received any distributions in respect of that Creditors’ Trust Interest, the Rescission Settlement Subclass Member shall be required to return all such distributions as a condition to receiving a re-assignment of the Additional Assigned Claims from the Trustee.

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(c)          The Creditors’ Trust Beneficiaries shall have no liability for the debts and other obligations of the Creditors’ Trust and shall bear no expenses in connection with the organization and administration of the Creditors’ Trust.

1.2         Establishment of Creditors’ Trust.

(a)          Debtor, the Position Holder Trust and the Trustee hereby execute this Creditors’ Trust Agreement as required by the Plan to govern the Creditors’ Trust on behalf of the Creditors’ Trust Beneficiaries. Settlor has conveyed, transferred and assigned, and Debtor does by these presents convey, transfer and assign, each to the extent of its interest, the Causes of Action unto the Trustee, receipt of which is hereby acknowledged by the Trustee. The Creditors’ Trust Assets shall be held, administered, prosecuted and distributed, along with any Fair Funds, as a trust for the uses and purposes hereinafter set out, subject to the rights of the Rescission Settlement Subclass Members to request re-assignments of the Additional Assigned Claims related to them individually as provided in the Plan and this Creditors’ Trust Agreement. Debtor hereby certifies that the copies of the Class Action Settlement Agreement and the MDL Settlement Agreement delivered to the Trustee are true and correct copies of those agreements, and the Trustee hereby acknowledges receipt thereof.

(b)          As provided in the Plan and Exhibit B to this Creditors’ Trust Agreement, the Position Holder Trust shall contribute the Position Holder Contribution to the Creditors’ Trust commencing on the Effective Date, and thereafter as requested by the Trustee, with any remainder contributed within 30 days after the third anniversary of the Effective Date. A description of all Creditors’ Trust Assets is attached hereto as Exhibit B. The SEC may also contribute Fair Funds to the Creditors’ Trust after the Effective Date.

1.3         Purpose of Creditors’ Trust. The primary purpose of this Creditors’ Trust is to liquidate the Creditors’ Trust Assets in a manner calculated to conserve, prosecute and maximize the value of the Creditors’ Trust Assets and distributions to the Creditors’ Trust Beneficiaries in accordance with the terms of the Plan and this Creditors’ Trust Agreement, and distribute the proceeds of the Creditors’ Trust Assets to the Creditors’ Trust Beneficiaries. To further the policy of the SEC that amounts it receives from persons found to violate the securities laws are returned to the harmed investors in restitution for their losses, the Creditors’ Trust will also distribute any Fair Funds contributed to it by the SEC to the Investor Beneficiaries. The Creditors’ Trust shall be established as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d). No objective or authority of the Creditors’ Trust shall be to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Creditors’ Trust.

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1.4         Creditors’ Trust Interests; Restrictions on Transferability.

(a)          “Creditors’ Trust Interests” shall mean the Units of beneficial interest in the Creditors’ Trust issued by the Trustee to the Creditors’ Trust Beneficiaries. The number of Creditors’ Trust Interests issued by the Trustee to the Creditors’ Trust Beneficiaries shall be that number of Units set forth opposite the respective Creditors’ Trust Beneficiaries’ names on Exhibit C attached hereto, as Exhibit C may be amended from time to time hereafter as provided in Section 8.1 hereof. In lieu of certificates evidencing Creditors’ Trust Interests, the Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Creditors’ Trust Beneficiaries.

(b)          Except as set forth in this Section 1.4(b), Creditors’ Trust Interests shall not be transferable. A Creditors’ Trust Beneficiary may assign all or any part of its interest in the Creditors’ Trust to a Permitted Transferee (as defined below) of such Creditors’ Trust Beneficiary or to another Creditors’ Trust Beneficiary. A Creditors’ Trust Beneficiary may assign all or any part of its Creditors’ Trust Interest to any other Person (as defined below) not described in the preceding sentence only with the prior written consent of the Trustee, in his sole discretion, which shall not be unreasonably withheld. Any assignment by a Creditors’ Trust Beneficiary of a Creditors’ Trust Interests shall be by a written instrument, duly executed by the assignor, in form satisfactory to the Trustee, the terms of which are not in contravention of this Agreement. An assignee of a Creditors’ Trust Interest shall be entitled to receive allocations and distributions attributable to such Interest from and after the date of such assignment. Any transfer to a Permitted Transferee described in clause (vi) of the definition thereof shall be accompanied by an opinion of counsel in form and substance satisfactory to the Trustee in his sole discretion, and accompanied by such supporting documentation as he may reasonably request to evidence the transfer and the transferee’s status as a Permitted Transferee. Assignments made pursuant to this Section 1.4(b) shall be made effective only as of the next June 30 or December 31 to occur after the date of the assignment. Notwithstanding the foregoing, no Creditors’ Trust Beneficiary shall assign all or any part of its Creditors’ Trust Interest and the Trustee shall not consent to any assignment of a Creditors’ Trust Interest if (i) such assignment would not comply with any federal or state securities laws, (ii) such assignment would subject the Creditors’ Trust to additional regulatory requirements (including those under the Securities and Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended) or (iii) such assignment would cause the Creditors’ Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation.

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ARTICLE II.

DURATION AND TERMINATION OF CREDITORS’ TRUST

2.1         Duration. This Trust shall terminate upon the first to occur of the following: (a) five (5) years after the Effective Date or (b) upon the liquidation of all of the Creditors’ Trust Assets and the distribution of all of the property in the General Account in accordance with Section 3.2(a) hereof; provided, however, that the Trustee may extend the duration of the Creditors’ Trust one or more times (not to exceed a total of four extensions, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Creditors’ Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years for each extension, if the Creditors’ Trust Assets have not been liquidated or if the Trustee determines that such extension is in the best interests of the Creditors’ Trust and the Creditors’ Trust Beneficiaries; and provided further, if the Trustee in his discretion determines that the amount of any future distributions by the Creditors’ Trust will be less than $500,000.00, he may terminate the Creditors’ Trust by written notice to the Creditors’ Trust Beneficiaries. Such extensions must be approved by the Bankruptcy Court no more than six (6) months prior to the beginning of the extended term and no later than the beginning of the extended term with notice thereof to all of the Creditors’ Trust Beneficiaries as of the date the extension is approved.

2.2         Distributions Upon Termination.

(a)          Within a reasonable time after the date of termination, the Trustee shall distribute, in accordance with all applicable laws, any Creditors’ Trust Assets still held by the Creditors’ Trust and the property in the General Account remaining after the payment of all expenses of the Creditors’ Trust, to the Creditors’ Trust Beneficiaries in proportion to each Creditors’ Trust Beneficiary’s respective Pro Rata Share (as defined in Section 3.2 below) of the assets remaining in the Creditors’ Trust upon termination; provided, however, that the distributions that would be made to the SEC shall be made (i) first, to the Creditors’ Trust Beneficiaries who are Former Position Holders or Rescinding Position Holders, or Assigning Position Holders or Continuing Position Holders who are also either Rescission Settlement Subclass Members who have not requested a re-assignment of their Additional Assigned Claims or MDL Plaintiffs (collectively, the “Investor Beneficiaries”), until such Investor Beneficiaries shall have received distributions from the Creditors’ Trust equal to their Maximum Claim Amounts (as defined below), and (ii) second, as to any and all remaining distributions, to the Position Holder Trust.

(b)          The aggregate distributions from the Creditors’ Trust to a particular Creditors’ Trust Beneficiary during the term of the Creditors’ Trust shall not exceed said particular Creditors’ Trust Beneficiary’s maximum Allowed Claim amount as determined under the Plan (a Creditors’ Trust Beneficiary’s “Maximum Claim Amount”); provided, that for purposes of this Creditors’ Trust Agreement, the Maximum Claim Amount for Rescission Settlement Subclass Members or MDL Plaintiffs who are Continuing Position Holders or Assigning Position Holders shall be as set forth in the Class Action Settlement Agreement or the MDL Settlement Agreement, as the case may be, and reflected on Exhibit C, subject to reduction if any Rescission Settlement Subclass Member is granted a re-assignment of his or her Additional Assigned Claim and thereby relinquishes his or her Additional Allowed Claim. If there are additional assets in the Creditors’ Trust after the payment to all Creditors’ Trust Beneficiaries of their Maximum Claim Amounts, or if there are additional Fair Funds in the Creditors’ Trust after the payment to all Investor Beneficiaries of their Maximum Claim Amounts, such property shall be distributed to the Position Holder Trust.

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(c)          Notwithstanding any other provision of this Creditors’ Trust Agreement, no cumulative distribution of less than twenty-five dollars ($25.00) allocated to any Creditors’ Trust Beneficiary shall be made to such beneficiary, and such cumulative distribution of less than twenty-five dollars ($25.00) shall be reallocated and distributed to other Creditors’ Trust Beneficiaries (or other Investor Beneficiaries with regard to distributions specially allocated to them), up to their Maximum Claim Amounts, and thereafter to the Position Holder Trust.

ARTICLE III.

ADMINISTRATION OF TRUST ESTATE

3.1         General Account.

(a)          The Trustee shall establish a general account (the “General Account”), and the Trustee shall have exclusive control and sole right of withdrawal with respect to the General Account in accordance with this Creditors’ Trust Agreement. All monies and other property deposited or held from time to time in the General Account shall be held by the Trustee for the exclusive benefit of the Creditors’ Trust Beneficiaries and such other persons entitled to payments or distributions therefrom and shall be distributed, or used to pay expenses relating to the administration of the Creditors’ Trust as expressly provided herein, all in accordance with the terms of this Creditors’ Trust Agreement.

(b)          The Trustee shall deposit in the General Account, promptly upon receipt, (1) all Cash contributed to the Creditors’ Trust by the Position Holder Trust or the SEC, (2) all proceeds received by the Creditors’ Trust resulting from the settlement or judgment on a Cause of Action, less any expenses reasonably incurred in connection with obtaining such settlement or judgment, and (3) all payments with respect to any investment of amounts held in the General Account. Any investment of property held in the General Account shall be made solely in deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or U.S. Treasury bills. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as such funds are (1) needed to pay expenses incurred in administering the Creditors’ Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board (as defined below), or pursuant to Section 6.10 of this Creditors’ Trust Agreement, or (2) to be distributed pursuant to this Creditors’ Trust Agreement; provided, however, that the Trustee may liquidate such investments if the Trustee determines in his sole discretion that such liquidation is necessary to protect the Creditors’ Trust from loss on the amounts invested. Notwithstanding the foregoing, the Creditors’ Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims), to pay expenses of prosecuting the Causes of Action and administering the Creditors’ Trust, or to maintain the value of the Creditors’ Trust Assets during liquidation.

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3.2         Distributions During the Term of the Creditors’ Trust.

(a)          The Trustee shall distribute at least annually to the Creditors’ Trust Beneficiaries all of the net income of the Creditors’ Trust plus all net proceeds from the sale or liquidation of the Causes of Action in proportion to each Creditors’ Trust Beneficiary’s respective Pro Rata Share; provided, however, the distributions that would be made to the SEC shall be made (i) first, to the Investor Beneficiaries in proportion to each Investor Beneficiary’s respective Pro Rata Share until such Investor Beneficiaries shall have received distributions from the Creditors’ Trust equal to their Maximum Claim Amounts, and (ii) second, as to any and all remaining distributions, to the Position Holder Trust.

(b)          A Creditors’ Trust Beneficiary’s respective “Pro Rata Share” means the ratio, expressed as a percentage, of the number of Creditors’ Trust Interests (Units) as to which each Creditors’ Trust Beneficiary is the owner as set forth on Exhibit C as in effect at the time, to (ii) the total number of Creditors’ Trust Interests issued hereunder as set forth on Exhibit C; provided, however, for purposes of the reallocation of distributions that would otherwise be made to the SEC but for the proviso to the immediately preceding sentence, “Pro Rata Share” means the ratio, expressed as a percentage, of the number of Creditors’ Trust Interests (Units) as to which each Investor Beneficiary is the owner as set forth on Exhibit C, to (ii) the total number of Creditors’ Trust Interests issued to all Investor Beneficiaries hereunder as set forth on Exhibit C. Units shall be issued on the basis of one (1) Unit for each $1 of Allowed General Unsecured Claim or Additional Allowed Claim amount (subject to reduction or offset as provided in the Plan); provided, however, that any incremental aggregate Allowed General Unsecured Claim or Additional Allowed Claim Held by any Creditors’ Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded.

(c)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, “Recovered Assets”), the Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and pursuant to the Plan and the Position Holder Trust Agreement, in exchange therefor the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 3.3(c) of the Position Holder Trust Agreement, as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in the Position Holder Trust Agreement) generated by the Recovered Assets, and shall be subject to the limitations set forth therein. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated pro rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

(d)          Notwithstanding the foregoing, the Trustee may retain in reserve an amount of the distributions otherwise required under this Section 3.2 reasonably necessary to maintain the value of the Creditors’ Trust Assets remaining in the Creditors’ Trust, including reserves to pay costs and expenses of prosecuting the Causes of Action and administering the Creditors’ Trust, or to meet claims and contingent liabilities (including disputed claims).

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3.3         Reports.

(a)          The Trustee shall maintain good and sufficient books and records of account relating to the Causes of Action, the General Account, the management thereof, all transactions undertaken by the Trustee, all expenses incurred by or on behalf of the Creditors’ Trust, and all distributions either contemplated or effectuated under the Creditors’ Trust Agreement.

(b)          Not later than 120 days after the end of each fiscal year, the Trustee shall furnish to each Creditors’ Trust Beneficiary a written statement indicating (i) the assets and liabilities of the Creditors’ Trust at the end of such fiscal year and the receipts and disbursements of the Creditors’ Trust for such fiscal year, (ii) any changes in the Causes of Action which have not been previously reported, and (iii) any Creditors’ Trust Interests issued after the Effective Date or the date of the most recent report provided under this Section 3.3(b).

(c)          The fiscal year of the Creditors’ Trust shall end on the last day of December of each year unless some other fiscal year-end date is required by applicable law and is permissible under the Internal Revenue Code.

ARTICLE IV.

POWERS OF AND LIMITATIONS ON THE TRUSTEE

4.1         General Powers of Trustee. The Trustee shall administer and manage the Creditors’ Trust Assets consistent with the terms of the Plan and this Creditors’ Trust Agreement, make timely distributions, and not unduly prolong the duration of the Creditors’ Trust. Subject to the express limitations contained in this Creditors’ Trust Agreement, including but not limited to Sections 4.2 and 7.6 of this Agreement, the Trustee shall have, in addition to any powers conferred by other provisions of this Creditors’ Trust Agreement and the Plan, the power to take any and all actions as, in the sole discretion of the Trustee, are necessary or advisable to effectuate the purpose of the Creditors’ Trust, including the following powers:

(a)          To hold (or designate the record holder of) legal title to any and all rights of Debtor, the Rescission Settlement Subclass Members and the MDL Plaintiffs in or arising from the Causes of Action, including, without limitation, the right to collect and receive any and all money and other property belonging to the Creditors’ Trust;

(b)          To hire, manage, direct, terminate and pay his own professionals, including but not limited to, general or special Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, subject to approval by the Trust Board as provided below;

(c)          To prepare, file, assert, commence and prosecute, or continue to prosecute in the case of existing actions, any and all litigation as the Trustee may determine in his or her reasonable discretion to be of value and benefit to the Creditors’ Trust and the Creditors’ Trust Beneficiaries;

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(d)          To take actions necessary to undertake and comply with the various responsibilities and duties imposed on the Trustee under the Plan;

(e)          To grant or deny, in his sole and absolute discretion, any request from a Rescission Settlement Subclass Member to re-assign the Additional Assigned Claims related to the Rescission Settlement Subclass Member individually, subject to the provisions of Section 1.1(b) hereof, and to such other terms and conditions as the Trustee may impose;

(f)          To invest or reinvest property held in the General Account as provided in Section 3.1(b) hereof and to cause such investments, or any part thereof, to be registered and held in his name, as Trustee; provided, however, that the Trustee shall have no power to undertake any business or investment activities that would cause the Creditors’ Trust to fail to be classified as a liquidating trust for federal income tax purposes pursuant to Section 301.7701- 4(d) of the Treasury Regulations or that would cause the assets of the Creditors’ Trust to be deemed plan assets of any ERISA Creditors’ Trust Beneficiary;

(g)          To engage employees, agents and professional Persons, to assist the Trustee with respect to his responsibilities, and to pay compensation and other expenses as required or permitted by the Plan or this Agreement;

(h)          To file or cause to be filed all required federal, state, local and foreign tax filings of the Creditors’ Trust, make tax elections, if any, available to the Creditors’ Trust under federal, state, local or foreign law, and prepare applications for rulings or other administrative determinations from federal, state, local and foreign tax authorities as may be reasonably necessary to determine the tax liabilities of the Creditors’ Trust or the Creditors’ Trust Beneficiaries;

(i)          To obtain insurance coverage with respect to its liabilities and obligations as Trustee under this Creditors’ Trust Agreement (in the form of an errors and omissions policy or otherwise);

(j)          To exercise such other powers as may be vested in or assumed by the Trustee pursuant to the Creditors’ Trust Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Creditors’ Trust Agreement and applicable law; and

(k)          To request additional contributions from the Position Holder Trust as provided in the Plan and this Creditors’ Trust Agreement.

4.2         Limitations on Trustee. The Trustee shall carry out the purposes of the Creditors’ Trust and the directions contained herein, and shall not at any time, on behalf of the Creditors’ Trust or the Creditors’ Trust Beneficiaries, (a) enter into or engage in any business, or (b) assume any liabilities of, any Person or entity other than Debtor, or (c) take any action requiring the consent of the Trust Board as provided in Section 7.6(c) without first obtaining such consent in accordance with this Creditors’ Trust Agreement. No part of the Creditors’ Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee in furtherance of any business, except to the extent necessary to and consistent with the liquidating purpose of the trust. The Trustee shall make continuing efforts to prosecute and liquidate the Causes of Action in accordance with the Plan and this Creditors’ Trust Agreement, make timely distributions, and not unduly prolong the duration of the Creditors’ Trust.

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4.3         Investment Power. The investment power of the Trustee, other than that reasonably necessary to hold and maintain the value of the Creditors’ Trust Assets, and further the liquidating purpose of the Creditors’ Trust, shall be limited to the power to invest the property in the General Account as set forth in Section 3.1(b). Notwithstanding anything herein to the contrary, the Creditors’ Trust shall not engage in the business of investing capital.

4.4          Additional Powers of Trustee. Subject to the express limitations contained herein, the Trustee shall have, and may exercise all powers now or hereafter conferred on trustees by the laws of the State of Texas; provided, however, that the powers conferred by this Section 4.4 are conferred and may be exercised only and solely within the limitations and for the limited purposes imposed and expressed in the Plan and this Creditors’ Trust Agreement.

4.5         Tax and Reporting Duties of the Trustee. The Trustee shall be responsible for all tax and other matters as set forth in Article V of this Creditors’ Trust Agreement.

4.6         Dispute Resolution.

(a)          The Trustee shall have the authority, with the consent of the Trust Board to the extent provided in Section 7.6(c), to settle all Holder Disputes without further Bankruptcy Court order. If any Holder Dispute arises, the Holder in question will give written notice of the Holder Dispute to the Trustee, describing the basis for the Holder Dispute and providing copies of any documents or other written materials supporting the Holder’s position. Prior to commencing any litigation or other proceeding, the Trustee and the Holder will attempt to resolve the Holder Dispute.

(b)          If the Trustee and the Holder are unable to reach an agreed resolution or settlement of such Holder Dispute within 30 days after written notice thereof is given to the Trustee, either party may request that the Holder Dispute be submitted to non-binding mediation conducted by either (i) the Trust Board or (ii) an independent mediator. If mediation does not result in an agreed resolution of the Holder Dispute, such Holder Dispute shall be submitted to the Bankruptcy Court for resolution to give effect to the terms of the Plan and this Creditors’ Trust Agreement, and the Bankruptcy Court shall retain jurisdiction for this purpose. If it is determined that the Bankruptcy Court does not have jurisdiction to resolve any Holder Dispute submitted to it, then such Holder Dispute may be submitted to a court of competent jurisdiction for resolution.

(c)          The Trustee shall provide to the Trust Board a monthly notice of all Holder Disputes arising or resolved and/or settled during the prior month, starting with the first full month after the Effective Date. The Holder and the Creditors’ Trust shall each bear all of their own costs and expenses of any dispute resolution, including attorneys’ fees and expenses, unless otherwise agreed or ordered by the Bankruptcy Court or other court of competent jurisdiction.

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ARTICLE V.

TAX MATTERS

5.1          Classification of the Creditors’ Trust. For all federal income tax purposes, all parties (including Settlor, the Trustee and the Creditors’ Trust Beneficiaries) are required to treat Settlor’s transfer to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries as (a) a distribution of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries followed by (b) the contribution of such Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust. The Creditors’ Trust will be treated as a grantor trust for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Creditors’ Trust Beneficiaries shall be treated as the grantors and owners of their allocable portion of the assets of the Creditors’ Trust for federal income tax purposes. The parties shall not take any position on their respective tax returns or with respect to any other matter related to taxes that is inconsistent with treating the Creditors’ Trust as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d). Further, all Causes of Action transferred to the Creditors’ Trust shall be valued based on the Allowed Claim amounts. All parties to the Creditors’ Trust (including, without limitation, the Debtors and the holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

5.2          General Tax Reporting by the Creditors’ Trust and the Creditors’ Trust Beneficiaries.

(a)          The Trustee shall prepare, consistent with Section 4.1 hereof, and file on behalf of the Creditors’ Trust, at the time and in the manner prescribed by the Internal Revenue Code and applicable state and local law, such tax returns and reports as may be required, including but not limited to returns and reports required by Treasury Regulations Section 1.671- 4(a), and shall promptly furnish copies of such returns and reports as filed to the Creditors’ Trust Beneficiaries at their request. The Creditors’ Trust will not pay tax. The Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each Creditors’ Trust Beneficiary (or the appropriate middleman), separately stating such beneficiary’s Pro Rata Share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit, except for allocations relating to the special distributions provided in Sections 2.2 and 3.2 of distributions that would otherwise be made to the SEC, Fair Funds, and Recovered Assets, which shall be made to the Investor Beneficiaries and Position Holder Trust to whom such distributions are made and shall be reported on the statements accordingly. If the grantor statement is issued to an IRA custodian or other middleman, such Person is required to issue the grantor statement to the beneficiary. Each Creditors’ Trust Beneficiary will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit allocated to it in computing its taxable income and pay any tax due.

(b)          The Creditors’ Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

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(c)          As soon as practicable after the close of each fiscal year, the Trustee shall mail to each of the Creditors’ Trust Beneficiaries or the appropriate middleman a statement setting forth the beneficiary’s share of items of income, gain, loss, deduction or credit and such other information as shall be necessary to take the items into account in computing taxable income. The Creditors’ Trust’s items of income, gain, loss, deduction or credit will be allocated to the Creditors’ Trust Beneficiaries in accordance with their respective Pro Rata Shares, except as provided in Section 5.2(a).

(d)          Subject to Section 7.6(c), the Creditors’ Trust may retain professionals to perform the Trustee’s duties under this Section 5.2 and, may rely upon the performance of such professionals with respect to such duties.

(e)          All trust earnings shall be subject to current taxation, including those earnings held in reserve, if any, for disputed claims.

5.3          Withholding of Taxes and Other Charges. The Creditors’ Trust may withhold from any amounts distributable at any time to the Creditors’ Trust Beneficiaries such sum or sums as may be necessary to pay any taxes or other charges which have been or may be imposed on the Creditors’ Trust or the Creditors’ Trust Beneficiaries under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for herein, whenever such withholding is required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of his discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 5.3. Notwithstanding the foregoing but without prejudice to the Creditors’ Trust’s rights hereunder, the Creditors’ Trust Beneficiaries shall have the right with respect to the United States or any state or political subdivision or entity to contest the imposition of any tax or other charge by reason of any distribution hereunder.

5.4          Other. The Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the Creditors’ Trust that are required by any governmental unit or applicable law.

ARTICLE VI.

THE TRUSTEE

6.1          Trustee’s Appointment and Compensation. The individual named as the Trustee on Exhibit D to this Creditors’ Trust Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, is hereby appointed as the Trustee, to serve until the Creditors’ Trust’s termination or until his earlier his death, resignation, Incapacity (as defined below) or removal as provided herein. The Trustee shall receive compensation and expense reimbursement as provided in Exhibit D, as approved by the Bankruptcy Court in the Confirmation Order.

6.2          Resignation. The Trustee may resign as Trustee hereunder by giving not less than ninety (90) days’ prior written notice thereof to the Trust Board (as defined below), the SEC and the Bankruptcy Court. Unless the Trustee agrees in writing to continue to serve beyond the date specified in such notice, such resignation shall become effective on the day specified in such notice.

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6.3          Removal of Trustee, Appointment of Successor Trustee.

(a)           The Trustee (and any successor Trustee) may be removed at any time as follows:

(i)          By the vote of four (4) or more members of the Trust Board, with or without Good Cause (as defined below), at any meeting called and held in accordance with the provisions of this Creditors’ Trust Agreement.

(ii)         By an order of the Bankruptcy Court for Good Cause (as defined below) after application by one or more Trust Board members and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(iii)        As used herein, “Good Cause” means (A) a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Creditors’ Trust Beneficiary, (B) conviction of any crime (other than traffic violations), or (C) Incapacity (as defined below).

(iv)        As used herein, “Incapacity” means an individual who is considered incapacitated to serve hereunder due the following: (i) the circumstances reasonably indicate that the Person has disappeared or is unaccountably absent, or (ii) if the Person is determined by a court to be incapacitated to handle the Person's own financial affairs, or (iii) if the Person is determined by his or her own physician, or by a Designated Physician (as defined below) to be incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature. Incapacity to serve hereunder shall be considered to continue unless and until the original determination or circumstances have changed or been revoked, including, without limitation, by determination of any Designated Physician that the incapacity no longer exists.

(i)          Reasonably promptly following the establishment of the Trust Board, the Trust Board shall establish a standing list of three (3) reputable, well-qualified physicians who may serve as a “Designated Physician” pursuant to this Creditors’ Trust Agreement.

(ii)         At the request of the Trust Board, the Trustee shall reasonably promptly submit to an examination by a Designated Physician of the Trustee's choosing (from the list provided by the Trust Board), for the purpose of evaluating whether the Trustee is Incapacitated.

(iii)        Each Person who agrees to serve as a Trustee under this Trust Agreement hereby agrees to permit the disclosure of such Designated Physician’s determination of whether such Person has become incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, and will sign an appropriate release to permit the same.

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(b)          If any member(s) of the Trust Board believes that Good Cause exists to remove the Trustee, the member(s) shall give written notice thereof to the Trustee and all other members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

(c)          In the event of the resignation, removal, or death of the Trustee, then the Trust Board shall appoint a successor Trustee upon the vote of three (3) or more members.

(d)          In the event a Trustee hereunder ceases to serve for any reason, and a successor Trustee has not been appointed, the Trust Board shall exercise such powers and responsibilities of the Trustee as are strictly necessary for the preservation of the Causes of Action and the compliance with all applicable laws and regulations, and such powers and responsibilities shall cease upon the appointment and acceptance of appointment of the Successor Trustee.

(e)          Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the former Trustee (unless deceased), and the Trust Board an instrument duly accepting such appointment and agreeing to be bound by the terms of this Creditors’ Trust Agreement, and thereupon such successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee under this Creditors’ Trust Agreement.

(f)          In the event of a removal of a Trustee in accordance with Section 6.3(a), the Trust Board shall deliver written notice to the (removed) Trustee, and upon its receipt of same, the removed Trustee shall: (i) cease conducting and transacting any and all business of the Creditors’ Trust, and (ii) shall fully, promptly and reasonably cooperate in good faith with the Trust Board and any successor Trustee to transition all affairs and business of the Trust to the successor Trustee, including but not limited to any accounting requested by the successor Trustee.

6.4          Reliance by Trustee. The Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trustee believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trustee’s part, the Trustee may rely as to the truth of any statements contained therein in acting thereon. The Trustee may consult with and rely on the advice of legal counsel and such other experts, advisors, consultants or other professionals as shall have been retained pursuant to this Creditors’ Trust Agreement and shall be fully protected in respect of any action taken or suffered by them in accordance with the written opinion of legal counsel. Notwithstanding such authority, the Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Trustee unless such determination is finally adjudicated by a court of competent jurisdiction to be based on willful misconduct, gross negligence or fraud.

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6.5          Standard of Care. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Creditors’ Trust Beneficiary, the Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by the Trustee pursuant to the discretion, power and authority conferred on the Trustee by this Creditors’ Trust Agreement.

6.6          No Liability for Acts of Predecessor Trustees. No successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless a successor Trustee expressly assumes such responsibility.

6.7           Insurance. The Trustee may purchase, at the expense of the Creditors’ Trust, errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions or consequences of such actions or omissions, other than as a result of its fraud, gross negligence or willful misconduct, with respect to the implementation of this Creditors’ Trust Agreement.

6.8          No Implied Obligations. No Trustee shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Creditors’ Trust.

6.9          No Personal Liability. Any Persons dealing with the Creditors’ Trust must look solely to the Creditors’ Trust for the enforcement of any claims against the Creditors’ Trust or to satisfy any liability incurred by the Trustee to such Persons in carrying out the terms of this Creditors’ Trust, and neither the Trustee nor the Settlor or any other Person shall have any personal liability or individual obligation to satisfy any such liability, except to the extent that such liability of the Trustee is finally adjudicated by a court of competent jurisdiction to be the result of the Trustee’s willful misconduct, gross negligence, or fraud.

6.10        Indemnification. The Creditors’ Trust shall indemnify, hold harmless and advance expenses to the Trustee and his or her agents, representatives, professionals, and employees from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust; provided, however, that no such indemnification will be made to such Persons for such actions or omissions that are finally adjudicated by a court of competent jurisdiction to be the result of such Persons’ willful misconduct, gross negligence or fraud.

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6.11        Special Considerations Arising From Related Trust.

(a)          The Position Holder Trust, which has also been created pursuant to the Plan, is a residual beneficiary of the Creditors’ Trust. Both the Position Holder Trust and the Creditors’ Trust (i.e., both of the Successor Trusts) were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. Accordingly, the Trustee and the Trustee of the Position Holder Trust shall reasonably cooperate to avoid conflicts between the two trusts and to pursue the overall best interests of the beneficiaries thereof whenever possible. In the event that any actual or perceived conflict arises, the matter shall be reported to the Trust Board who shall, in its sole discretion, resolve the conflict by majority vote.

(b)          Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that that both the Position Holder Trust and the Creditors’ Trust are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of both of the Successor Trusts, in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.11 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary of either Successor Trust, or otherwise constitute Good Cause for purposes of Section 6.3. Moreover, nothing in this Section 6.11 shall cause any Person or entity that is not otherwise a Creditors’ Trust Beneficiary to become a beneficiary hereof or to grant any other Person or entity rights or obligations to enforce the terms of this Creditors’ Trust except as specifically set forth in this Section 6.11. The provisions of this Section 6.11 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.11 for the reasons set forth in paragraph (a) above.

(c)          The Position Holder Trust and Creditors' Trust, as the Successor Trusts to the Debtors pursuant to the Plan, have a common interest and purpose in liquidating all assets of the Debtors' estates, which assets have been vested in the Position Holder Trust and Creditors' Trust under and pursuant to the Plan. Moreover, the Successor Trusts are required to coordinate their efforts as provided in the Plan, this Creditors’ Trust Agreement, and the Position Holder Trust Agreement. As a result, the sharing of information between the Successor Trusts relating to the liquidation of the assets of the Position Holder Trust and Creditors' Trust is essential to the effective and efficient administration of the Successor Trusts (including but not limited to the development of legal strategies, propounding and responding to discovery, engaging in settlement negotiations, etc.) and the maximization of the assets of the Successor Trusts. Accordingly, in order to maintain and avoid any interference with or waiver of all legally- recognized privileges (including but not limited to the attorney-client privilege, the joint-defense privilege, the common-interest privilege, and the work-product doctrine) that would otherwise protect each party from the compelled disclosure of any confidential or privileged documents or communications exchanged by and between each party and its counsel, this Creditors’ Trust Agreement recognizes that: (i) a common interest and/or joint defense privilege applies as between the Position Holder Trustee and Creditors' Trustee; (ii) the sharing of privileged information by either the Position Holder Trustee or Creditors' Trustee with the other, is not intended to, and shall not, operate as a waiver of any such privilege; and (iii) their common interest / joint defense privilege may not be waived without the consent of both the Position Holder Trustee and Creditors' Trustee. With respect to same, the Creditors’ Trustee shall endeavor in good faith, to attempt to consensually resolve any potential conflicts that may arise from their common interest or joint defense.

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ARTICLE VII.

CREDITORS’ TRUST GOVERNING TRUST BOARD

7.1          Creation of Creditors’ Trust Governing Trust Board. On the Effective Date, the Creditors’ Trust Governing Trust Board (the “Trust Board”) shall be formed and constituted of no more than five individuals, all approved by the Bankruptcy Court prior to the conclusion of the Confirmation Hearing. A list of the initial members of the Trust Board shall be set forth in Exhibit E to this Creditors’ Trust Agreement and the Position Holder Trust Agreement included in the Plan Supplement, subject to Bankruptcy Court approval. The Trust Board shall at all times be identical for both the Creditors’ Trust and the Position Holder Trust. In no event shall the following vacancy, removal, resignation and appointment provisions result in a Trust Board of the Creditors’ Trust that is composed of different individuals than the individuals comprising the Trust Board of the Position Holder Trust.

7.2          Vacancy.

(a)          In the event that an approved or proposed member of the Trust Board becomes unable or unwilling to serve after the date the Plan Supplement is mailed but before the Effective Date, (i) the Unsecured Creditors’ Committee shall as soon as reasonably practicable appoint a replacement Trust Board member for a member who is or was formerly a member of the Unsecured Creditors’ Committee, provided the replacement is a Creditors’ Trust Beneficiary or a Position Holder Trust Beneficiary, and is approved by the Bankruptcy Court, and (ii) the Chapter 11 Trustee, in consultation with the Committee and the Plan Supporters, or absent consensus among all such Persons, the Bankruptcy Court after a hearing upon the motion of any of them, may replace any other Trust Board member with any other independent individual proposed in the motion.

(b)          In the event that after the Effective Date any member of the Trust Board ceases to serve as a result of death, Incapacity, resignation or removal, the vacancy shall be promptly filled by a majority vote of the remaining members of the Trust Board, with input from the Trustee and the Trustee of the Position Holder Trust. In the event of a tie, the Chairperson (as defined below) of the Trust Board shall have the deciding vote. In the event that after the Effective Date all members of the Trust Board shall all resign or otherwise cease to serve at once, no successor shall be appointed as a result of the foregoing provisions. Instead the Trustee shall promptly file a motion with the Bankruptcy Court pursuant to which the Bankruptcy Court shall appoint successor members of the Trust Board to fill all five vacancies, upon notice and hearing to the Creditors’ Trust Beneficiaries.

7.3          Removal.

(a)          A member of the Trust Board may be removed at any time for Good Cause within the meaning of Section 6.3(a)(iii) as follows:

(i)          By a majority vote of the remaining Trust Board members at any meeting called and held in accordance with the provisions of this Creditors’ Trust Agreement and the Position Holder Trust Agreement.

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(ii)         By an order of the Bankruptcy Court after application by (A) one or more Trust Board members, (B) the Trustee, (C) the Trustee of the Position Holder Trust, (D) registered owners of more than thirty percent (30%) of the Position Holder Trust Interests (including for this purpose, (I) registered owners of IRA Partnership Interests corresponding to Position Holder Trust Interests held by the IRA Partnership, and (II) registered owners of New IRA Notes, with the percentage associated with each New IRA Note determined by the amount of Beneficial Ownership pledged as collateral for the New IRA Note), or (E) registered owners of more than thirty percent (30%) of the Creditors’ Trust Interests, and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(b)          At the request of the Trust Board members, any member of the Trust Board shall reasonably promptly submit to an examination by one of the Designated Physicians of such Trust Board member's choosing, for the purpose of evaluating whether the Trustee Board member is Incapacitated, as defined in Section 6.3(a)(iv). Each Person who agrees to serve as a Trust Board member under this Trust Agreement hereby agrees to permit the disclosure of such personal medical information as is relevant to determine whether such Person has become incapacitated to serve as a Trust Board member, and will sign an appropriate release to permit the same.

(c)          If any member(s) of the Trust Board or the Trustee of either the Creditors’ Trust or the Position Holder Trust believes that Good Cause exists to remove any Trust Board member, such Person(s) shall give written notice thereof to the Trustee of both the Creditors’ Trust and the Position Holder Trust and all members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

7.4          Chairperson. The Trust Board members shall elect a Chairperson (the “Chairperson”) by majority vote. The Chairperson shall be identical for the Creditors’ Trust and the Position Holder Trust.

7.5          Procedures. The Trust Board shall adopt bylaws that shall provide for the governance of the Trust Board, and shall permit telephonic meetings.

7.6          Function, Duties and Responsibilities. Neither the Trust Board nor any member shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Creditors’ Trust. The Trust Board shall have the following function, duties and responsibilities:

(a)          It shall meet with the Trustee upon such regular basis as the Trust Board and the Trustee deem appropriate, but in no event less frequently than monthly (except as may be unanimously determined otherwise by the Trust Board and Trustee); and

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(b)          It shall consult with the Trustee regarding the carrying out of his or her duties, and may specify tasks and duties to be taken by the Trustee in furtherance of the administration of the Creditors’ Trust and consistent with the terms of the Plan and this Creditors’ Trust Agreement, including (but not limited to) with respect to:

(i)          Administration of the Trust Estate;

(ii)         Status of the Causes of Action; and

(iii)        Distributions to Creditors’ Trust Beneficiaries.

(c)          In addition, the Trustee shall be required to obtain the consent of a majority of the Trust Board’s members before taking, or refraining from taking, action with regard to certain matters (each a “Major Decision”) as follows:

(i)          Approval of the Trustee’s proposed monthly plan and budget, which shall be submitted by the Trustee reasonably in advance of the meeting at which it will be considered, and which shall be prepared in accordance with Section 7.9(d) below.

(ii)         Any proposed disposition of Creditors’ Trust Assets involving monetary sums exceeding $250,000, or any proposed compromise of a Cause of Action where the amount in controversy is in excess of $250,000.

(iii)        Any proposed distribution to Creditors’ Trust Beneficiaries on account of their interests; provided, however, that annual distributions of net income of the Creditors’ Trust plus all net proceeds from the sale or liquidation of the Causes of Action shall be made annually as required in accordance with Section 3.2 hereof.

(iv)        Any proposed agreement (excluding any document in connection with the Plan) involving a Trust commitment or obligation exceeding or reasonably expected to exceed $250,000.

(v)         Any proposal or determination to forego pursuit of a claim or Cause of Action held by the Trust, or to re-assign any Additional Assigned Claim(s) to any Rescission Settlement Subclass Member(s), where the amount in controversy exceeds $250,000.

(vi)        Any proposal to amend the Trust Agreement, the Plan or the Confirmation Order.

(vii)       Any promissory note to be issued by the Creditors’ Trust for borrowing an amount in excess of $250,000; provided however, that this shall not apply to any promissory note or other evidence of indebtedness to be issued pursuant to authority granted under the Plan.

(viii)      Any proposal to pay or borrow any amounts to or from an Affiliate of the Trustee, in excess of $25,000.

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(ix)         Any proposed retention or engagement of professionals as contemplated in Section 4.1(b) of this Creditors’ Trust Agreement, provided, however, that consent to such retention or engagement shall not be unreasonably withheld or delayed.

(x)          Any proposed action or transaction within the scope of Section 4.1(c), (j) or (k) of this Creditors’ Trust Agreement.

(xi)         Any proposal to terminate, declare insolvent, or seek to extend the life of the Creditors’ Trust.

(d)          In addition to their duties as members of the Trust Board of the Creditors’ Trust, the members of the Trust Board shall also serve as members of the Advisory Committee for the IRA Partnership. The Advisory Committee shall have the function, duties and responsibilities set forth in the IRA Partnership Agreement.

7.7          Duration. The Trust Board shall remain in existence until both the Creditors’ Trust and the Position Holder Trust are terminated.

7.8          Compensation and Expenses. The members of the Trust Board and the Chairperson shall receive compensation for their performance of services as members of the Trust Board or Trust Board Chairperson, as the case may be, as follows:

(a)          Trust Board members shall receive an annual compensation set by a supermajority of the Trust Board, but in no event greater than $40,000 per annum, payable in arrears in quarterly installments; provided, however, that the Chairperson may, with the advance approval of at least three (3) other Trust Board members, receive additional annual compensation not to exceed $10,000.

(b)          Trust Board members shall receive reimbursement of reasonable and actual out-of-pocket expenses incurred in performing Trust Board duties. In addition, the Trust Board shall be entitled to retain its own legal counsel and advisors, and the cost of such engagement shall be paid by the Creditors’ Trust and/or Position Holder Trust as determined and allocated by the Trust Board (depending on the nature and purpose for which such charges were incurred).

(c)          The compensation set forth above shall cover the services rendered for both the Creditors’ Trust and Position Holder Trust as a member of the respective Trust Boards (as defined in the Plan) of the two Trusts respective Trusts Boards and the Advisory Committee, or for service as Chairperson for both the Creditors’ Trust and the Position Holder Trust, and such compensation shall be allocated equally between the two Trusts. The Trust Board may by a majority vote elect to change the allocation of compensation between the two Trusts such that one of the two Trusts may pay a greater or lesser percentage of the compensation than the other.

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7.9          Meetings and Reports.

(a)          During the first six (6) months following the Effective Date, the Trustee shall meet with the Trust Board at least on a monthly basis, unless the meeting is cancelled by the Trust Board. At such meetings the Trustee shall make available to the Trust Board the Creditors’ Trust’s books and records. Thereafter, the Trust Board shall determine, in consultation with the Trustee, whether less frequent meetings are appropriate. Three (3) members of the Trust Board shall constitute a quorum for purposes of meetings of the Trust Board.

(b)          Special meetings may be held as such times as set by the Trust Board, the Chairperson, or requested by the Trustee. The Trustee shall attend such meetings upon reasonable request of the Trust Board or the Trustee.

(c)          The Trustee shall maintain contemporaneous books and records of all Creditors’ Trust’s business, transactions and affairs and shall engage independent accountants to audit the Trust’s financial statements.

(d)          The Trustee shall provide a monthly report to the Trust Board containing the following information:

(i)          A status report on any pending, or concluded litigation, and including any litigation anticipated to be commenced during the period covered by the budget.

(ii)         A budget projection of the amounts anticipated in the next month to be paid to pursue litigation.

(iii)        Proceeds received by the Creditors’ Trust resulting from the settlement or judgment on a Cause of Action and all payments with respect to any investment of such proceeds during the preceding month and year to date, and all proceeds added to reserves during the relevant period.

(iv)        The information contemplated in Section 4.6(c).

(v)         The amount of the proposed annual distribution required under Section 3.2 hereof shall be included in the monthly report preceding such annual distribution.

(e)          The Trustee shall provide such other and further reporting, and allow reasonable inspection by the Trust Board of the Creditors’ Trust’s offices, books and records, as requested by the Trust Board or Chairperson, from time to time. In addition to other reporting required herein, as soon as practicable after the termination of the Creditors’ Trust, the Trustee shall submit a final written report and accounting to the Trust Board.

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7.10        Liability; Indemnification. The Trust Board and it members shall be covered by fiduciary insurance maintained by the Creditors’ Trust and sufficient to satisfy the Creditors’ Trust's obligations to indemnify the Trust Board and its members set forth herein, including the Creditors’ Trust’s obligations to indemnify the Trust Board and its members in their capacity as members of the Advisory Committee. Neither the Trust Board, nor any of its members, nor any duly designated agent or representative of the Trust Board, or its respective employees, shall be liable for the act or omission of any other member, agent or representative of the Trust Board or the Advisory Committee, nor shall any member of the Trust Board be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Trust Board or a member of the Advisory Committee for the IRA Partnership, other than acts or omissions that are finally adjudicated by a court of competent jurisdiction to have been committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary, the Trust Board and each of its members shall not be liable for any loss or damage by reason of any action taken or omitted by the Trust Board or the Advisory Committee or any member pursuant to the discretion, power and authority conferred on the Trust Board by this Creditors’ Trust Agreement or on the Advisory Committee by the IRA Partnership Agreement. The Creditors’ Trust shall indemnify, hold harmless and advance expenses to the Trust Board and its members, agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust or the IRA Partnership; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as are finally adjudicated by a court of competent jurisdiction to be the result of willful misconduct, gross negligence or fraud.

7.11        Reliance by Trust Board. The Trust Board and its members may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trust Board / member believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trust Board's part, as finally adjudicated by a court of competent jurisdiction, the Trust Board and its members may rely as to the truth of any statements contained therein in acting thereon. The Trust Board may, in connection with the performance of its function, and in its sole and absolute discretion, hire and consult with attorneys, accountants, and its agents, and the Trust Board and its members shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Trust Board and its members shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Trust Board or its members, unless such determination is finally adjudicated by a court of competent jurisdiction to be the result of willful misconduct, gross negligence or fraud.

7.12        No Personal Liability. Neither the Trust Board nor any member shall have any personal liability or individual obligation to satisfy any liability incurred by the Trustee, the Creditors’ Trust, the IRA Partnership or its Manager, except to the extent that such liability is finally adjudicated by a court of competent jurisdiction to be the result of the Trust Board's, or its relevant member's, willful misconduct, gross negligence, or fraud.

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ARTICLE VIII.

AMENDMENTS

8.1          Amendments. The Trustee, subject to approval by the Trust Board as required in Section 7.6(c), and after consultation with the Trustee of the Position Holder Trust, may make and execute written amendments to this Creditors’ Trust Agreement with the approval of the Bankruptcy Court; provided, however, that in no event shall this Creditors’ Trust Agreement be amended unless the Plan is also amended to the extent necessary to be consistent with this Creditors’ Trust Agreement as so amended; and provided further, that in no event shall this Creditors’ Trust Agreement be amended (a) so as to change the purpose of the Creditors’ Trust as set forth in Article I hereof, (b) so as to allow property in the General Account to be invested or used in a manner other than as permitted in Section 3.1 hereof, (c) so as to adversely affect the distributions to be made under this Creditors’ Trust Agreement to any Creditors’ Trust Beneficiaries, or (d) so as to adversely affect the U.S. federal income tax classification and treatment of the Creditors’ Trust and its beneficiaries in accordance with Section 5.1 hereof. Notwithstanding the foregoing, without the need for any approval by the Bankruptcy Court, the Trustee shall amend Exhibit B and amend Exhibit C from time to time, and at least semi- annually, to reflect additional contributions of Creditors’ Trust Assets, and any related issuances of Creditors’ Trust Interests, and any reduction in Creditors’ Trust Interests if any Rescission Settlement Subclass Member is granted a re-assignment of his or her Additional Assigned Claim and thereby relinquishes his or her Additional Allowed Claim, all as made or granted in accordance with the Plan and this Creditors’ Trust Agreement.

ARTICLE IX.

DEFINITIONS

9.1          Definitions. As used in this instrument, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; for the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, employment or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Creditors’ Trust Beneficiary” shall mean any Creditors’ Trust Beneficiary that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is a governmental plan within the meaning of Section 3(32) of ERISA.

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“Holder Dispute” means any dispute between any Rescinding Position Holder or the Holder of a Creditors’ Trust Interest relating to (i) the amount of the Rescinding Position Holder’s Allowed Claim, (ii) the Pro Rata share of any distribution by the Creditors’ Trust to which such Holder is entitled, or (iii) any other matter relating to the Creditors’ Trust, the Creditors’ Trust Assets or this Creditors’ Trust Agreement; provided, however, that any dispute relating to any of the Causes of Action contributed to the Creditors’ Trust pursuant to the Plan, the Class Action Settlement Agreement or the MDL Settlement Agreement shall not be Holder Disputes subject to the dispute resolution procedures in this Creditors’ Trust Agreement.

“Permitted Transferee” shall mean (i) any Affiliate of a Creditors’ Trust Beneficiary, (ii) a successor trustee or beneficiary of any Creditors’ Trust Beneficiary that is a trustee or a trust, (iii) a successor fiduciary or custodian of any Creditors’ Trust Beneficiary that is a state sponsored pension or retirement plan, (iv) the partners, members or shareholders of a Creditors’ Trust Beneficiary that is organized as a partnership, limited liability company or corporation in connection with the liquidation of such Creditors’ Trust Beneficiary, (v) a liquidating or voting trust established by a Creditors’ Trust Beneficiary or its Affiliate to hold such Creditors’ Trust Beneficiary’s assets in connection with the liquidation and dissolution of such Creditors’ Trust Beneficiary, or (vi) any transferee entitled to ownership of a Creditors’ Trust Interest as a result of the death, divorce or incompetency of a Creditors’ Trust Beneficiary, or pursuant to an order of a court of competent jurisdiction.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and any other legally cognizable entity.

“Plan Assets Regulation” shall mean Department of Labor Regulation 29 CFR § 2510.3- 101 as amended by Section 3(42) of ERISA.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1        Applicable Law. The Creditors’ Trust created herein shall be construed, regulated and administered under the laws of the State of Texas without regard to principles of conflicts of law.

10.2        ERISA. Notwithstanding anything herein to the contrary, for any period during which any Creditors’ Trust Beneficiary is an ERISA Creditors’ Trust Beneficiary, it is intended that the Creditors’ Trust qualify either: (i) as an “operating company”, as such term is defined in the Plan Assets Regulation, or (ii) under some other exception to the Plan Assets Regulation, such that the Creditors’ Trust assets are excepted from being deemed to be plan assets of any ERISA Creditors’ Trust Beneficiary. The Creditors’ Trust has been formed as a liquidating trust, and the Trustee’s duties primarily include providing and arranging for the litigation services necessary to liquidate the trust assets, and in that respect, the Creditors’ Trust is intended to be an “operating company” for purposes of the Plan Assets Regulation. The activities of the Creditors’ Trust are limited to those necessary to liquidate assets, and expressly exclude any investment activities that would cause the Creditors’ Trust to fail to qualify as a liquidating trust for federal income tax purposes or the assets of the Creditors’ Trust to be deemed to be plan assets of any ERISA Creditors’ Trust Beneficiary. In the event that the assets of the Creditors’ Trust are deemed to be plan assets of any ERISA Creditors’ Trust Beneficiary, the Trustee shall use reasonable efforts not to take any action or to omit to take any action that would cause any ERISA Creditors’ Trust Beneficiary to be in violation of ERISA or the Internal Revenue Code.

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10.3        No Association, Partnership or Joint Venture. This Creditors’ Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind.

10.4        Partial Invalidity. If any term or provision of this Creditors’ Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Creditors’ Trust Agreement, such term or provision shall be fully severable and this Creditors’ Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Creditors’ Trust Agreement; and the remaining terms and provisions of this Creditors’ Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Creditors’ Trust Agreement, and this Creditors’ Trust Agreement shall be construed so as to limit any term or provision so as to make it a legal, valid and enforceable provision.

10.5        Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (a) if to the Trustee, at the address set forth on the signature page hereof, or such other address as such Trustee will have furnished; and (b) if to any Creditors’ Trust Beneficiary, at the address for such Creditors’ Trust Beneficiary reflected in the Creditors’ Trust books and records (as contributed to the Creditors’ Trust pursuant to the Plan), or such other address as such Creditors’ Trust Beneficiary will have furnished the Trustee. All such notices, requests, consents and other communications shall be given to the Trustee by facsimile, hand delivery, overnight delivery, or, to a Creditors’ Trust Beneficiary, by first-class mail, postage prepaid, and shall be deemed given when actually delivered (with respect to the Trustee), or three business days after deposit in the U.S. mail if mailed (with respect to a Creditors’ Trust Beneficiary).

10.6        Counterparts. This Creditors’ Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

10.7        Headings. The section headings contained in this Creditors’ Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Creditors’ Trust Agreement or of any term or provision hereof.

10.8        Confidentiality. The Trustee shall, during the period that it serves in such capacity under this Creditors’ Trust Agreement and following either the termination of this Creditors’ Trust Agreement or such Trustee’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which the Causes of Action relate or of which it has become aware in its capacity as Trustee.

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10.9        Bond Required. The Trustee (including any successor trustee) shall be required to provide a bond in an amount as set and approved by the Bankruptcy Court in accordance with the Plan.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Creditors’ Trust Agreement or caused this Creditors’ Trust Agreement to be duly executed as of the day and year first written.

LIFE PARTNERS HOLDINGS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LPI FINANCIAL SERVICES, INC.,
a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS POSITION HOLDER TRUST

,
As Trustee of the Position Holder Trust

[Signature Page to Creditors’ Trust Agreement]

TRUSTEE

Alan M. Jacobs, As Trustee of the Creditors’ Trust

Address for Creditors’ Trust Trustee:

AMJ Advisors LLC
999 Central Avenue, Suite 208
Woodmere, New York 11598

ACCEPTED as of the Effective Date set forth above by the undersigned members of the Trust Board [add signature line for each member]:

TRUST BOARD

,
As a member of the Trust Board

Address for Trust Board member:

EXHIBIT A

Revised Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code

EXHIBIT B

Description of Creditors’ Trust Assets

To be attached to an executed copy of the Creditors’ Trust Agreement,

As certified on the Effective Date by the Parties thereto.

EXHIBIT C

Initial Register of Creditors’ Trust Beneficiaries

Name of Creditors’ Trust Beneficiary	Creditors’ Trust Interests (Units)

EXHIBIT D

Trustee and Compensation Terms for Trustee

Trustee:

Alan M. Jacobs

AMJ Advisors LLC

999 Central Avenue, Suite 208

Woodmere, New York 11598

Compensation Terms:

•	Fixed monthly retainers through the dissolution of the Creditors’ Trust, which shall be payable monthly in arrears, for Trustee services performed by Alan M. Jacobs as follows:

o	For the first month after the Effective Date, $40,000;
o	Next 11 months at $20,000 per month;
o	Next 12 months at $15,000 per month;
o	Next 24 months at $10,000 per month; and
o	All subsequent months at a monthly amount to be agreed between the Trust Board and Mr. Jacobs prior to the fourth anniversary of the Effective Date.

•	A success fee calculated using the aggregate gross amount of all distributions made to Creditors Trust Beneficiaries (including the Investor Beneficiaries and the Position Holder Trust), including any Distributions of Position Holder Trust Interests made by the Position Holder Trust to Creditors’ Trust Beneficiaries in exchange for Recovered Assets as contemplated by Section 3.2(c) of the Creditors’ Trust Agreement (collectively, “Distributions”), equal to:

o	2.25 % of the first $20 million of Distributions; plus
o	3.00 % of all Distributions in excess of $20 million up to $40 million;
o	4.00 % of all Distributions in excess of $40 million up to $100 million, with payment under this third tranche subject to a credit equal to 40% of all retainer- based fees paid to the Trustee pursuant to the retainer-based fee component above; and
o	3.00 % of all Distributions in excess of $100 million.

•	Reimbursement of all reasonable out of pocket disbursements, including any fees and expenses of legal counsel and any out of pocket disbursements; however, travel and out- of-town expenses for travel between New York and Dallas, Fort Worth & Waco for the Trustee will be borne by the Trustee and will not be reimbursed.

•	Any litigation recovery or settlement resulting from a Cause of Action pursued by the Creditors’ Trust with the assistance of a conflict trustee in lieu of Mr. Jacobs shall be excluded from the compensation arrangements described above.

•	The Trustee will periodically invoice the Creditors’ Trust for his services and expenses, and such invoices will be payable in accordance with their terms and the terms of the Trust Agreement.

•	If any Distributions of Position Holder Trust Interests are made by the Position Holder Trust to Creditors’ Trust Beneficiaries in exchange for Recovered Assets as contemplated by Section 3.2(c) of the Creditors’ Trust Agreement, the gross amount of all Distributions related to those Position Holder Trust Interests for purposes of determining the success fee, if any, payable to the Trustee shall be, be deemed to be or be determined, as follows:

o	For Recovered Assets that are Fractional Positions (including Fractional Interests represented by Fractional Interest Certificates), the gross amount of Distributions shall be equal to (i) the aggregate amount of maturity proceeds received by the Position Holder Trust in respect of those Fractional Positions prior to the termination of the Creditors’ Trust pursuant to Section 2.1 of the Creditors’ Trust Agreement, minus (ii) the sum of (a) the aggregate amount of premiums paid by the Position Holder Trust in respect of the Fractional Positions, plus (b) the aggregate amount of Servicing Fees paid by the Position Holder Trust in respect of the maturity proceeds.
o	For Recovered Assets that are Position Holder Trust Interests or New IRA Partnership Interests, the gross amount shall be equal to an amount agreed upon by the Trustee and the Trust Board, taking into account the Pro Rata Share of Position Holder Trust Interests represented by the New Interests and the projected Distributable Cash to be generated thereby, the discounted present value of the projected Distributable Cash, and such other factors as the parties deem to be relevant. If the Trustee and the Trust Board cannot agree on an amount, the question of determining the gross amount of Distributions deemed attributable to the Position Holder Trust Interests or New IRA Partnership Interests for purposes of determining the success fee shall be submitted to an independent financial advisory firm or other consulting firm (“Advisor”) acceptable to all, or if agreement cannot be reached as to an Advisor, to the Bankruptcy Court.
o	For Recovered Assets that are New IRA Notes, the gross amount shall be equal to (i) the present value of the aggregate principal amount of the New IRA Notes, using a discount rate agreed by the Trustee and the Trust Board, or determined by an Advisor acceptable to all, or if agreement cannot be reached as to an Advisor, then by the Bankruptcy Court (which may also determine to appoint an Advisor), plus (ii) the aggregate interest that has been paid on the New IRA Notes after the date they are transferred to the Position Holder Trust and prior to the termination of the Creditors’ Trust pursuant to Section 2.1 of the Creditors’ Trust Agreement.

•	The parties agree that prior to the time final distributions are made to Creditors’ Trust Beneficiaries, the Trust Board will evaluate the results obtained by the Trustee in respect to other non-cash recoveries and determine in their sole discretion whether additional amounts, if any, should be paid to the Trustee as a success fee.

o	For the avoidance of doubt, the waiver or reduction of any claim(s) resulting from the Creditors’ Trust general claims administration process unrelated to pursuit of a Creditors’ Trust Cause of Action shall not be the basis for any discretionary success fee.

EXHIBIT E

Initial Trust Board Members

1. Bert Scalzo

2. Skip Trimble

3. Mark Reddus

4. Philip R. Loy

5. Nate Evans